Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

by and among

NEPTUNE BIDCO US INC.,

WALLACE MERGER SUB INC.

and

DOUBLEVERIFY HOLDINGS, INC.

Dated as of August 6, 2026

(Continued)

(Continued)

EXHIBITS

Exhibit A	Certain Definitions
Exhibit B	Amended and Restated Certificate of Incorporation
Exhibit C	Voting and Support Agreement

INDEX OF DEFINED TERMS
(Continued)

Definition	Location

401(k) Plan	Section 5.7(d)
Acceptable Confidentiality Agreement	Exhibit A
Acquisition Proposal	Exhibit A
Action	Section 3.9
Adverse Recommendation Change	Section 5.3(c)
Affiliate	Exhibit A
Agreement	Preamble
Alternative Acquisition Agreement	Section 5.3(c)
Alternative Financing	Section 5.14(a)
AML Laws	Exhibit A
Anti-Corruption Laws	Exhibit A
Antitrust Law	Exhibit A
Applicable Period	Section 5.1(a)
Available Cash	Exhibit A
Bonus Plans	Section 5.7(c)
Book-Entry Shares	Section 2.3(c)
Business Day	Exhibit A
Cancelled Shares	Section 2.1(a)(i)
Capitalization Date	Section 3.2(a)
Cash Replacement Award	Section 2.2(a)(ii)
Certificate of Merger	Section 1.3
Certificates	Section 2.3(b)
Closing	Section 1.2
Closing Date	Section 1.2
Code	Section 2.4
Commitment Letters	Section 4.7
Company	Preamble
Company Benefit Plan	Exhibit A
Company Board	Recitals
Company Board Recommendation	Section 3.3(b)
Company Bylaws	Section 1.5(b)
Company Charter	Section 3.1(c)
Company Committee	Exhibit A
Company Credit Agreement	Exhibit A
Company Debt Payoff	Section 5.15
Company Disclosure Letter	Article III
Company Employee	Section 5.7(a)
Company ESPP	Section 2.2(d)
Company Group	Exhibit A
Company Party	Section 5.13(b)
Company PSU	Section 2.2(b)
Company Registered IP	Section 3.18(a)
Company Related Parties	Section 7.3(c)(iv)
Company Required Information	Exhibit A

v

INDEX OF DEFINED TERMS
(Continued)

Definition	Location

Company RSU	Section 2.2(b)
Company SEC Documents	Section 3.5(a)
Company Software	Section 3.18(g)
Company Stock Option	Section 2.2(a)
Company Stock Plans	Section 2.2(a)
Company Stockholder Meeting	Section 5.17(c)
Company Termination Fee	Section 7.3(b)
Compensatory Award Fund	Section 2.3(a)
Confidentiality Agreement	Section 5.4(b)
Contingent Worker Census	Section 5.7(e)(ii)
Contingent Workers	Section 5.7(e)(ii)
Contract	Exhibit A
control	Exhibit A
Converted PSU	Section 2.2(c)
Debt Commitment Letter	Exhibit A
Debt Commitment Papers	Exhibit A
Debt Fee Letter	Exhibit A
Debt Financing	Exhibit A
Debt Financing Documents	Exhibit A
Delaware Secretary of State	Section 1.3
DGCL	Recitals
Dissenting Share	Section 2.5
DPA	Section 3.27
DTC	Section 2.3(f)
DTC Payment	Section 2.3(f)
Earned Company PSU	Section 2.2(b)
Effective Time	Section 1.3
Electronic Delivery	Section 8.14
Employee Census	Section 5.7(e)(i)
Enforceability Exceptions	Section 3.3(a)
Environmental Laws	Exhibit A
Environmental Permits	Exhibit A
Equity Award Schedule	Section 5.7(e)(ii)
Equity Commitment Letters	Section 4.7
Equity Financing	Section 4.7
Equity Investor	Section 4.7
ERISA	Exhibit A
Exchange Act	Section 3.5(a)
Excluded Information	Exhibit A
Financing	Section 4.7
Financing Conditions	Exhibit A
Financing Related Persons	Exhibit A
Financing Sources	Exhibit A
Foreign Investment Law	Exhibit A
GAAP	Section 3.5(b)

INDEX OF DEFINED TERMS
(Continued)

Definition	Location

Government Official	Exhibit A
Governmental Entity	Section 3.4(b)
Guarantor	Recitals
Hazardous Materials	Exhibit A
HSR Act	Exhibit A
Indebtedness	Exhibit A
Initial Termination Date	Section 7.1(b)(i)
Intellectual Property	Exhibit A
Intervening Event	Exhibit A
IRS	Section 3.11(a)
IT Systems	Exhibit A
knowledge	Exhibit A
Law	Section 3.4(a)
Leased Real Property	Section 3.17(a)
Lender Protective Provisions	Exhibit A
Liens	Exhibit A
Limited Guarantee	Recitals
Marketing Period	Exhibit A
Material Adverse Effect	Exhibit A
Material Contracts	Section 3.15(a)
Material Customer	Section 3.23(a)
Material Platform	Section 3.23(c)
Material Vendor	Section 3.23(c)
Merger	Section 1.1
Merger Consideration	Section 2.1(a)(i)
Merger Sub	Preamble
Offering Documents	Exhibit A
Open Source Software	Exhibit A
Owned Intellectual Property	Exhibit A
Parent	Preamble
Parent Disclosure Letter	Article IV
Parent Material Adverse Effect	Exhibit A
Parent Parties	Section 7.3(c)(iv)
Parent Plan	Section 5.7(b)
Parent Termination Fee	Section 7.3(c)
Paying Agent	Section 2.3(a)
Payment Fund	Section 2.3(a)
Payoff Letter	Exhibit A
Permits	Section 3.10
Permitted Liens	Exhibit A
Person	Exhibit A
Personal Information	Exhibit A
Preferred Stock	Section 3.2(a)
Privacy Law	Section 3.19(a)
Process	Exhibit A

INDEX OF DEFINED TERMS
(Continued)

Definition	Location

Prohibited Modifications	Exhibit A
Proxy Date	Section 5.17(c)
Proxy Statement	Section 5.17(a)
Real Property Lease	Section 3.17(a)
Recovery Costs	Section 7.3(b)(iii)
Remedial Restriction	Section 5.6(g)
Representatives	Exhibit A
Required Amount	Section 4.7
Required Company Stockholder Approval	Section 3.25
Sanctioned Country	Exhibit A
Sanctioned Person	Exhibit A
Sanctions	Exhibit A
Sarbanes-Oxley Act	Section 3.5(a)
Securities Act	Section 3.5(a)
Shares	Section 2.1(a)(i)
Special Committee	Recitals
Subsidiary	Exhibit A
Superior Proposal	Exhibit A
Support Agreement	Recitals
Supporting Stockholder	Exhibit A
Surviving Corporation	Section 1.1
Takeover Laws	Section 3.21
Tax Returns	Exhibit A
Taxes	Exhibit A
Termination Date	Section 7.1(b)(i)
Trade Controls Laws	Exhibit A
Transactions	Exhibit A
U.S.	Exhibit A
United States	Exhibit A
Willful Breach	Exhibit A
Withholding Agent	Section 2.4

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of August 6, 2026, by and among Neptune BidCo US Inc., a Delaware corporation (“Parent”), Wallace Merger Sub Inc., a Delaware corporation and a direct, wholly owned Subsidiary of Parent (“Merger Sub”), and DoubleVerify Holdings, Inc., a Delaware corporation (the “Company”). Each of the Company, Parent and Merger Sub is sometimes referred to herein as a “Party” and collectively the “Parties.”

RECITALS

WHEREAS, the Parties intend that, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the applicable provisions of the General Corporation Law of the State of Delaware (the “DGCL”), Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall thereupon cease and the Company shall continue as surviving corporation of such merger and a wholly owned Subsidiary of Parent;

WHEREAS, the board of directors of each of Parent and Merger Sub has unanimously authorized and approved the execution and delivery of this Agreement and the performance of their respective covenants and obligations herein and declared this Agreement and the Transactions to be advisable, fair to, and in the best interests of each of Parent and Merger Sub, respectively, and their respective stockholders, on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the board of directors of the Company (the “Company Board”) has established a special committee of the Company Board (the “Special Committee”) to, among other things, review and evaluate strategic alternatives for the Company, including a transaction of the type contemplated by this Agreement;

WHEREAS, the Company Board, acting on the unanimous recommendation of the Special Committee, has (a) determined that this Agreement, the Merger and the other Transactions are advisable, fair to, and in the best interests of the Company and the Company’s stockholders, (b) authorized and approved the execution and delivery of this Agreement and the performance by the Company of its covenants and obligations contained herein and the consummation by the Company of the Transactions, including the Merger, and (c) resolved to recommend that the Company’s stockholders approve the adoption of this Agreement and the Transactions, including the Merger, in each case, on the terms and subject to the conditions of this Agreement;

WHEREAS, as an inducement to the Company’s willingness to enter into this Agreement, concurrently with the execution and delivery of this Agreement, Elliott Associates, L.P. and Elliott International, L.P. (each, a “Guarantor”, and collectively the “Guarantors”) have delivered to the Company a limited guarantee (the “Limited Guarantee”) in favor of the Company, duly executed by the Guarantors, pursuant to which the Guarantors have agreed to guarantee certain of the obligations of Parent and Merger Sub hereunder;

WHEREAS, as an inducement to the willingness of Parent and Merger Sub to enter into this Agreement, concurrently with the execution and delivery of this Agreement, the Supporting Stockholders have entered into a voting and support agreement with Parent, substantially in the form attached hereto as Exhibit C (the “Support Agreement”), pursuant to which, among other things, the Supporting Stockholders have agreed, subject to the terms and conditions set forth therein, to vote in favor of the adoption of this Agreement and the Transactions, including the Merger; and

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe certain conditions to the Merger as specified herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing premises, and of the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, each of Parent, Merger Sub and the Company hereby agrees as follows:

Article I
THE MERGER

Section 1.1            The Merger. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company (the “Merger”). Upon consummation of the Merger, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation (the “Surviving Corporation”) and a wholly owned subsidiary of Parent.

Section 1.2            Closing. The closing of the Merger (the “Closing”), shall take place remotely, via electronic exchange of required Closing documentation as soon as practicable, but in any event no later than the date which is three Business Days after the date on which all conditions set forth in Article VI shall have been satisfied or, to the extent permitted by applicable Law, waived by the party entitled to grant such waiver (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction of such conditions at such time) unless another date, time or place is agreed to in writing by Parent and the Company; provided, however, that, if the Marketing Period has not ended as of such date, then the Closing shall not occur until the earlier to occur of (a) a Business Day, if any, during the Marketing Period specified by Parent on no less than three (3) Business Days’ notice to the Company and (b) three (3) Business Days following the final day of the Marketing Period, as the Marketing Period may be extended in accordance with the terms hereof (subject, in the case of each of clauses (a) and (b) above, to the satisfaction or, to the extent permitted by applicable Law, waiver (by the party entitled to grant such waiver) of the conditions set forth in Article VI on such earlier date). The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date”.

Section 1.3            Effective Time. Upon the terms and subject to the conditions set forth in this Agreement, as soon as practicable on the Closing Date, the Parties shall cause the Merger to be consummated by filing a certificate of merger with respect to the Merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”), prepared and executed in accordance with the relevant provisions of the DGCL, and the Parties shall take all such further actions as may be required by applicable Law to make the Merger effective. The Merger shall become effective at such time as the Certificate of Merger is filed with the Delaware Secretary of State or at such other date or time as Parent and the Company shall agree in writing and shall specify in the Certificate of Merger (the time the Merger becomes effective being the “Effective Time”).

Section 1.4            Effects of the Merger. From and after the Effective Time, the Merger shall have the effects set forth in this Agreement, the Certificate of Merger, and the relevant provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

Section 1.5            Certificate of Incorporation; Bylaws.

(a)           At the Effective Time, the certificate of incorporation of the Company as in effect immediately prior to the Effective Time, by virtue of the Merger and without any further action on the part of any Person, shall be amended and restated so that it reads in its entirety as set forth in Exhibit B, and, as so amended, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with its terms and as provided by the DGCL.

(b)           At the Effective Time, by virtue of the Merger and without any further action on the part of any Person, the bylaws of the Company (the “Company Bylaws”) as in effect immediately prior to the Effective Time shall be amended and restated to read in their entirety as the bylaws of Merger Sub in effect immediately prior to the Effective Time (with such changes as the Company and Parent shall mutually agree in writing), except that all references therein to Merger Sub shall be automatically amended and shall become references to the Surviving Corporation, and, as so amended, shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with their terms, the certificate of incorporation of the Surviving Corporation and as provided by the DGCL.

Section 1.6            Directors. As of the Effective Time, the directors of Merger Sub as of immediately prior to the Effective Time shall be the directors of the Surviving Corporation, each such director to serve until such person’s respective successor is duly elected and qualified or until the earlier of such person’s death, resignation or removal.

Section 1.7            Officers. The officers of Merger Sub as of immediately prior to the Effective Time shall be the officers of the Surviving Corporation, each such officer to serve until such person’s respective successor is duly appointed and qualified or until the earlier of such person’s death, resignation or removal.

Article II
EFFECT ON THE CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS;
EXCHANGE OF CERTIFICATES

Section 2.1            Conversion of Capital Stock.

(a)           At the Effective Time, by virtue of the Merger and without any action on the part of the Parties, the holders of any of the securities of the Parties, or any other Person, the following shall occur:

(i)              Each share of common stock, par value $0.001 per share, of the Company (such shares, collectively, the “Shares”) issued and outstanding as of immediately prior to the Effective Time (other than as provided in clause (ii) of this Section 2.1(a) and in respect of any Dissenting Shares, which shall have only those rights set forth in Section 2.5) shall be converted automatically into and shall thereafter represent the right to receive $13.60 in cash, without interest, and subject to deduction for any required withholding Tax in accordance with Section 2.4 (the “Merger Consideration”). From and after the Effective Time, subject to Section 2.5, all Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and shall thereafter only represent the right to receive the Merger Consideration to be issued or paid in accordance with Section 2.3, without interest.

(ii)             Each Share held by the Company or owned, directly or indirectly, by Parent, Merger Sub or any direct or indirect wholly owned Subsidiary of Parent, Merger Sub, or the Company as of immediately prior to the Effective Time (including those held in the Company’s treasury) (collectively, the “Cancelled Shares”) shall automatically be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(iii)           Each share of common stock of Merger Sub, par value $0.0001 per share, issued and outstanding immediately prior to the Effective Time shall automatically be converted into and become one validly issued, fully paid and non-assessable share of common stock, par value $0.0001 per share, of the Surviving Corporation.

(b)           If at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding Shares, or securities convertible into or exchangeable into or exercisable for Shares, shall occur as a result of any reclassification, recapitalization, stock split (including a reverse stock split), division or subdivision or consolidation, combination, exchange or readjustment of shares, or any stock dividend, stock distribution or similar transaction with a record date during such period, or any merger or other similar transaction, the Merger Consideration shall be equitably adjusted, without duplication, to provide the holders of Shares the same economic effect as contemplated by this Agreement prior to such event. Nothing in this Section 2.1(b) shall be construed to permit any action that is otherwise prohibited or restricted by any other provision of this Agreement.

Section 2.2            Treatment of Options and Other Equity-Based Awards.

(a)           At the Effective Time, each option (each, a “Company Stock Option”) to purchase Shares granted pursuant to the Pixel Group Holdings Inc. 2017 Omnibus Equity Incentive Plan or the DoubleVerify Holdings, Inc. 2021 Omnibus Equity Incentive Plan (the “Company Stock Plans”), that is outstanding immediately prior to the Effective Time will be canceled, and in exchange therefor:

(i)             to the extent such Company Stock Option (x) is vested as of immediately prior to the Effective Time or (y) vests in accordance with its terms at the Effective Time as a result of the consummation of the Merger, the Surviving Corporation will pay to the former holder thereof as soon as practicable following the Effective Time an amount in cash (without interest, and subject to deduction for any required Tax withholding in accordance with Section 2.4) equal to the product of (x) the excess of the Merger Consideration over the exercise price per Share under such Company Stock Option and (y) the number of Shares subject to the vested portion of such Company Stock Option; and

(ii)            to the extent such Company Stock Option (x) is unvested as of immediately prior to the Effective Time and (y) does not vest in accordance with its terms at the Effective Time as a result of the consummation of the Merger, the former holder thereof will instead be entitled to receive a cash award (a “Cash Replacement Award”) in an amount equal to the product of (x) the excess of the Merger Consideration over the exercise price per Share under such Company Stock Option and (y) the number of Shares subject to the unvested portion of such Company Stock Option, which Cash Replacement Award will, except as otherwise provided in Section 2.2(f), remain subject to the same time-based vesting schedule and other related terms and conditions, including with respect to vesting and forfeiture on termination of employment, as applied to the corresponding Company Stock Option immediately prior to the Effective Time, and will be paid, less applicable Tax withholding in accordance with Section 2.4 and without interest, within 30 days following the applicable vesting date;

provided, that if the exercise price per Share of any such Company Stock Option is equal to or greater than the Merger Consideration, such Company Stock Option will be canceled without any cash payment or Cash Replacement Award being made or granted in respect thereof.

(b)           At the Effective Time, each restricted stock unit granted pursuant to a Company Stock Plan that vests based solely on continued service (each, a “Company RSU”), and each performance share unit granted pursuant to a Company Stock Plan (each, a “Company PSU”) as to which the applicable performance-based vesting conditions have been satisfied and that remain subject solely to service-based vesting conditions (each, an “Earned Company PSU”), in each case, that is outstanding immediately prior to the Effective Time will be canceled, and in exchange therefor, (i) to the extent such Company RSU or Earned Company PSU (x) is vested as of immediately prior to the Effective Time (and is not subject to a deferral election pursuant to Section 409A of the Code) or (y) vests in accordance with its terms at the Effective Time as a result of the consummation of the Merger (and is not subject to a deferral election pursuant to Section 409A of the Code), Parent will cause the Surviving Corporation or its applicable Subsidiary to pay to the former holder thereof as soon as practicable following the Effective Time an amount in cash (without interest, and subject to deduction for any required Tax withholding in accordance with Section 2.4) equal to the product of (x) the Merger Consideration and (y) the number of Shares subject to such Company RSU or Earned Company PSU (with the performance conditions applicable to such Company PSU deemed achieved based on actual performance of the performance conditions applicable to such Company PSU as of immediately before the Effective Time), as applicable, and (ii) to the extent such Company RSU or Earned Company PSU (x) is unvested as of immediately prior to the Effective Time (or is vested but is subject to a deferral election pursuant to Section 409A of the Code) and (y) does not vest in accordance with its terms at the Effective Time as a result of the consummation of the Merger (or does vest but is subject to a deferral election pursuant to Section 409A of the Code), the former holder thereof will instead be entitled to receive a Cash Replacement Award in an amount equal to the product of (x) the Merger Consideration and (y) the number of Shares subject to such unvested Company RSU or unvested Earned Company PSU, as applicable, which Cash Replacement Award will, except as otherwise provided in Section 2.2(f), remain subject to the same time-based vesting schedule and other terms and conditions, including with respect to vesting and forfeiture on termination of employment, as applied to the corresponding Company RSU or Earned Company PSU immediately prior to the Effective Time, and will be paid, less applicable Tax withholding in accordance with Section 2.4 and without interest, within 30 days following the applicable original vesting date.

(c)           At the Effective Time, each Company PSU (other than any Earned Company PSU) that is outstanding immediately prior to the Effective Time will automatically be converted into and substituted with a restricted stock unit award (each, a “Converted PSU”) with respect to a number of Shares as determined by the Compensation Committee of the Company Board in accordance with the terms of the applicable award agreement governing such Company PSU (with such determination subject to Parent’s review and reasonable comment). Each Converted PSU will be canceled and converted into the right to receive a Cash Replacement Award equal to the product of (x) the Merger Consideration and (y) the number of Shares subject to such Converted PSU, which Cash Replacement Award will, except as otherwise provided in Section 2.2(f), remain subject to the same time-based vesting schedule and other terms and conditions, including with respect to vesting and forfeiture on termination of employment, as applied to the corresponding Converted PSU immediately prior to the Effective Time, and will be paid, less applicable Tax withholdings in accordance with Section 2.4 and without interest, within 30 days following the applicable original vesting date.

(d)           As promptly as practicable following the date hereof, the Company Board or an appropriate Company Committee will take all actions necessary to provide that (i) no new offering period will commence under the DoubleVerify Holdings, Inc. Employee Stock Purchase Plan (the “Company ESPP”) on or after the date hereof, (ii) no individual who is not participating in the Company ESPP as of the date hereof may commence participation therein, (iii) no participant may increase such participant’s rate of payroll contributions under the Company ESPP from the rate in effect as of the date of this Agreement, (iv) the Company ESPP will terminate no later than immediately prior to the Effective Time, and (v) any outstanding offering period under the Company ESPP will be shortened so that a purchase date will occur under the Company ESPP on or prior to the date that is five Business Days prior to the anticipated Closing Date (or such other date as may be mutually agreed by the Company and Parent), and each participant’s accumulated payroll contributions under the Company ESPP will be used to purchase Shares in accordance with the terms of the Company ESPP on such purchase date, with any remaining amounts refunded to participants as soon as practicable. Any Shares purchased under the Company ESPP in accordance with this Section 2.2(d) will be treated as outstanding for the purpose of Section 2.1.

(e)           Prior to the Effective Time, the Company, through the Company Board or an appropriate Company Committee, will adopt such resolutions and cause such other actions to be taken as it may deem necessary in its reasonable discretion to (i) effectuate the actions contemplated by this Section 2.2, (ii) ensure that after the Effective Time no holder of any Company Stock Option, Company RSU, Company PSU, Converted PSU, or any Cash Replacement Award and no participant in the Company ESPP, will have any right thereunder to acquire any securities of the Company, the Surviving Corporation or Parent, or to receive any payment or benefit with respect thereto, except as provided in this Section 2.2, and (iii) ensure that, on and after the Effective Time, no new Company Stock Option, Company RSU, or Company PSU or other rights with respect to Shares may be granted or outstanding under any Company Stock Plan or otherwise, other than the Cash Replacement Awards contemplated by this Section 2.2.

(f)            Notwithstanding anything to the contrary in this Section 2.2, each Cash Replacement Award will be payable solely in cash and will not, by virtue of the award, entitle the holder thereof to acquire any Shares or other securities of, or any equity interest in, the Company, the Surviving Corporation, Parent or any of their respective Affiliates, or to any dividends or dividend equivalents. Parent will, or will cause the Surviving Corporation or its applicable Subsidiary to assume and honor each Cash Replacement Award in accordance with the terms and this Section 2.2. Notwithstanding the payment timing set forth in this Section 2.2, to the extent that any Company Stock Option, Company RSU, Company PSU, Earned Company PSU or Converted PSU (or the Cash Replacement Award issued in respect thereof) constitutes “nonqualified deferred compensation” within the meaning of Section 409A of the Code, the corresponding Cash Replacement Award will instead be paid on the settlement or payment date(s), and in the form, that applied to such award immediately prior to the Effective Time, in each case to the extent necessary to avoid the imposition of any Tax or penalty under Section 409A of the Code. The Cash Replacement Awards and the other actions contemplated by this Section 2.2 are intended to be exempt from, or to comply with Section 409A of the Code, and this Section 2.2 will be construed and administered accordingly. Further, each Cash Replacement Award will provide that, upon (i) an involuntary termination of the holder thereof without “Cause” (as such term is defined in the award agreement governing the applicable Company Stock Option, Company RSU, or Company PSU) within the 12-month period immediately following the Closing, (ii) if the award agreement governing the applicable Company Stock Option, Company RSU, or Company PSU or any other employment-related agreement by and between the holder and the Company made available to Parent prior to the date hereof provides for a “Good Reason” definition, a voluntary resignation of the holder thereof with “Good Reason” (as such term is defined in the award agreement governing the applicable Company Stock Option, Company RSU, or Company PSU or any other employment-related agreement by and between the holder and the Company made available to Parent prior to the date hereof) within the 12-month period immediately following the Closing, or (iii) the death of the holder thereof, in each case prior to the final vesting date of such Cash Replacement Award, the then-unvested portion of such Cash Replacement Award will immediately vest and be paid in full.

Section 2.3            Exchange and Payment.

(a)           Prior to the Effective Time, Parent shall enter into an agreement (in form and substance reasonably acceptable to the Company) (the “Paying Agent Agreement”) with the Company’s transfer agent, or any other reputable bank or trust company reasonably acceptable to the Company and Parent, to act as agent for the holders of Shares, other than the Cancelled Shares and any Dissenting Shares, to receive the Merger Consideration to which such holders shall become entitled pursuant to this Article II, and to act as agent for the stockholders of the Company in connection with the Merger (the “Paying Agent”). At or prior to or substantially concurrently with the Effective Time, Parent shall deposit (or cause to be deposited): (i) with the Paying Agent an aggregate amount of cash that, when taken together with cash available on the Company’s balance sheet that is deposited with the Paying Agent at the Effective Time, is sufficient to pay the aggregate Merger Consideration in accordance with Section 2.1(a) (such cash being hereinafter referred to as the “Payment Fund”), and (ii) with the Company, cash in an amount that, when taken together with cash available on the Company’s balance sheet, is sufficient for the Company to pay the aggregate amount payable at the Closing pursuant to Section 2.2 (solely with respect to Company Stock Options, Company RSUs and Company PSUs that are vested as of immediately prior to the Effective Time) in accordance with this Agreement (such cash being hereinafter referred to as the “Compensatory Award Fund”). The Payment Fund and the Compensatory Award Fund shall not be used for any purpose other than to fund payments due pursuant to Section 2.1(a) and Section 2.2, respectively. In accordance with the terms and conditions of the Paying Agent Agreement, Parent shall cause the Paying Agent to, pursuant to irrevocable instructions delivered by Parent to the Paying Agent, deliver the Merger Consideration contemplated to be issued pursuant to Section 2.1(a) out of the Payment Fund. The Surviving Corporation shall, and Parent shall cause the Surviving Corporation or the applicable Subsidiary of the Surviving Corporation to, pay the amounts due at the Closing pursuant to Section 2.2 (solely with respect to Company Stock Options, Company RSUs and Company PSUs that are vested as of immediately prior to the Effective Time) contemplated to be paid out of the Compensatory Award Fund. The Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, pay all charges and expenses, including those of the Paying Agent, incurred by it in connection with the exchange of Shares for the Merger Consideration and other amounts contemplated by this Article II.

(b)           As promptly as reasonably practicable following the Effective Time (and in any event not later than the third Business Day following the Effective Time), Parent shall cause the Paying Agent to mail to each holder of record of an outstanding certificate or outstanding certificates (“Certificates”) that immediately prior to the Effective Time represented outstanding Shares that were converted into the right to receive the Merger Consideration with respect thereto pursuant to Section 2.1(a), (i) a form of letter of transmittal, which shall specify that delivery shall be effected, and risk of loss and title to the Certificates held by such Person shall pass, only upon proper delivery of the Certificates (or upon compliance with the replacement requirements established by the Paying Agent in lieu thereof in accordance with Section 2.3(i)), and shall otherwise be in customary form and have such other provisions as Parent, the Company, and the Paying Agent may reasonably agree, and (ii) instructions for use in effecting the surrender of such Certificates (or complying with the replacement requirements established by the Paying Agent in lieu thereof in accordance with Section 2.3(i)) in exchange for the Merger Consideration payable with respect thereto pursuant to Section 2.1(a). Upon surrender of a Certificate to the Paying Agent (or upon compliance with the replacement requirements established by the Paying Agent in lieu thereof in accordance with Section 2.3(j) and the Paying Agent Agreement), together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions and the Paying Agent Agreement, the holder of such Certificate shall be entitled to receive, and Parent shall cause the Paying Agent to pay and deliver to such holder, in accordance with the terms of this Agreement and the letter of transmittal, in exchange therefor the Merger Consideration for each Share formerly represented by such Certificate, and the Certificate so surrendered shall forthwith be canceled.

(c)           As promptly as reasonably practicable following the Effective Time (and in any event not later than the third Business Day following the Effective Time), Parent shall cause the Paying Agent to issue and deliver to each holder of uncertificated Shares represented by book entry (“Book-Entry Shares”) a check or wire transfer for the amount of cash that such holder is entitled to receive pursuant to Section 2.1(a) in respect of such Book-Entry Shares, without such holder being required to deliver a Certificate or an executed letter of transmittal to the Paying Agent, and such Book-Entry Shares shall then be canceled. No interest will be paid or accrued for the benefit of holders of Certificates or Book-Entry Shares on the Merger Consideration payable in respect of Certificates or Book-Entry Shares.

(d)           If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate or Book-Entry Share is registered, it shall be a condition of payment that (i) (A) such Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer or (B) such Book-Entry Share shall be properly transferred (and accompanied by all documents reasonably required by the Paying Agent in accordance with the Paying Agent Agreement), as applicable, and (ii) the Person requesting such payment shall have (A) paid any transfer and other Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate or Book-Entry Share surrendered or (B) established to the satisfaction of Parent that such Tax either has been paid or is not applicable.

(e)           Until surrendered or canceled as contemplated by this Section 2.3, each Certificate or Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration payable in respect of Shares theretofore represented by such Certificate or Book-Entry Shares, as applicable, pursuant to Section 2.1(a), without any interest thereon. No interest shall be paid or accrue on any cash payable upon surrender of any Certificate or Book-Entry Share.

(f)           With respect to Shares held, directly or indirectly, through the Depository Trust Company (“DTC”), prior to the Effective Time, Parent and the Company shall use commercially reasonable efforts to cooperate to establish procedures with the Paying Agent, DTC, DTC’s nominees and such other necessary third-party intermediaries to ensure that (i) if the Closing occurs at or prior to 11:30 a.m. (New York time) on the Closing Date, the Paying Agent shall transmit to DTC or its nominees as promptly as practicable after the Effective Time (and in any event on the Closing Date), an amount in cash in immediately available funds sufficient to pay the Merger Consideration with respect to all Shares held of record by DTC or such nominee as of immediately prior to the Effective Time (such amount, the “DTC Payment”), and (ii) if the Closing occurs after 11:30 a.m. (New York time) on the Closing Date, the Paying Agent shall transmit to DTC or its nominee as promptly as practicable after the Effective Time (and in any event on the first Business Day after the Closing Date) an amount in cash in immediately available funds equal to the DTC Payment.

(g)           All cash paid upon the surrender for exchange or cancellation of Certificates or Book-Entry Shares in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares formerly represented by such Certificates or Book-Entry Shares. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Paying Agent for transfer or transfer is sought for Book-Entry Shares, such Certificates or Book-Entry Shares shall be canceled and exchanged as provided in this Article II, subject to applicable Law in the case of Dissenting Shares.

(h)           The Surviving Corporation may cause the Paying Agent to invest any cash included in the Payment Fund as directed by Parent; provided, that (i) any investment of such cash shall in all events be in short-term obligations of the United States of America with maturities of no more than 30 days or guaranteed by the United States of America and backed by the full faith and credit of the United States of America, and (ii) such investments shall only be invested in the manner provided in, or otherwise in accordance with, the Paying Agent Agreement. If for any reason (including investment losses or Shares ceasing to qualify as Dissenting Shares) the cash in the Payment Fund is insufficient to fully satisfy all of the payment obligations to be made in cash by the Paying Agent hereunder, Parent shall promptly deposit cash into the Payment Fund in an amount which is equal to the deficiency in the amount of cash required to fully satisfy such cash payment obligations. Any interest and other income resulting from such investments shall be payable to Parent or its designee (as directed by Parent).

(i)            At any time following the date that is 12 months after the Effective Time, Parent shall be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) which have been made available to the Paying Agent and which have not been disbursed to holders of Certificates or Book-Entry Shares, and thereafter such holders (except to the extent representing Cancelled Shares or Dissenting Shares) shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat or other similar Laws) only as general creditors thereof with respect to the Merger Consideration payable upon due surrender of their Certificate or Book-Entry Shares. The Surviving Corporation shall pay all fees, costs, charges and expenses of the Paying Agent in connection with the exchange of Shares for the Merger Consideration. Notwithstanding the foregoing, none of Parent, the Company or the Surviving Corporation shall be liable to any Person, including any holder of Shares or Company Stock Options, Company PSUs or Company RSUs, in respect of any Merger Consideration that is delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws. Any amounts remaining unclaimed by holders of any Shares as of a date which is immediately prior to the time at which such amounts would otherwise be escheat to, or become property of, any Governmental Entity, will, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of any claims or interest of any such holders of Shares (and their successors, assigns or personal representatives) previously entitled thereto.

(j)            If any Certificate shall have been lost, stolen or destroyed, then upon (i) the making of a customary affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and (ii) if required by the Paying Agent in accordance with the Paying Agent’s customary replacement requirements and the Paying Agent Agreement, the posting by such Person of a bond in customary amount as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate, the Surviving Corporation shall cause the Paying Agent to deliver, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration payable in respect thereof pursuant to this Agreement.

(k)           All Merger Consideration and Cash Replacement Awards issued or paid upon conversion of the Shares, the Company Stock Options, the Company PSUs or the Company RSUs, as applicable, in accordance with the terms of this Agreement, shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to such Shares, Company Stock Options, Company PSUs, or Company RSUs, as the case may be.

Section 2.4            Withholding Rights. Each of Parent, the Company, the Surviving Corporation, the Paying Agent, and any other applicable withholding agent (each, a “Withholding Agent”) shall be entitled to deduct and withhold from the consideration otherwise payable to any holder of Shares or otherwise pursuant to this Agreement such amounts as the applicable Withholding Agent is required to deduct and withhold with respect to the making of such payment under the United States Internal Revenue Code of 1986, as amended (the “Code”) or any provision of state, local or foreign Tax Law. Except with respect to (a) any payments made in the nature of compensation to employees or former employees pursuant to the following sentence (b) withholding in the nature of backup withholding, or (c) withholding attributable to a failure by the Company to deliver the certificate or notice required by Section 5.19(b), prior to an applicable Withholding Agent making any deduction or withholding determined to be required under applicable Tax Law, Parent or an applicable Withholding Agent will provide prompt notice of such withholding to the applicable holder, and the parties hereto shall reasonably cooperate in good faith to eliminate or reduce any such deduction or withholding (including through the request and provision of any statements, forms or other documents to reduce or eliminate any such deduction or withholding). Any payments made to holders in respect of Company Stock Options, Company RSUs, or Company PSUs will be made through the payroll system of the Company, its applicable Subsidiary, or the Surviving Corporation. To the extent that any such amounts withheld pursuant to this Section 2.4 are timely and properly paid over to the appropriate Governmental Entity by the applicable Withholding Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such withholding was made.

Section 2.5            Dissenting Shares. Notwithstanding anything to the contrary in this Agreement, Shares issued and outstanding immediately prior to the Effective Time that are held by any holder or beneficially owned by a “beneficial owner” (as defined in Section 262(a) of the DGCL) who has not voted in favor of the adoption of this Agreement or consented thereto in writing, who properly demands appraisal of such Shares pursuant to, and who otherwise complies in all respects with, Section 262 of the DGCL (each such Share, a “Dissenting Share”) shall not be converted into the right to receive the Merger Consideration, but instead shall be entitled to only such rights as are granted by Section 262 of the DGCL. Such holders or beneficial owners of Dissenting Shares will be entitled to receive payment of the appraised value of such Dissenting Shares in accordance with the provisions of Section 262 of the DGCL unless and until (i) such Person fails to perfect or otherwise fails to comply with the provisions of Section 262 of the DGCL, (ii) such Person effectively withdraws, waives or loses such Person’s right to appraisal under the DGCL with respect to such Dissenting Shares, or (iii) a court of competent jurisdiction determines that such holder is not entitled to the relief provided by Section 262 of the DGCL. Upon the occurrence of an event set forth in clause (i), (ii) or (iii) above with respect to a Person, each such Dissenting Share of such Person shall be deemed, to the fullest extent permitted by applicable Law, to have been converted into, and have become exchangeable for, as of the Effective Time, and shall thereafter represent only the right to receive, the Merger Consideration in accordance with Section 2.1(a), without interest, and shall not thereafter be deemed to be Dissenting Shares. Prior to the Effective Time, (A) the Company shall give prompt written notice to Parent of any demands received by the Company for appraisal of any Dissenting Shares, and (B) give Parent the opportunity to direct and control (provided that (1) the Company shall have the right to participate in, and (2) prior to the Effective Time, Parent shall reasonably consult in good faith with the Company with respect to) all negotiations and proceedings with respect to such demands. Prior to the Effective Time, (A) the Company shall not, without the prior consent of Parent, make any payment with respect to, or compromise or settle or offer to settle, any such demands, or approve any withdrawal of any such demands for appraisal, and (B) Parent shall not, except with the prior written consent of the Company, require the Company (except to the extent conditioned on the occurrence of the Effective Time) to make any payment with respect to any such demands.

Article III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (a) as disclosed in any forms, reports, statements, schedules, certifications and other documents filed or furnished by the Company or any of its Subsidiaries with the SEC on or after January 1, 2024 (but excluding any disclosures contained under the heading “Risk Factors” or “forward-looking statements”, in each case, other than any specific factual information contained therein) at least one Business Day prior to the date hereof (without giving effect to any amendment to any such document filed after the date that is one Business Day prior to the date hereof) (provided, that nothing disclosed in the Company SEC Documents prior to the date hereof shall be deemed to modify or qualify any representation or warranty set forth in Section 3.1 (Organization, Standing and Power), Section 3.2 (Capital Stock), Section 3.3 (Authority), Section 3.4 (No Conflict; Consents and Approvals) or Section 3.26 (Brokers)), or (b) as set forth in the disclosure letter delivered by the Company to Parent prior to the execution of this Agreement (the “Company Disclosure Letter”) (it being agreed that disclosure of any information in a particular section or subsection of the Company Disclosure Letter shall be deemed disclosure with respect to any other section or subsection of this Agreement to which the relevance of such information is reasonably apparent on its face), the Company represents and warrants to Parent and Merger Sub as follows:

Section 3.1            Organization, Standing and Power.

(a)           The Company (i) is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and (ii) has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except, with respect to clause (ii), as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. The Company is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)           Each of the Subsidiaries of the Company (i) is an entity duly organized or registered (as applicable), and validly existing and in good standing (with respect to jurisdictions that recognize such concept), under the Laws of the jurisdiction of its organization and (ii) has all requisite corporate or similar power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except, with respect to clause (ii), as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. Each of the Subsidiaries of the Company is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(c)           The Company has previously furnished or otherwise made available to Parent a true and complete copy of the Company’s certificate of incorporation (the “Company Charter”) and the Company Bylaws, in each case as in effect on the date of this Agreement, and each as so delivered is in full force and effect. The Company is not in violation of any provision of the Company Charter or Company Bylaws in any material respect. Section 3.1(c) of the Company Disclosure Letter sets forth a true and complete list of all Subsidiaries of the Company, together with the jurisdiction of incorporation or organization, as applicable, of each Subsidiary. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, all of the certificates or articles of incorporation or bylaws, or other organizational or governance documents of each Subsidiary are in full force and effect, and no Subsidiary is in violation of any of its provisions.

Section 3.2            Capital Stock.

(a)           The authorized capital stock of the Company consists of (a) 1,000,000,000 Shares, and (b) 100,000,000 shares of preferred stock, par value $0.01 per share (the “Preferred Stock”). As of the close of business on August 4, 2026 (the “Capitalization Date”), (i) 154,987,592 Shares were issued and outstanding, all of which were validly issued, fully paid and nonassessable and were issued free of preemptive rights, (ii) 22,132,956 Shares were held in the treasury of the Company, (iii) no shares of Preferred Stock were issued and outstanding, and (iv) an aggregate of 25,191,430 Shares were subject to or otherwise deliverable in connection with outstanding equity-based awards (assuming maximum performance for Company PSUs) or the exercise of outstanding Company Stock Options. Except as set forth above, and except for changes since the Capitalization Date resulting from the exercise of Company Stock Options or options outstanding under the Company ESPP, and settlement of outstanding Company RSUs and Company PSUs, in each case outstanding on the Capitalization Date, as of the date of this Agreement, (A) there are not outstanding or authorized any (1) shares of capital stock or other voting securities of the Company, (2) securities of the Company convertible into or exchangeable for, or the value of which is measured by reference to, shares of capital stock or voting securities of the Company, including shares of restricted stock, restricted stock units, stock appreciation rights, performance shares, contingent value rights, “phantom” stock or similar securities or rights, or (3) options (other than pursuant to the Company ESPP), warrants, phantom stock, stock appreciation, profit participation equity, equity-based rights or interests or other rights to acquire from the Company, and no obligation of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company, (B) there are no other options, calls, warrants or other similar rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company to which the Company is a party, and (C) voting trusts, proxies or similar arrangements or understandings to which the Company is a party or by which the Company is bound with respect to the voting of any shares of capital stock of, or other equity or voting interest in, the Company. The Company is not party to any Contract that obligates it to repurchase, redeem or otherwise acquire any shares of capital stock or other equity or voting interests in the Company. There are no accrued and unpaid dividends with respect to any outstanding shares of capital stock of the Company. The Company does not have a stockholder rights plan in effect. The Company is not a party to any Contract relating to the voting of, requiring registration of, or granting any preemptive rights, anti-dilutive rights or rights of first refusal or other similar rights with respect to any shares of capital stock of the Company.

(b)           As of the Capitalization Date, the Company has reserved 67,839,433 Shares under the Company Stock Plans for issuance on exercise, vesting or other conversion to Shares of incentive awards granted under the Company Stock Plans, including (i) 3,105,498 Shares subject to vested Company Stock Options with a weighted average exercise price of $4.80, (ii) 4,837,825 Shares subject to vested Company Stock Options, that have an exercise price that exceeds the Merger Consideration, (iii) 266,096 Shares subject to unvested Company Stock Options, all of which have an exercise price that exceeds the Merger Consideration, (iv) 12,973,042 Shares subject to Company RSUs, (v) 357,193 Shares subject to Company PSUs, for which performance has already been measured but which are still subject to time-vesting conditions, (vi) 3,651,776 Shares subject to Company PSUs, for which performance has not yet been measured (assuming achievement of applicable performance goals at “maximum” levels), and (vii) 42,648,003 Shares reserved for issuance but not subject to any outstanding award. All outstanding Shares have been, and all Shares that may be issued pursuant to the Company Stock Plans will be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid, nonassessable and free of any preemptive rights.

(c)           Each of the outstanding shares of capital stock or other voting securities of each of the Company’s Subsidiaries is duly authorized, validly issued, and, in the case of the Company’s Subsidiaries that are corporations, fully paid and nonassessable, and all such shares or other voting securities are owned by the Company or another wholly owned Subsidiary of the Company and are owned free and clear of all Liens of any nature whatsoever (other than Liens imposed by generally applicable U.S. securities Laws or as expressly contemplated hereby). No Subsidiary of the Company has or is bound by any outstanding subscriptions, options, warrants, calls, commitments, rights agreements, arrangements or other agreements or commitments of any character calling for it to issue, deliver or sell, or cause to be issued, delivered or sold any of its equity interests or any securities convertible into, exchangeable for or representing the right to subscribe for, purchase or otherwise receive any such equity interests or obligating such Subsidiary to grant, extend or enter into any such subscriptions, options, warrants, calls, commitments, rights agreements, arrangements or other agreements or commitments of any character. There are no outstanding contractual obligations of any Subsidiary of the Company to repurchase, redeem or otherwise acquire any of its capital stock or other equity interests.

Section 3.3            Authority.

(a)           The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to the receipt of the Required Company Stockholder Approval, to consummate the Transactions. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Transactions have been duly authorized by all necessary corporate or similar action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to approve the execution, delivery and performance of this Agreement by the Company or for the Company to consummate the Transactions, subject, in the case of the consummation of the Merger, to the receipt of the Required Company Stockholder Approval and the filing of the Certificate of Merger with the Delaware Secretary of State (and other recordings or filings required by the DGCL to be filed with the Delaware Secretary of State). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws of general applicability relating to or affecting the enforcement of creditors’ rights generally, or by general principles governing the availability of equitable remedies, whether considered in suit, action or proceeding at law or in equity (collectively, the “Enforceability Exceptions”)).

(b)           The Company Board (acting on the unanimous recommendation of the Special Committee), has (i) determined that this Agreement, the Merger and the other Transactions are advisable, fair to and in the best interests of the Company and the Company’s stockholders, (ii) authorized and approved the execution and delivery of this Agreement and the performance by the Company of its covenants and obligations contained herein and the consummation by the Company of the Transactions, including the Merger, and (iii) subject to Section 5.3, resolved to recommend that the Company’s stockholders approve the adoption of this Agreement and the Transactions, including the Merger, in each case, on the terms and subject to the conditions of this Agreement (such recommendation, the “Company Board Recommendation”), which actions have not, as of the date hereof, been subsequently rescinded, withdrawn or modified.

Section 3.4            No Conflict; Consents and Approvals.

(a)           Assuming the accuracy of the representations and warranties set forth in Section 4.11, the execution, delivery and performance of this Agreement by the Company, and the consummation by the Company of the Transactions, do not and will not (i) conflict with, violate or breach the Company Charter or Company Bylaws or the equivalent organizational documents of any of the Company’s Subsidiaries, (ii) assuming that all consents, approvals and authorizations contemplated by clauses (i) through (v) of subsection (b) below have been obtained and all filings described in such clauses have been made, and subject to obtaining the Required Company Stockholder Approval, conflict with, result in the breach of or violate any domestic (federal, state or local), supranational or foreign law, statute, rule, code, regulation, order, ordinance, treaty, act, judgment or decree or similar requirement, in each case, enacted, adopted, promulgated, enforced or applied by any Governmental Entity (collectively, “Law”) applicable to the Company or any of its Subsidiaries or by which any of their respective properties or assets are bound, or (iii) result in any breach or violation of, or constitute a default (or an event which with or without notice or lapse of time or both would become a default), or result in the loss of a benefit under, or give rise to any right of termination, cancellation, vesting, amendment or acceleration of, the creation of any Lien (other than a Permitted Lien), or other change of any right or obligation or the loss of any benefit under, or require any consent, waiver or approval of any Person pursuant to, any Contract to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective properties or assets are bound, except, in the case of clauses (ii) and (iii), as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or would not reasonably be expected to prevent, materially impair or materially delay the ability of the Company to consummate the Transactions (including the Merger) by the Termination Date (as the same may be extended hereunder).

(b)           The execution, delivery and performance of this Agreement by the Company, and the consummation by the Company of the Transactions, do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any federal, state, provincial, county, municipal, local, supranational or foreign government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, arbitral body (public or private), quasi-governmental authority, court or tribunal, or any self-regulatory organization (including NYSE) (each, a “Governmental Entity”), except for (i) such filings as may be required under applicable requirements of the Exchange Act, and under state securities, takeover and “blue sky” Laws, (ii) any filings, submissions, notifications (or drafts thereof) required under the applicable requirements of any Antitrust Laws or Foreign Investment Laws, (iii) such filings as are necessary to comply with the applicable requirements of the NYSE, (iv) the filing with the Delaware Secretary of State of the Certificate of Merger as required by the DGCL (and other recordings or filings required by the DGCL to be filed with the Delaware Secretary of State), and (v) any such consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.5            SEC Reports; Financial Statements.

(a)           The Company has filed or otherwise furnished (as applicable) all forms, reports, statements, schedules, certifications and other documents (including all exhibits, amendments and supplements thereto) required to be filed or furnished by it with the SEC since January 1, 2024 (all such forms, reports, schedules, statements, certificates and other documents filed or furnished since January 1, 2024 and prior to the date hereof, collectively, the “Company SEC Documents”). As of their respective dates, or, if amended, as of the date of the last such amendment (and in the case of registration or proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), each of the Company SEC Documents complied in all material respects with the applicable requirements of the Securities Act of 1933 (the “Securities Act”), the Securities Exchange Act of 1934 (the “Exchange Act”), and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) as the case may be, and the applicable rules and regulations of the SEC promulgated thereunder. As of their respective filing dates (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such amendment or superseding filing (and in the case of registration or proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively)), none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the Company’s Subsidiaries is, or at any time since January 1, 2024 has been, required to file any forms, reports or other documents with the SEC. As of the date hereof, (i) there are no outstanding or unresolved comments in any comment letters received by the Company from the SEC, and (ii) to the knowledge of the Company, none of the Company SEC Documents is the subject of any ongoing review by the SEC. The Company made available to Parent any material correspondence between the SEC and the Company since January 1, 2024 not reflected in the Company SEC Documents.

(b)           The audited consolidated financial statements of the Company (including any related notes thereto) included in the Company SEC Documents have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto), fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries at the respective dates thereof and the results of their operations and cash flows for the periods indicated, and comply as to form in all material respects with the applicable accounting requirements under the Securities Act, the Exchange Act and the applicable rules and regulations of the SEC. The unaudited consolidated financial statements of the Company (including any related notes thereto) included in the Company SEC Documents, have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or may be permitted by the SEC), fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the respective dates thereof and the results of their operations and cash flows for the periods indicated (subject to the absence of notes and to normal period-end adjustments, none of which are, individually or in the aggregate, material), comply as to form in all material respects with the applicable accounting requirements under the Securities Act, the Exchange Act and the applicable rules and regulations of the SEC. The Company and its Subsidiaries are not party to any off-balance sheet arrangements of any type pursuant to any off-balance sheet arrangement required to be disclosed pursuant to Item 303(a)(4) of Regulation S-K promulgated under the Securities Act that have not been disclosed in the Company SEC Documents.

(c)           Since January 1, 2024, the Company has complied in all material respects with the applicable listing and corporate governance rules and regulations of the NYSE.

(d)           The Company has established and maintains disclosure controls and procedures as defined in and required by Rule 13a-15 under the Exchange Act which disclosure controls and procedures are designed to ensure that all material information concerning the Company and its Subsidiaries required to be disclosed by the Company in its filings with the SEC under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that all such information is accumulated and communicated to the members of management of the Company responsible for the preparation of the Company’s filings with the SEC under the Exchange Act to allow timely decisions regarding required disclosure.

(e)           The Company has established and maintains a system of internal control over financial reporting (as defined in Rule 13a-15 under the Exchange Act), which system is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including reasonable assurance (i) that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Company are being made in accordance with authorization of officers and directors of the Company, and (ii) regarding prevention or timely detection of unauthorized acquisition, use or disposition of assets that could have a material effect on the Company’s financial statements. The Company has disclosed, based on the most recent evaluation of its Chief Executive Officer and its Chief Financial Officer prior to the date of this Agreement, to the Company’s auditors and the audit committee of the Company Board, in each case since January 1, 2024, (x) any significant deficiencies and material weaknesses in the design or operation of its internal controls over financial reporting that adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (y) to the knowledge of the Company, any fraud, whether or not material, which involves management or other employees who have a significant role in the Company’s internal control over financial reporting. Since January 1, 2024, none of the Company, any of its Subsidiaries or, to the knowledge of the Company, the Company’s independent auditor has received any written complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in improper accounting or auditing practices or a violation of securities Laws or a breach of fiduciary duty.

(f)           The Company’s management has completed an assessment of the effectiveness of the Company’s internal controls over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the years ended December 31, 2024 and December 31, 2025 and such assessments concluded that such internal controls were effective using the framework specified in the Company’s Annual Report on Form 10-K.

Section 3.6            No Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by GAAP to be reflected on a consolidated balance sheet (or the notes thereto) of the Company Group, other than (a) liabilities and obligations specifically disclosed or reserved against in the Company’s unaudited consolidated balance sheet as of March 31, 2026 (or the notes thereto) included in the Company SEC Documents, or included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025 (or the notes thereto), (b) liabilities and obligations incurred in the ordinary course of business since March 31, 2026 that are not material to the Company and its Subsidiaries, taken as a whole, (c) liabilities and obligations which have been discharged or paid in full prior to the date of this Agreement in the ordinary course of business, (d) liabilities and obligations incurred in connection with the Transactions and (e) liabilities and obligations that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.7            Certain Information. None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the Proxy Statement (and any amendment thereof or supplement thereto) will, at the time it is filed with the SEC, at the date it is first mailed to the Company’s stockholders, and at the time of the Company Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading; provided that, no representation or warranty is made by the Company with respect to (a) statements therein included or incorporated by reference in the Proxy Statement relating to the Guarantors, Parent, Merger Sub or their Affiliates, or based on information supplied by or on behalf of the Guarantors, Parent, Merger Sub or any of their respective Representatives for inclusion in the Proxy Statement or (b) any financial projections or forward looking statements. The Proxy Statement (and any amendment thereof or supplement thereto) will comply as to form in all material respects with the provisions of the Exchange Act and any other applicable federal securities Laws.

Section 3.8            Absence of Certain Changes or Events.

(a)           Since December 31, 2025, through the date of this Agreement, except as otherwise expressly contemplated by this Agreement, the business of the Company Group has been conducted in the ordinary course of business in all material respects.

(b)           Since December 31, 2025, through the date of this Agreement, there has not been any fact, change, occurrence, event, development or state of circumstances that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.

Section 3.9            Litigation. As of the date of this Agreement, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, since January 1, 2024 (a) there is no suit, cause of action, claim, action, charge, complaint, audit, demand, hearing, enforcement, assessment, proceeding, arbitration, mediation, investigation or investigative inquiry (each, an “Action”) pending or, to the knowledge of the Company, threatened, against the Company or any of its Subsidiaries or any of their respective properties or assets or that otherwise challenges the validity or propriety of, or that seeks to prevent, impair or delay consummation of, the Transactions by or before any Governmental Entity, and (b) neither the Company nor any of its Subsidiaries nor any of their respective properties or assets is or are subject to any judgment, order, injunction, rule or decree of any Governmental Entity.

Section 3.10            Compliance with Laws. Except with respect to Company Benefit Plans and ERISA, Taxes and Privacy Laws (which are the subject of the representations and warranties set forth in Section 3.11, Section 3.14 and Section 3.19, respectively), the Company Group is, and since January 1, 2023 has been, in compliance with all Laws applicable to the Company Group or by which any of their respective properties or assets are bound, except where any non-compliance would not, individually or in the aggregate, reasonably be expected to be material to the Company Group, taken as a whole. Neither the Company nor any of its Subsidiaries has received, since January 1, 2023, any notice or inquiry from, or has been involved in any investigation by, any Governmental Entity regarding any actual or potential violation of, or failure to comply with, any applicable Law, in each case, that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company Group has and since January 1, 2024 has had, in effect all permits, licenses, exemptions, accreditations, qualifications, authorizations, franchises, orders, consents, and approvals of all Governmental Entities (collectively, “Permits”) necessary for them to own, lease or operate their properties and to carry on their businesses as now conducted, except for any Permits the absence of which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. All Permits are valid and in full force and effect and have not, since January 1, 2023, been suspended, revoked, canceled or adversely modified, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.11            Benefit Plans.

(a)           Section 3.11(a) of the Company Disclosure Letter sets forth a true and complete list of each material Company Benefit Plan; provided, that to the extent that there exist certain forms of agreement that would each individually constitute a Company Benefit Plan, such list includes only the forms of such agreement in lieu of all individual agreements that follow such forms in all material respects. With respect to each material Company Benefit Plan, the Company has furnished or made available to Parent a current, accurate, and complete copy thereof (or if unwritten, a written summary of the material terms thereof) and, to the extent applicable, (i) any related trust agreement or other funding instrument and all related insurance contracts, (ii) the most recent determination or opinion letter from the Internal Revenue Service (the “IRS”), (iii) the most recent summary plan description, summaries of material modifications, and other equivalent written communications by the Company Group to their employees concerning the extent of the benefits provided thereunder, (iv) the most recent (A) Form 5500 and attached schedules, (B) audited financial statements, and (C) actuarial valuation reports, and (v) all material, non-routine correspondence with any Governmental Entity since January 1, 2024.

(b)           Except to the extent that the inaccuracy of any of the representations set forth in this Section 3.11(b) would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:

(i)             each Company Benefit Plan has been established and administered in all respects in accordance with its terms and in compliance with the provisions of applicable Law, to the knowledge of the Company, no non-exempt prohibited transaction, as described in Section 406 of ERISA or Section 4975 of the Code, has occurred with respect to any Company Benefit Plan, and all contributions required to be made under the terms of any Company Benefit Plan have been timely made in all respects;

(ii)            each Company Benefit Plan that constitutes, in any part, a “nonqualified deferred compensation plan” subject to Section 409A of the Code has been operated and maintained in compliance in form and operation with Section 409A of the Code and the applicable guidance and regulations thereunder and no amount under any such Company Benefit Plan has been, or is reasonably expected to be subject to the interest or additional Tax set forth under Section 409A(a)(1)(B) of the Code;

(iii)           each Company Benefit Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination, advisory, or opinion letter, as applicable, from the IRS that it is so qualified (or the deadline for obtaining such a letter has not expired as of the date of this Agreement), and to the knowledge of the Company, nothing has occurred since the date of such letter that would reasonably be expected to cause the loss of such qualified status of such Company Benefit Plan;

(iv)           with respect to each Company Benefit Plan that is subject to Laws of a jurisdiction outside the United States, (A) such plan has been established, maintained, and administered, in all material respects, in accordance with applicable Laws, (B) the Company or its Subsidiaries have obtained from the Governmental Entity having jurisdiction any determination or registration required in order to give effect to such Company Benefit Plan, and (C) if intended to qualify for special Tax treatment, such Company Benefit Plan satisfies in all material respects the requirements for such treatment; and

(v)            there is no Action by any Governmental Entity or by any plan participant or beneficiary pending, or to the knowledge of the Company, threatened, relating to any Company Benefit Plan, any fiduciaries thereof with respect to their duties to a Company Benefit Plan, or the assets of any of the trusts under any of the Company Benefit Plans (other than routine claims for benefits).

(c)           Neither the Company nor any of its Subsidiaries has since January 1, 2024, contributed to or been required to contribute to, or otherwise had any liability (contingent or otherwise) with respect to, any employee benefit plan that is or was (i) subject to Title IV of ERISA or Section 302 of ERISA or Section 412 of the Code, (ii) any “multiple employer plan” within the meaning of Section 210 of ERISA or Section 413(c) of the Code, (iii) a “multiemployer plan” as defined in Section 3(37) of ERISA, (iv) any “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA), or (v) any plan that provides health, disability, or life insurance benefits to former employees of the Company or any Subsidiary or other Persons (other than coverage mandated by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or comparable U.S. state Law, including subsidies of the premium cost of such coverage provided as part of severance benefits).

(d)           The execution and delivery of this Agreement and the consummation of the Merger will not, either alone or in combination with any other event, (A) entitle any current or former employee, officer, director, or consultant of the Company or any Subsidiary to any payment of compensation or benefits (whether in cash, property, or the vesting of property), (B) accelerate the time of payment, funding, or vesting, or increase the amount of, or otherwise enhance, any benefit due any such employee, officer, director, or consultant, or (C) result in the payment or provision of any amount or benefit that will not be deductible by reason of Section 280G of the Code or that will be subject to an excise tax under Section 4999 of the Code. The execution and delivery of this Agreement and the consummation of the Merger will not, on its own, limit or otherwise restrict the right to merge, terminate, materially amend or otherwise modify or transfer the assets of any material Company Benefit Plan on or following the Closing.

(e)           The Company has no obligation to indemnify any individual for any Tax incurred pursuant to Section 409A or 4999 of the Code.

Section 3.12           Labor Matters.

(a)           Neither the Company nor any of its Subsidiaries is a party to, or is bound by, any collective bargaining agreement, works council agreement, or other labor-related agreement with any labor union or labor organization representing any of its employees. There is no pending, and since January 1, 2024, there has been no, material labor dispute, strike, work stoppage, or lockout, or to the knowledge of the Company, threat thereof, by or with respect to any employees of the Company or any of its Subsidiaries (in their capacities as such). To the knowledge of the Company, no notice, consent, co-determination, information or consultation obligations, with respect to any employee representative, employee representative body, works council, labor or trade union or labor organization will be a condition precedent to, or triggered by, the execution of this Agreement or the consummation of the Transactions.

(b)           Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:

(i)             the Company Group is and since January 1, 2024, has been in compliance with all applicable Laws relating to labor and employment, including those relating to wages, overtime compensation, hours, working time, collective bargaining, labor relations, employee representation, unemployment compensation, workers compensation, equal employment opportunity, age and disability discrimination, immigration control, employee classification, contractor classification, harassment, retaliation, reasonable accommodation, disability rights or benefits, occupational health and safety, employment-related background checks, hiring, information privacy and security, payment and withholding of taxes, payroll documents and wage statements, collective redundancies, plant closings and layoffs, whistleblower protection, termination of employees, leaves, leaves of absence, paid sick leave, unemployment insurance, and continuation coverage with respect to group health plans;

(ii)            to the knowledge of the Company, neither the Company nor any of its Subsidiaries has been a joint employer or co employer with any other Person with respect to any individual non-employee service provider, including any Contingent Worker;

(iii)           there is no pending or, to the knowledge of the Company, any threatened proceeding brought by or on behalf of, or otherwise involving, any current or former employee, any person alleged to be a current or former employee, any applicant for employment, or any class of the foregoing, or any Governmental Entity, that involves the labor or employment relations and practices of the Company Group;

(iv)           since January 1, 2024, (i) no allegations of workplace sexual harassment, discrimination or other misconduct have been made, initiated, filed or threatened in writing against any of the current or former officers or directors of the Company and (ii) the Company Group has not entered into any settlement agreement related to allegations of sexual harassment, discrimination or other misconduct by any officers or directors of the Company Group; and

(v)            all current employees and, to the knowledge of the Company, Contingent Workers are legally authorized to work in the country in which they perform services, either because of their status as citizens, legal permanent residents, or by virtue of possessing a visa under applicable Law relating to immigration control which visa allows for such employee or Contingent Worker to work in such country.

Section 3.13          Environmental Matters. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect: (i) the Company and each of its Subsidiaries are, and have since January 1, 2024 been, in compliance with all applicable Environmental Laws, and possess and are in compliance with all applicable Environmental Permits required under such Environmental Laws to operate as they presently operate; (ii) neither the Company nor any of its Subsidiaries has received any written unresolved notice, claim or complaint, or is, or since January 1, 2024 has been, subject to any Action, relating to noncompliance with Environmental Laws or any other liabilities pursuant to Environmental Laws, and to the knowledge of the Company, no such matter has been threatened in writing; and (iii) neither the Company nor any of its Subsidiaries is subject or party to an arrangement for disposal of Hazardous Materials, or with respect to claims relating to exposure to Hazardous Materials.

Section 3.14          Taxes.

(a)           Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:

(i)             all Tax Returns required by applicable Law to be filed by the Company or any of its Subsidiaries have been timely filed in accordance with all applicable Laws (after giving effect to any extensions of time in which to make such filings), and all such Tax Returns were, at the time of filing, true and complete in all material respects;

(ii)            neither the Company nor any of its Subsidiaries is delinquent in the payment of any Tax, and no deficiency of Taxes has been asserted in writing as a result of any Action by a Governmental Entity that has not been paid, withdrawn, or settled;

(iii)           the Company and each of its Subsidiaries have duly and timely paid or have duly and timely withheld and remitted all Taxes (whether or not shown as due on any Tax Return) that are required under applicable Law to be so paid or withheld and remitted by them;

(iv)           no waiver or extension of any statute of limitations in respect of Taxes or any extension of time with respect to a Tax assessment or deficiency is in effect for the Company or any of its Subsidiaries (other than automatic or automatically granted waivers or extensions and extensions with respect to pending Actions relating to Taxes);

(v)            neither the Company nor any of its Subsidiaries is or will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date as a result of any (A) adjustment pursuant to Section 481 of the Code (or any similar or analogous provision of state, local or non-U.S. Law) with respect to a change in accounting method or use of an improper accounting method that occurred at or prior to the Closing, (B) installment sale or open transaction made or entered into prior to the Closing outside of the ordinary course of business, (C) deferred revenue or prepaid amount received or accrued prior to the Closing outside of the ordinary course of business, (D) closing agreement (within the meaning of Section 7121 of the Code (or any similar or analogous provision of state, local, or non-U.S. Law)) entered into prior to the Closing, or (E) any intercompany transaction entered into or effected, or an “excess loss account” described in Treasury Regulations under Section 1502 of the Code existing, prior to the Closing;

(vi)           no Liens for Taxes exist with respect to any assets or properties of the Company or any of its Subsidiaries, except for Permitted Liens;

(vii)          as of the date of this Agreement, there are no Actions now pending, or threatened in writing against or with respect to the Company or any of its Subsidiaries by a Governmental Entity principally with respect to any Tax;

(viii)         there are no existing Tax sharing or similar arrangements that may or will require that any payment be made by either the Company or any of its Subsidiaries, other than (i) any such agreements entered into solely by and among the Company and any of its Subsidiaries and (ii) any customary indemnification or gross up provision in a commercial agreement that was entered into in the ordinary course of business and the principal subject of which is not related to Taxes;

(ix)            neither the Company nor any of its Subsidiaries (A) is or has been a member of any consolidated, combined or unitary group for purposes of filing Tax Returns (other than a group the common parent of which is or was the Company or any of its Subsidiaries), or (B) has any liability for the Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law) or as a transferee or successor;

(x)             since January 1, 2020, no claim has been made in writing by a taxing authority in a jurisdiction where the Company or any of its Subsidiaries does not file income or franchise Tax Returns that the Company or such Subsidiary, as applicable, is or may be subject to Tax of such type by that jurisdiction, which has not been satisfied, withdrawn or otherwise resolved. Neither the Company nor any of its Subsidiaries is or has been subject to Tax in any country other than the country in which it is organized by virtue of having a permanent establishment (within the meaning of any applicable tax treaty) or other place of business or taxable presence in that country;

(xi)            neither the Company nor any of its Subsidiaries has been in the last two years a “controlled corporation” or a “distributing corporation” in a transaction that was purported or intended to be governed by Section 355 of the Code;

(xii)           neither the Company nor any of its Subsidiaries has been a party to a “listed transaction” within the meaning of United States Treasury Regulations Section 1.6011-4(b)(2); and

(b)           Section 3.14(b) of the Company Disclosure Letter sets forth the entity classification of each Subsidiary of the Company for U.S. federal income tax purposes.

Notwithstanding any other provision of this Agreement to the contrary, the representations and warranties set forth in this Section 3.14 and Section 3.11 (to the extent it refers explicitly to Taxes) shall constitute the sole and exclusive representations and warranties made by the Company with respect to Taxes, and no other representation or warranty contained in any other Section shall be deemed to be made with respect to Taxes.

Section 3.15          Material Contracts.

(a)           Section 3.15(a) of the Company Disclosure Letter sets forth a true and complete list, as of the date of this Agreement, of each Contract, including all amendments, supplements and side letters thereto that modify each such Contract, to which the Company or any of its Subsidiaries is a party or by which they are bound (in each case, other than (x) any Company Benefit Plans (other than with respect to clause (x) below), (y) purchase orders or statements of work entered into or received in the ordinary course of business, and (z) Contracts solely between or among the Company and any of its wholly owned Subsidiaries or solely between or among any wholly owned Subsidiaries of the Company), that:

(i)             is a Contract with any Material Vendor, Material Platform or any Material Customer;

(ii)            is a Contract for the purchase of goods, services, equipment, or other assets providing for either (A) annual payments by the Company or any of its Subsidiaries of $1,500,000 or more in any of the last three calendar years, or (B) annual receipts by the Company or any of its Subsidiaries of more than $1,500,000 in any of the last three calendar years, in each case, other than (x) any Contracts with Material Customers or Material Vendors, which are the subject of clause (i) above, and (y) any Contracts with advertising clients or platforms;

(iii)           is a lease of real property with aggregate annual rent payments in excess of $500,000 in any of the last three calendar years or that is otherwise material to the operations of any of the Company or its Subsidiaries, other than Contracts that can be terminated by the Company or any of its Subsidiaries on 90 days’ notice or less without payment by the Company or any of its Subsidiaries of any material penalty;

(iv)           expressly limits, in any material respect, the ability of the Company or any of its Subsidiaries to compete with any Person in any line of business or to freely engage in business in any jurisdiction;

(v)            relates to Indebtedness for borrowed money (other than any trade payables made in the ordinary course of business or any such Contracts solely between or among the Company and any of its Subsidiaries) of the Company or any of its Subsidiaries having an outstanding or committed principal amount in excess of $5,000,000;

(vi)           grants a license from the Company or any of its Subsidiaries to any Person with respect to any material Owned Intellectual Property (other than (A) non-disclosure agreements, (B) Contracts with employees and independent contractors, (C) licenses granted to service providers in connection with the receipt of services, (D) customer Contracts, (E) Contracts with advertising platforms or advertising partners, (F) non-exclusive licenses granted by the Company Group in the ordinary course of business, and (G) Contracts where licenses of Intellectual Property are merely incidental to the transaction contemplated in such license, the commercial purpose of which is primarily for something other than such license);

(vii)          grants a license to the Company or any of its Subsidiaries with respect to any third party Intellectual Property that is material to the business of the Company Group (other than (A) non-disclosure agreements, (B) Contracts with employees and independent contractors, (C) non-exclusive licenses granted by service providers in connection with the receipt of services, (D) customer Contracts, (E) Contracts with advertising platforms or advertising partners; (F) licenses of Software and other technology commercially available on standard terms for an annual fee of no more than $500,000, (G) any Open Source Software, and (H) Contracts where licenses of Intellectual Property are merely incidental to the transaction contemplated in such license, the commercial purpose of which is primarily for something other than such license);

(viii)         is a material partnership, joint venture, profit sharing arrangement, strategic alliance or similar Contract;

(ix)            is a Contract with a Governmental Entity;

(x)             is a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act;

(xi)            is a Contract evidencing a capital expenditure for which future payments are required in excess of $750,000;

(xii)           is a Contract pursuant to which the Company or any of its Subsidiaries has, directly or indirectly, made any loan, capital contribution to, or other investment in, any Person other than the Company and its Subsidiaries in excess of $500,000 in the aggregate, other than (A) extensions of credit in the ordinary course of business, (B) investments in marketable securities in the ordinary course of business and (C) loans, advances or capital contributions to the Company and its Subsidiaries;

(xiii)          is a Contract that grants any right of first refusal or right of first offer or similar rights with respect to any material assets, rights or properties of the Company or its Subsidiaries, or that contains any “most favored nation” or exclusivity or similar rights that are material to the Company and its Subsidiaries, taken as a whole;

(xiv)          is a Contract entered into on or after January 1, 2023 that provides for the acquisition or disposition of any assets (other than acquisitions or dispositions in the ordinary course of business) or business (whether by merger, sale of stock, sale of assets or otherwise) or shares or other equity interests of any Person, and with any outstanding obligations as of the date of this Agreement;

(xv)           is a Contract with an Affiliate or other Person that would be required to be disclosed under Item 404(a) of Regulation S-K promulgated under the Exchange Act;

(xvi)          is a Contract in connection with the settlement of a then pending or threatened Action with ongoing obligations of the Company or any of its Subsidiaries (other than solely ongoing confidentiality obligations) other than (A) releases that are immaterial in nature or amount entered into in the ordinary course of business, (B) settlement Contracts only involving the payment of cash in amounts that do not exceed $1,000,000 in any individual case or (C) settlement Contracts which will not otherwise materially restrict the Company or any of its Subsidiaries following the Effective Time; or

(xvii)         is a voting, registration rights, stockholders or investors rights with respect to the equity interests of the Company or any of its Subsidiaries not otherwise disclosed in the Company SEC Documents.

All contracts of the types referred to in clauses (i) through (xvii) above are referred to herein as “Material Contracts”. The Company has made available to Parent true and complete copies of all Material Contracts as of the date hereof or has publicly filed such Material Contracts in the Company SEC Documents.

(b)           Each Material Contract is valid and binding on each of the Company’s Subsidiaries party thereto (and, if the Company is a party, on the Company) and, to the knowledge of the Company, any other party thereto, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) there is no default under any Material Contract by the Company or any of its Subsidiaries party thereto or, to the knowledge of the Company, any other party thereto, and (ii) no event has occurred that, with the lapse of time or the giving of notice or both, would constitute a default under any Material Contract by the Company or any of its Subsidiaries party thereto or, to the knowledge of the Company, any other party thereto. No party to any Material Contract has given the Company or any of its Subsidiaries (A) written notice of its intention to cancel or terminate any Material Contract or (B) written notice of its intention to change the scope of rights under or to fail to renew any Material Contract, except, in each case, as would not have, or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.16          Insurance. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (a) all material insurance policies of the Company Group are in full force and effect, (b) neither the Company nor any of its Subsidiaries is in breach or default, and neither the Company nor any of its Subsidiaries has taken any action or failed to take any action that, with or without the lapse of time or the giving of notice or both, would constitute such a breach of or default under, or permit termination or modification of, any of such insurance policies, (c) all material insurance policies maintained by the Company and its Subsidiaries are in full force and effect and all premiums due and payable thereon have been paid; and (d) since January 1, 2024, neither the Company nor any of its Subsidiaries has received any written notice of termination or cancellation or denial of coverage with respect to any insurance policy other than an expiration of such insurance policy in the ordinary course of business.

Section 3.17          Properties.

(a)           Section 3.17(a) of the Company Disclosure Letter sets forth a list of all leases of real property (each, a “Real Property Lease”) pursuant to which the Company or any of its Subsidiaries leases, subleases, licenses or otherwise occupies real property in the operations of the business of the Company Group and as of the date hereof and which provide for aggregate annual rent payments in excess of $500,000 in any of the last three calendar years (unless such lease may be terminated on not more than 90 days’ notice without payment by the Company Group of any material penalty). The real property pursuant to which the Company or any of its Subsidiaries leases, subleases, licenses or otherwise occupies real property in the operations of the business of the Company (such real property, the “Leased Real Property”) is the only real property used or held for use in connection with the operation of the business, and neither the Company nor any of its Subsidiaries has leased or otherwise granted to any Person the right to use or occupy such Leased Real Property or any portion thereof. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Company or a Subsidiary of the Company has valid leasehold interests in all of its respective Leased Real Property free and clear of all Liens (other than any Permitted Liens). The Company and its Subsidiaries do not own, and have not since January 1, 2024 owned, any real property.

(b)           Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, with respect to each Leased Real Property, (i) the applicable lease is in full force and effect and is enforceable against the Company or its Subsidiary (as applicable) and any other party thereto in accordance with their respective terms, subject to the Enforceability Exceptions, and (ii) neither the Company nor any Subsidiary of the Company is in breach or default under the applicable lease or has delivered or received any written notice of any default by the Company or any Subsidiary of the Company (as applicable) under any such lease or sublease affecting the Leased Real Property, and to the knowledge of the Company, no event has occurred and no circumstance exists that, with the lapse of time or the giving of notice or both, would constitute such a breach or default of any lease.

Section 3.18           Intellectual Property.

(a)           Section 3.18(a) of the Company Disclosure Letter sets forth a true and complete list of all registered or applied for trademarks or service marks, patents, patent applications, registered copyrights, and domain names owned by the Company or any of its Subsidiaries on the date hereof and that are material to the business of the Company Group (collectively, “Company Registered IP”). All Company Registered IP (other than pending applications) is subsisting and unexpired and, to the knowledge of the Company, valid and enforceable, and, since January 1, 2024, no registrations or applications for Company Registered IP have been adjudged invalid or unenforceable or have expired or been canceled or abandoned, in each case, other than expirations at the end of a statutory term or decisions to allow such expiration, cancellation or abandonment made in the ordinary course of business. No Company Registered IP is involved in any interference, reissue, reexamination, opposition, cancellation or similar proceeding, in each case, that is or would be material to the business of the Company Group, and, to the knowledge of the Company, no such action is or has been threatened with respect to any of the Company Registered IP. Neither the Company nor any of its Subsidiaries has received any written notice or claim in the three (3) years prior to the date hereof challenging the validity or enforceability of any material Company Registered IP that remains pending or unresolved.

(b)           Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, all Owned Intellectual Property is exclusively owned by the Company or one of its Subsidiaries free and clear of all Liens (except Permitted Liens), and the Company and its Subsidiaries own, or have a valid and enforceable right or license to use, all Intellectual Property that is necessary for the conduct of the business of the Company Group as currently conducted; provided that the foregoing does not constitute a representation or warranty that the Company Group, the conduct of the business of the Company Group, or any Intellectual Property used by the Company Group has not infringed, misappropriated or violated or does not infringe, misappropriate or violate any Intellectual Property of a third Person which is exclusively the subject matter of Section 3.18(d).

(c)           Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, each member of the Company Group has taken commercially reasonable efforts to maintain the confidentiality of any information of the Company Group that derives economic value (actual or potential) from not being generally known to other Persons who can obtain economic value from its disclosure or use. To the knowledge of the Company, there has been no unauthorized use or disclosure of any such information (including any trade secrets included in the Owned Intellectual Property).

(d)           Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) the Company Group is not infringing upon or misappropriating any Intellectual Property of any third party in connection with the conduct of their respective businesses, (ii) neither the Company nor any of its Subsidiaries has received since January 1, 2023 any written notice or claim (including any “cease and desist” letter or invitation to license) asserting that any such infringement or misappropriation is occurring or has occurred, which notice or claim remains pending or unresolved, (iii) to the knowledge of the Company, no third party is misappropriating or infringing any Owned Intellectual Property, and (iv) no Owned Intellectual Property is subject to any outstanding order, judgment, decree or stipulation in which the Company or any of its Subsidiaries is named as a party thereto restricting or limiting in any material respect the use or licensing of such Owned Intellectual Property by the Company or any of its Subsidiaries.

(e)           Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, each current and former employee, consultant, and independent contractor of the Company Group who has created or developed any material Owned Intellectual Property for or on behalf of any member of the Company Group has executed a written agreement assigning to a member of the Company Group all of such Person’s right, title, and interest in and to such Intellectual Property, or all such right, title, and interest has vested in a member of the Company Group by operation of Law, and, to the knowledge of the Company, no such Person is in material breach of any such agreement.

(f)            Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the consummation of the Transactions will not result in the loss or impairment of, or the payment of any additional amounts with respect to, or require the consent of any other Person in respect of, the Company Group’s right to own, use, or hold for use any of the Owned Intellectual Property as owned, used, or held for use in the conduct of the business of the Company Group as currently conducted.

(g)           Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) no member of the Company Group has used, combined, or distributed any Open Source Software in a manner that requires or purports to require (A) the disclosure or distribution in source code form of any Software included in the Owned Intellectual Property (“Company Software”), (B) the license or other provision of any such Company Software on a royalty-free basis or for the purpose of making derivative works, or (C) the grant of any patent license, non-assertion covenant, or other rights under any Owned Intellectual Property, (ii) each member of the Company Group is in compliance with all requirements of each license applicable to the Open Source Software used by the Company Group, and (iii) no member of the Company Group has disclosed, delivered, licensed, or made available, or has any duty or obligation (whether present, contingent, or otherwise) to disclose, deliver, license, or make available, any source code for any Company Software to any Person, other than (A) to employees, consultants, and contractors of the Company Group bound by written confidentiality obligations or other legal obligations of confidentiality with respect thereto, and (B) to any other third party pursuant to the terms and conditions of any Contract made available to Parent prior to the date hereof and specifically identified on Section 3.18(g)(iii) of the Company Disclosure Letter.

(h)           Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the IT Systems are adequate for the operation of the business of the Company Group as currently conducted, and the Company Group has implemented commercially reasonable data backup, data storage, system redundancy and disaster avoidance and recovery procedures, as well as a commercially reasonable business continuity plan, and has taken commercially reasonable steps to secure the IT Systems from unauthorized access or use and to prevent the introduction of viruses, disabling codes, Trojan horses, worms, and other malicious code into the IT Systems. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, since January 1, 2024, there has been no malfunction or failure of, or unauthorized access to, any of the IT Systems that has adversely affected the operations of the business of the Company Group and that has not been remedied in all material respects.

Section 3.19          Data Privacy.

(a)           Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Company Group is and, since January 1, 2024 has been, in compliance with (i) all applicable Laws and guidelines from Governmental Entities relating to privacy, data security, data protection, breach notification, data localization, sending solicited or unsolicited electronic mail and text messages, cookies, online tracking technologies including pixels and/or the Processing of Personal Information, and (ii) any information security and data privacy statements in the Company’s applicable public-facing privacy policies and notices (collectively, “Privacy Law”), as well as (iii) all contractual obligations related to privacy, data protection and cybersecurity binding upon the Company Group. There are no actions pending or threatened in writing, or, to the knowledge of the Company, otherwise threatened against the Company or any of its Subsidiaries concerning violations of Privacy Law. To the knowledge of the Company, the consummation of the Transactions will not cause any violation of applicable Privacy Law.

(b)           Except as set forth in Section 3.19(b) of the Company Disclosure Letter, the Company Group does not Process (i) any information concerning the physical or mental health condition of any individual, (ii) any biometric or genetic information of any individual, (iii) any precise geolocation data, (iv) any Personal Information of any individual known by the Company Group to be under the age of 18, or (v) any other information considered as special categories of data under Privacy Law, other than Personal Information of the Company Group’s employees and personnel Processed in the ordinary course of human resources and benefits administration.

(c)           The Company Group has taken commercially reasonable steps to train its employees that have access to Personal Information on applicable aspects of Privacy Law, including individuals’ rights, as necessary, and to ensure that such employees are under written obligations of confidentiality with respect to such Personal Information.

(d)           Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Company Group Processes and has Processed Personal Information by using appropriate technical, physical, and organizational measures and security systems and technologies in compliance with applicable Privacy Law, to ensure the integrity and security of such Personal Information and all material Company Group data, and to prevent any material destruction, loss, alteration, corruption or misuse of or unauthorized disclosure or access thereto in compliance with applicable Privacy Law.

(e)           The Company Group has subscribed to a cyber-insurance policy appropriate to the nature of its activities.

(f)            Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, there has been no unauthorized access to or acquisition of, or any other event or incident involving the theft, loss, unavailability, destruction, alteration or improper access, disclosure or use without authorization of Personal Information of the IT Systems, and the Company Group is not aware of any facts suggesting the likelihood of the foregoing, including any breach of security, that would give rise to any material notification obligations, or would otherwise require the Company Group to notify any Person or Governmental Entity of a data security breach or security incident, on behalf of the Company or any of its Subsidiaries under Privacy Law.

(g)           Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Company Group has not used and is currently not using any Personal Information to prompt, train, validate, test, improve, fine-tune, or develop any artificial intelligence or automated decision-making technology or any trade secrets of the Company Group to prompt, train, validate, test, improve, fine-tune, or develop any artificial intelligence or automated decision-making technology of a third party. The Company Group has not used and is not currently using, including, through a third-party vendor, any artificial intelligence or automated decision-making technology (i) for any significant or consequential decisions concerning a Person or profiling in furtherance of decisions that produce legal or similarly significant effects, or (ii) to develop any Intellectual Property material to the business of the Company Group that is intended to be owned by any Company Group in a manner that would materially affect any Company Group’s ownership thereof or rights therein.

Section 3.20          Sanctions and Anti-Corruption.

(a)           Each member of the Company Group, including any of their respective directors and officers, and to the knowledge of the Company, employees, agents and other Person acting on behalf of the Company Group, in the past five years (and since April 24, 2019 with respect to Sanctions) has complied with, and is in compliance with, Sanctions, Trade Controls Laws, Anti-Corruption Laws, and with AML Laws in each case, in all material respects.

(b)           No member of the Company Group, including any of their respective directors or officers, or to the knowledge of the Company, any employees, agents or Persons acting on behalf of the Company Group is a Sanctioned Person.

(c)           No member of the Company Group, (i) is currently, or has since April 24, 2019, conducted any business or engaged in any transactions with a Sanctioned Person or in any Sanctioned Country, in each case in violation of Sanctions, (ii) is engaging or has in the past five years engaged in any export, reexport, transfer or provision of any goods, software, technology, data or service without, or exceeding the scope of, any required or applicable licenses or authorizations under all applicable Trade Controls Laws, (iii) taken any action in the past five years (and since April 24, 2019 with respect to Sanctions) that violates, evades or avoids, or attempts to violate, evade or avoid any applicable Sanctions, Trade Controls Laws, AML Laws, or Anti-Corruption Laws, or (iv) has received any written notice, in the past five years (and since April 24, 2019 with respect to Sanctions), of any investigation, suit, proceeding, warning letter, penalty notice, or other regulatory enforcement action by, or submitted any voluntary or involuntary disclosures to, a Governmental Entity regarding any violation of any applicable Sanctions, Trade Controls Laws, AML Laws, or Anti-Corruption Laws, and to the knowledge of the Company Group, no such investigation, suit, proceeding is threatened.

(d)           No member of the Company Group, including any of their respective director or officers, or, to the knowledge of the Company, any employee, agent or Person acting on behalf or for the benefit of any member of the Company Group has, directly or indirectly, offered, paid, promised, authorized, given or agreed to give any payment, gift or other item of value or similar benefit to any Person (including any Government Official) for purposes of (i) influencing any act or decision of a Government Official in their official capacity, (ii) inducing such Government Official to do or omit to do any act in violation of its, his or her lawful duty, (iii) securing any improper advantage, or (iv) inducing such Government Official to use its, his or her influence with a Governmental Entity to affect or influence any act or decision of such Governmental Entity, in each case in violation of applicable Anti-Corruption Laws.

(e)           The Company Group has implemented and maintained in effect written policies, procedures, and internal controls, and internal accounting control systems, that are reasonably designed to prevent, detect and deter violations of applicable Sanctions, Trade Controls Laws, AML Laws, or Anti-Corruption Laws.

Section 3.21          State Takeover Statutes. Assuming the accuracy of the representations and warranties of Parent and Merger Sub set forth in Section 4.11, (i) no “fair price,” “moratorium,” “control share acquisition” or similar anti-takeover Law (collectively, “Takeover Laws”) enacted under any state Laws in the United States applies to this Agreement or the Transactions and (ii) the Company Board or any Company Committee has taken the necessary action to render the restrictions of Section 203 of the DGCL inapplicable to the execution, delivery or performance of this Agreement and the consummation of the Transactions.

Section 3.22          Affiliate Transactions. Except for (a) directors’ and employment-related Contracts filed or incorporated by reference as an exhibit to a Company SEC Document, (b) any other transactions, Contracts, arrangements or understandings between any member of the Company Group, on the one hand, and any director, manager, officer or employee, on the other hand, that pertain to employment arrangements made in the ordinary course of business, and (c) any intercompany Contracts, as of the date hereof, there have been no transactions, or series of related transactions, or Contracts that would be required to be disclosed under Item 404 under Regulation S-K under the Securities Act.

Section 3.23          Material Customers and Material Vendors.

(a)           Section 3.23(a) of the Company Disclosure Letter sets forth each of the twenty largest customers of the Company Group, taken as a whole, during the financial year ended December 31, 2025, and the top ten largest customers of the Company Group, taken as a whole, during the six months ended June 30, 2026, in each case, based on the revenue generated from such customer during such applicable period (each, a “Material Customer”). Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company Group, taken as a whole, during the past 12 months prior to the date hereof, neither the Company nor any of its Subsidiaries has been, or is currently, engaged in any Action with any Material Customer. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company Group, taken as a whole, neither the Company nor any of its Subsidiaries has received any written notice from any Material Customer expressly stating any intention to terminate purchases from the Company Group.

(b)           Section 3.23(b) of the Company Disclosure Letter sets forth each of the five largest activation platforms (each, a “Material Platform”) of the Company Group, taken as a whole, based on the revenue generated from such platform during the financial year ended December 31, 2025, and during the six months ended June 30, 2026. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company Group, taken as a whole, during the past 12 months prior to the date hereof, neither the Company nor any of its Subsidiaries has been, or is currently, engaged in any Action with any Material Platform. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company Group, taken as a whole, neither the Company nor any of its Subsidiaries has received any written notice from any Material Platform expressly stating any intention to terminate its relationship with the Company Group.

(c)           Section 3.23(c) of the Company Disclosure Letter sets forth each of the 15 largest vendors or suppliers (each, a “Material Vendor”) of the Company Group, taken as a whole, based on the amounts paid to such vendors or suppliers by the Company Group during the financial year ended December 31, 2025, and during the six months ended June 30, 2026. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company Group, taken as a whole, during the past 12 months prior to the date hereof, neither the Company nor any of its Subsidiaries has been, or is currently, engaged in any Action with any Material Vendor. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company Group, taken as a whole, neither the Company nor any of its Subsidiaries has received any written notice from any Material Vendor expressly stating any intention to terminate its provision of goods or services to the Company Group.

Section 3.24          Brokers. No broker, investment banker, financial advisor or other Person, other than PJT Partners LP, is entitled to any broker’s, finder’s or financial advisor’s fee or commission in connection with the Transactions, based upon arrangements made by or on behalf of any member of the Company Group.

Section 3.25          Required Vote. Assuming the accuracy of the representations and warranties set forth in Section 4.11, the affirmative vote of the holders of at least a majority of the outstanding shares of capital stock entitled to vote in accordance with the DGCL to adopt this Agreement (the “Required Company Stockholder Approval”) is the only vote of the holders of any of the capital stock of the Company necessary to adopt this Agreement and approve the Merger and the other Transactions.

Section 3.26          Opinion of Financial Advisor. The Special Committee and the Company Board have received the opinion of PJT Partners LP to the effect that, as of the date of such opinion, and based upon and subject to, among other things, the assumptions made, procedures followed, matters considered and conditions, qualifications and limitations on the review undertaken by PJT Partners LP in connection with the opinion, the Merger Consideration to be received pursuant to, and in accordance with, the terms of this Agreement by the holders of Shares is fair, from a financial point of view. The Company shall, following the execution of this Agreement by all parties, furnish a written copy of such opinion to Parent for informational purposes only and on a non-reliance basis.

Section 3.27          No TID US Business. The Company does not engage in (a) the design, fabrication, development, testing, production or manufacture of one or more “critical technologies” within the meaning of Section 721 of the U.S. Defense Production Act of 1950, as amended, including all implementing regulations thereof (the “DPA”); (b) the ownership, operation, maintenance, supply, or servicing of “covered investment critical infrastructure” within the meaning of the DPA (where such activities are covered by column 2 of Appendix A to 31 C.F.R. Part 800); or (c) the maintenance or collection, directly or indirectly, of “sensitive personal data” of U.S. citizens within the meaning of the DPA. The Company does not have any current intention of engaging in such activities in the future.

Section 3.28          No Other Representations or Warranties. Except for the representations and warranties contained in Article IV, the Company acknowledges that none of Parent, Merger Sub or any other Person on behalf of Parent or Merger Sub makes any other express or implied representation or warranty with respect to Parent or Merger Sub or with respect to any other information provided to the Company, and the Company is not relying on any representation or warranty, whether made by Parent, Merger Sub, any of their respective Affiliates or their respective Representatives, except for the representations and warranties contained in Article IV, the Equity Commitment Letter, the Limited Guarantee, and the certificate to be delivered to the Company by Parent pursuant to Section 6.3(c).

Article IV
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as set forth in the disclosure letter delivered by Parent to the Company prior to the execution of this Agreement (the “Parent Disclosure Letter”) (it being agreed that disclosure of any information in a particular section or subsection of the Parent Disclosure Letter shall be deemed disclosure with respect to any other section or subsection of this Agreement to which the relevance of such information is reasonably apparent), Parent and the Merger Sub, jointly and severally, represent and warrant to the Company as follows:

Section 4.1            Organization, Standing and Power. Each of Parent and Merger Sub (i) is a corporation duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the Laws of the jurisdiction of its incorporation, (ii) has all requisite corporate or other power and authority to own, lease and operate its properties and to carry on its business as now being conducted and (iii) is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except in the case of each of clauses (ii) and (iii), as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

Section 4.2            Authority. Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions, subject, in the case of consummation of the Merger, to the approval of this Agreement by Parent in its capacity as the sole stockholder of Merger Sub. The execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Transactions have been duly authorized by the boards of directors of Parent and Merger Sub, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to approve this Agreement or to consummate the Transactions, subject, in the case of the consummation of the Merger, to the approval of this Agreement by Parent in its capacity as the sole stockholder of Merger Sub and the filing of the Certificate of Merger with the Delaware Secretary of State as required by the DGCL. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a valid and binding obligation of Parent and Merger Sub, enforceable against each of them in accordance with its terms (except to the extent that enforceability may be limited by the Enforceability Exceptions). The board of directors of Parent has unanimously authorized and approved the execution and delivery of this Agreement and performance of its covenants and obligations herein and declared this Agreement and the Transactions to be advisable, fair to and in the best interests of Parent and its stockholders, on the terms and subject to the conditions set forth in this Agreement. The board of directors of Merger Sub has unanimously authorized and approved the execution and delivery of this Agreement and performance of its covenants and obligations herein and declared this Agreement and the Transactions to be advisable, fair to and in the best interests of Merger Sub and its stockholders and recommended that Parent, as Merger Sub’s sole stockholder, vote in favor of the adoption of this Agreement in accordance with the DGCL, in each case, on the terms and subject to the conditions set forth in this Agreement.

Section 4.3            No Conflict; Consents and Approvals.

(a)           The execution, delivery and performance of this Agreement by Parent and Merger Sub, and the consummation by Parent and Merger Sub of the Transactions, do not and will not (i) conflict with or violate the certificate of incorporation or bylaws of Parent or Merger Sub, (ii) assuming that all consents, approvals and authorizations contemplated by clauses (i) through (v) of subsection (b) below have been obtained and all filings described in such clauses have been made, conflict with or violate any Law applicable to Parent or Merger Sub or by which any of their respective properties are bound or (iii) result in any breach or violation of, or constitute a default (or an event which with notice or lapse of time or both would become a default), or result in the loss of a benefit under, or give rise to any right of termination, cancellation, amendment or acceleration of, any Contract to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any of their respective properties are bound, except, in the case of clauses (ii) and (iii), as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

(b)           The execution, delivery and performance of this Agreement by Parent and Merger Sub, and the consummation by Parent and Merger Sub of the Transactions, do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any Governmental Entity, except for (i) such filings as may be required under applicable requirements of the Exchange Act, and under state securities, takeover and “blue sky” Laws, (ii) any filings, submissions, notifications (or drafts thereof) required under the applicable requirements of any Antitrust Laws or Foreign Investment Laws, (iii) such filings as are necessary to comply with the applicable requirements of the NYSE, (iv) the filing with the Delaware Secretary of State of the Certificate of Merger as required by the DGCL and (v) any such consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

Section 4.4            Certain Information. None of the information supplied or to be supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement (and any amendment thereof or supplement thereto) will, at the time it is filed with the SEC, at the date it is first mailed to the Company’s stockholders, and at the time of the Company Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading; provided that, no representation or warranty is made by Parent or Merger Sub with respect to (a) statements therein included or incorporated by reference in the Proxy Statement relating to the Company or its Affiliates, or based on information supplied by or on behalf of the Company or any of its Representatives for inclusion in the Proxy Statement or (b) any financial projections or forward looking statements. The Proxy Statement (and any amendment thereof or supplement thereto) will comply as to form in all material respects with the provisions of the Exchange Act and any other applicable federal securities Laws.

Section 4.5            Litigation. As of the date of this Agreement, except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, (a) there is no Action pending or, to the knowledge of Parent, threatened against Parent, Merger Sub or any of their Affiliates or any of their respective properties by or before any Governmental Entity and (b) neither Parent, Merger Sub nor any of its Affiliates nor any of their respective properties is or are subject to any judgment, order, injunction, rule or decree of any Governmental Entity.

Section 4.6            Ownership and Operations of Merger Sub. Merger Sub has been formed solely for the purpose of engaging in the Transactions and has not engaged, and prior to the Effective Time will not engage, in any business activities and will have incurred no liabilities or obligations other than as contemplated herein or incidental to its formation or the Transactions. The authorized capital stock of Merger Sub consists of 100 shares of common stock, par value $0.0001 per share, all of which are duly authorized, validly issued, fully paid, non-assessable and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned, beneficially and of record, directly by Parent, free and clear of all Liens, other than Liens imposed by generally applicable U.S. securities Laws or as expressly contemplated hereby.

Section 4.7            Financing. Parent has delivered to the Company a true, correct and complete copy of the executed (x) equity commitment letter, dated as of the date of this Agreement, by and among Elliott Associates, L.P. and Elliott International, L.P. (each, an “Equity Investor” and collectively, the “Equity Investors”) and Parent (the “Equity Commitment Letter” and, together with the Debt Commitment Letter, the “Commitment Letters”) pursuant to which, upon the terms and subject to the conditions set forth therein, the Equity Investors have agreed to invest in Parent their respective amounts set forth in the Equity Commitment Letter (the “Equity Financing” and together with the Debt Financing, collectively, the “Financing”) and (y) the Debt Commitment Letter and the Debt Fee Letter, provided that the Debt Fee Letter may be redacted for fee amounts, economic terms of any “securities demand” provisions and the economic terms of any “market flex” provisions, none of which redacted terms or provisions would reasonably be expected to reduce the aggregate principal amount of the Debt Financing to be funded on the Closing Date, delay or otherwise impede the occurrence of the Closing Date or impose additional or more onerous conditions precedent to the funding of the Debt Financing on the Closing Date. As of the date of this Agreement, (i) each Commitment Letter is in full force and effect and represents the valid, binding and enforceable obligation (subject to the Enforceability Exceptions) of Parent and, to the knowledge of Parent, each other party thereto to provide the financing contemplated thereby subject only, in the case of the Debt Financing, to the satisfaction or waiver of the Financing Conditions, (ii) the commitments under the Commitment Letters have not been withdrawn or rescinded in any respect, and the Commitment Letters and the other Debt Commitment Papers have not been amended, waived or otherwise modified in any manner and no such withdrawal, rescission, amendment, waiver or other modification is contemplated (other than any amendment or modification of the Debt Commitment Papers to appoint additional joint lead arrangers, joint bookrunners, managers, co-managers, agents or co-agents, to award titles or allocations to any such Person, to provide for the execution of customary joinder documentation or to provide for the assignment and reallocation of a portion of the commitments thereunder, in each case as contemplated by Section 2 of the Debt Commitment Letter), (iii) Parent has fully paid (or caused to be paid) any and all commitment fees and other amounts that are due and payable on or prior to the date of this Agreement in connection with the Debt Financing, (iv) neither Parent nor any of its Affiliates has entered into any agreement, side letter or other commitment or arrangement relating to the financing of the Transactions that imposes or permits the imposition of conditions precedent to the funding of the Debt Financing on the Closing Date or would otherwise affect the availability of the Debt Financing on the Closing Date or, delay or otherwise impede the occurrence of the Closing Date, other than, in the case of agreements, side letters and other commitments or arrangements relating to the financing of the Transactions, the Debt Commitment Letter and the Debt Fee Letter, (v) no breach or default has occurred, and no event has occurred which, with or without notice, lapse of time or both, would constitute a breach or default, or result in a failure to satisfy the conditions precedent, on the part of Parent or Merger Sub or, to the knowledge of Parent, any other party thereto under any term of any Commitment Letter and (vi) assuming the satisfaction of the conditions set forth in Article VI and the completion of the Marketing Period, Parent has no reason to believe that (A) any of the Financing Conditions will not be satisfied on a timely basis, or (B) the Financing will not be made available to Parent at the Closing in accordance with the terms and conditions of the Commitment Letters. There are no conditions precedent or other contingencies directly or indirectly related to the funding of the full amount of the Financing other than, in the case of the Debt Financing, the Financing Conditions. Assuming the satisfaction of the conditions set forth in Article VI and that the Financing is funded on the Closing Date in accordance with the applicable Commitment Letters, the net proceeds of the Debt Financing (after giving effect to any “market flex” provisions), together with cash on hand, cash and cash equivalents of the Company and its Subsidiaries and other sources of immediately available funds of Parent, will be sufficient to enable Parent and Merger Sub to pay (w) the aggregate Merger Consideration and all amounts payable pursuant to Article II and to consummate the Closing, (x) all amounts of Indebtedness of the Company and its Subsidiaries required to be repaid, redeemed, prepaid, discharged or terminated at the Closing in connection with the Transactions (including under the Company Credit Agreement), (y) all fees, costs and expenses required to be paid by Parent and Merger Sub at the Closing in connection with the Transactions and the Debt Financing, including the fees, costs and expenses of Parent, Merger Sub and their respective Affiliates and their respective Representatives, and (z) all other amounts required to be paid by Parent or Merger Sub in connection with the consummation of the Transactions on the Closing Date (the minimum amount sufficient to finance such payments, the “Required Amount”). Each of Parent and Merger Sub acknowledges and agrees that, notwithstanding anything to the contrary in this Agreement, neither Parent, Merger Sub, their respective Affiliates’ nor any other Person’s ability to obtain any financing for the Transactions shall be a condition to any obligations of Parent or Merger Sub hereunder, including the obligation to consummate the Transactions or to pay any portion of the Merger Consideration.

Section 4.8            Limited Guarantee. Parent has delivered to the Company a true, complete and correct copy of the executed Limited Guarantee. The Limited Guarantee is in full force and effect and constitutes the valid, binding and enforceable obligation of the Guarantors in favor of the Company, enforceable by the Company in accordance with its terms (subject to the Enforceability Exceptions). Each Guarantor is not in default or breach under any of the terms or conditions of the Limited Guarantee and no event has occurred that, with or without notice, lapse of time or both, would or would reasonably be expected to constitute a default or breach or a failure to satisfy a condition under the terms and conditions of the Limited Guarantee. Each Guarantor has access to sufficient capital to satisfy the full amount of its guaranteed obligations under the Limited Guarantee in full.

Section 4.9            Solvency. Neither Parent nor Merger Sub is entering into the Transactions with the actual intent to hinder, delay or defraud either present or future creditors of Parent, Merger Sub or their Affiliates or of the Company Group. Assuming (i) the satisfaction of the conditions set forth in Section 6.1 and Section 6.2 and (ii) the accuracy of the representations and warranties set forth in Article III, at and immediately after the Closing, and after giving effect to the Transactions, Parent, Merger Sub and their respective Affiliates (including the Surviving Corporation and the other members of the Company Group) will be Solvent. For purposes of this Agreement, the term “Solvent”, when used with respect to any Person, shall mean that, as of any date of determination, such Person shall (i) have property with fair value greater than the total amount of its debts and liabilities, subordinated, contingent or otherwise (it being understood that the amount of contingent liabilities at any time shall be computed as the amount that, in light of all the facts and circumstances existing at such time, can reasonably be expected to become an actual or matured liability), (ii) have assets with present fair salable value not less than the amount that will be required to pay its liability on its debts as they become absolute and matured, (iii) be able to pay its debts and liabilities, subordinated, contingent or otherwise, as they become absolute and matured and (iv) not be engaged in business or a transaction, and not be about to engage in a business or transaction, for which it has unreasonably small capital.

Section 4.10          Vote/Approval Required. As of the date hereof, Parent has obtained the required vote or consent of the holders of any class or series of capital stock of Parent that is necessary to approve this Agreement or the Transactions. The vote or consent of Parent as the sole stockholder of Merger Sub (which Parent agrees shall occur within one Business Day of the date hereof) is the only vote or consent of the holders of any class or series of capital stock of Merger Sub necessary to approve this Agreement or the Transactions.

Section 4.11          Ownership of Shares. None of Parent, Merger Sub nor any of their respective controlled Affiliates owns, directly or indirectly, beneficially or of record, any Shares or any securities, Contracts or rights convertible into or exercisable or exchangeable for Shares or the right to acquire or vote any Shares, except pursuant to this Agreement. None of Parent, Merger Sub nor any of their respective “Affiliates” or “Associates” (each as defined in Section 203 of the DGCL) is or has been an “interested stockholder” (as defined in Section 203 of the DGCL) of the Company, in each case at any time during the three-year period prior to the entry into this Agreement.

Section 4.12          Brokers. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s or financial advisor’s fee or commission in connection with the Transactions, based upon arrangements made by or on behalf of Parent or Merger Sub or their respective Affiliates, except for Persons whose fees and expenses shall be paid solely by Parent.

Section 4.13          Investment Intention. Parent is acquiring the Shares for its own account, for investment purposes only and not with a view to the distribution (as such term is used in Section 2(11) of the Securities Act) thereof. Parent understands that, following the Closing, the Shares will not be registered under the Securities Act or any “blue sky” Laws and cannot be sold unless subsequently registered under the Securities Act, any applicable “blue sky” Laws or pursuant to an exemption from any such registration.

Section 4.14          Access to Information. Each of Parent and Merger Sub acknowledges and agrees that it and its respective Representatives have (a) had a reasonable opportunity to discuss and ask questions regarding the business of the Company Group with the management of the Company, (b) had access to the books and records, facilities, equipment, Contracts and other assets of the Company, the “data room” maintained by the Company for purposes of the Transactions and such other information as it has desired or requested to review, and (c) conducted its own independent investigation of the Company Group and the Transactions, and has not relied on any representation, warranty or statement by any Person or any matter regarding the Company Group or any other matter, except those representations and warranties expressly set forth in Article III. Each of Parent and Merger Sub (each for itself and on behalf of its Affiliates and Representatives) hereby acknowledges and agrees that (i) there are uncertainties inherent in attempting to develop such estimates, projections, forecasts, business plans and other forward-looking information, as well as in such strategic plans, (ii) Parent and Merger Sub have made their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts, business plans and other forward-looking information, as well as such strategic plans, furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, business plans and other forward-looking information or strategic plans), and (iii) none of Parent, Merger Sub, their respective Affiliates or Representatives will have any claim against the Company or any of its stockholders, directors, officers, employees, Affiliates, advisors, agents, other Representatives, or any other Person with respect to any of the foregoing other than in the case of fraud.

Section 4.15          No Other Representations or Warranties. Except for the representations and warranties expressly and specifically set forth in Article III, each of Parent and Merger Sub acknowledges and agrees that neither the Company nor any other Person on behalf of the Company makes any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries with respect to any other information provided to Parent or Merger Sub in connection with the Transactions, and Parent and Merger Sub are not relying on any representation or warranty, whether made by the Company, any of its Affiliates or their respective Representatives, except for the representations and warranties contained in Article III.

Article V
COVENANTS

Section 5.1            Conduct of Business of the Company.

(a)           The Company covenants and agrees that, during the period from the date hereof until the earlier of the Effective Time or the valid termination of this Agreement pursuant to Section 7.1 (the “Applicable Period”), except (i) as expressly contemplated or permitted by this Agreement, (ii) as disclosed in Section 5.1 of the Company Disclosure Letter, (iii) as required by applicable Law, or (iv) as Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall, and shall cause each of its Subsidiaries to, (A) conduct its business in the ordinary course of business in all material respects, and (B) use its commercially reasonable efforts to preserve the goodwill and current relationships of the Company or such Subsidiary, as applicable, with customers, suppliers and other Persons with which the Company or any of its Subsidiaries has material business relations; provided, that (x) no action by the Company Group with respect to matters specifically addressed by any provision of Section 5.1(b) shall be deemed a breach of this sentence unless such action constitutes a breach of such provision of Section 5.1(b), and (y) the failure of the Company Group to take any action prohibited by Section 5.1(b) will not constitute a breach of this Section 5.1(a).

(b)           Without limiting anything contained in Section 5.1(a) to the contrary, during the Applicable Period, except (1) as expressly contemplated or permitted by this Agreement, (2) as disclosed in Section 5.1 of the Company Disclosure Letter, (3) as required by applicable Law, or (4) as Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), neither the Company nor any of its Subsidiaries shall:

(i)             amend or otherwise change its certificate of incorporation or bylaws or any similar governing instruments;

(ii)            other than the Merger contemplated hereby, merge or consolidate the Company or any of its Subsidiaries with any other Person, or liquidate, dissolve, restructure, recapitalize, or otherwise reorganize the Company or any of its Subsidiaries or adopt a plan or resolution providing for any such transaction;

(iii)           issue, deliver, sell, pledge, dispose of or encumber any shares of its capital stock, or issue any additional shares of, or securities convertible or exchangeable for, or warrants exercisable for, shares of its capital stock, or grant to any Person any right to acquire any shares of its capital stock or securities convertible or exchangeable therefor, except (A) pursuant to the exercise of Company Stock Options or settlement of Company RSUs or Company PSUs outstanding as of the date hereof; or (B) subject to Section 2.2(d), the issuance of Shares under the Company ESPP;

(iv)           declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, except for dividends or other distributions by any direct or indirect wholly owned Subsidiary of the Company to the Company or any other direct or indirect wholly owned Subsidiary of the Company;

(v)            adjust, split, combine, redeem, repurchase or otherwise acquire any shares of capital stock of the Company (except in connection with the net settlement or cashless exercise of Company RSUs, Company Stock Options or Company PSUs outstanding as of the date hereof or permitted to be granted after the date hereof), or reclassify, combine, split, subdivide or otherwise amend the terms of its capital stock;

(vi)           (A) acquire (whether by merger, consolidation or acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof as a going concern; or (B) sell or otherwise dispose of (whether by merger, consolidation or acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof as a going concern;

(vii)           (A) enter into any new Contract that would have been a Material Contract under clause (ii) (provided that, for purposes of clause (ii), any references to a monetary threshold shall be deemed to refer to payments by, or to, the Company and its Subsidiaries of $1,500,000 or more in any annual period following the date hereof), (iii), (iv), (vii) (other than any licenses or Contracts related thereto entered into in the ordinary course of business), (viii), (ix), (x), (xiii) or (xv) of the definition thereof or that would have been a Contract with a Material Platform, in each case had it been entered into prior to the date of this Agreement, (B) amend (to the detriment of the Company or any of its Subsidiaries), or voluntarily terminate (excluding, for the avoidance of doubt, any expiration or lapse of the term of such Contract in accordance with its terms and conditions), any Material Contract, in each case excluding the automatic renewal or extension of any such Material Contract pursuant to its terms or on terms that are not less favorable in the aggregate to the Company Group than the existing terms thereof, or (C) waive, release or assign any rights, claims or benefits under any Material Contract other than to a wholly owned Subsidiary of the Company;

(viii)         authorize any capital expenditures in excess of the Company’s capital expenditure budget set forth on Section 5.1(b)(viii) of the Company Disclosure Letter, except for capital expenditures of less than $250,000 individually;

(ix)            (A) make any loans, advances or capital contributions to, or investments in, any other Person (other than a member of the Company Group), excluding extensions of trade credit pursuant to the terms of a Contract entered into prior to the date of this Agreement and advances of reasonable and documented out-of-pocket expenses to employees, in each case in the ordinary course of business, (B) incur or guarantee any indebtedness for borrowed money (excluding (x) any guaranty by one or more members of the Company in favor of one or more other members of the Company Group, and (y) borrowings incurred under the Company Credit Agreement in the ordinary course of business for working capital purposes and not to exceed $2,000,000 in the aggregate), or (C) create, incur or suffer to exist any Lien (other than Permitted Liens) upon any property or assets of the Company Group in connection with any indebtedness for borrowed money;

(x)             except to the extent required by the terms of a Company Benefit Plan, any Contract in effect as of the date hereof, or as contemplated by Section 5.7, (A) increase the compensation or benefits of any employee, director, executive officer or other Contingent Worker of the Company Group, other than ordinary course increases for employees and other Contingent Workers with annualized base compensation or service fees less than $250,000 (B) enter into, amend, modify, terminate or adopt any material Company Benefit Plan (excluding annual renewals of health or welfare benefits in the ordinary course of business), (C) accelerate the vesting or payment of, or the lapsing of forfeiture conditions with respect to, any stock options or other stock-based compensation or take any other action to amend or waive any performance or vesting criteria or accelerate vesting, exercisability or funding under any Company Benefit Plan, (D) enter into agreements with respect to, or grant any rights to any, termination, severance, change-in-control, transaction bonus, Tax gross-up or retention payments or benefits to any employee, director, executive officer or other Contingent Worker of the Company Group, (E) hire, promote, engage, furlough, or terminate (other than for cause) any employee or Contingent Worker with annualized base compensation or service fee in excess of $250,000 or (F) undertake any group layoff, mass dismissal, collective redundancy, closure, reduction-in-force, furlough or other similar action that would trigger advance notice obligations under the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar state, foreign or local Laws;

(xi)            except (A) as required by Law or (B) as set forth on Section 5.1(b)(xi) of the Company Disclosure Letter, and on reasonable prior written notice to Parent (to the extent permitted by Law), enter into, negotiate or modify a collective bargaining agreement or works agreement with, engage in any voluntary recognition of, or enter into a bargaining relationship with, a union or employee representative body representing or seeking to represent any employee or group of employees of the Company;

(xii)           (A) other than in the ordinary course of business, enter into, terminate or amend any material Contract with a professional employer organization or staffing agency or (B) enter into any Contract with a professional employer organization or staffing agency in a country in which the Company has no employees as of the date hereof;

(xiii)          implement or adopt any material change in its methods of accounting, except as may be required to conform to changes in applicable Law or GAAP;

(xiv)          (A) make, revoke or change any material Tax election, except for elections made in the ordinary course of business; (B) surrender any claim for a refund of material Taxes, (C) enter into any closing agreement with respect to material Taxes; (D) settle or compromise any material Tax liability related to Taxes; (E) change an annual Tax accounting period or adopt or change any material Tax accounting method; (F) file (or cause to be filed) any material amended Tax Return; (G) consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of material Taxes; (H) request any private letter ruling or other written advice or determination from a tax authority with respect to material Taxes or Tax matters; (I) change its residence for Tax purposes or, to the knowledge of the Company, establish a permanent establishment outside of its jurisdiction of incorporation for Tax purposes; or (J) become a party to a “listed transaction” within the meaning of U.S. Treasury Regulations Section 1.6011-4(b)(2);

(xv)           (A) compromise, settle or agree to settle any Action, or consent to the same, excluding compromises, settlements or agreements in the ordinary course of business that involve only the payment of money damages (x) not in excess of $500,000 individually or $2,000,000 in the aggregate (excluding monetary obligations that are funded by an insurance policy of the Company or any of its Subsidiaries), or (y) consistent with the reserves reflected in the Company’s balance sheet at March 31, 2026; or (B) except in the ordinary course of business, waive any right with respect to any material claim held by the Company Group in respect of any Action; provided, that the compromises, settlements or agreements of any Action for appraisal of any Dissenting Shares shall be subject solely to Section 2.5 (and not this Section 5.1(b)(xv));

(xvi)          (A) form any Subsidiary or acquire any equity interest in any other Person (other than in accordance with Contracts in effect on the date hereof), (B) enter into any new material line of business, or (C) open a new office of the Company Group in any country where no member of the Company Group has an office as of the date hereof;

(xvii)         fail to maintain, cancel, terminate or allow to lapse (in each case, in any material respect) without a commercially reasonable substitute therefor, any material Intellectual Property license;

(xviii)       terminate or cancel or make any material change to the structure, limits or terms and conditions of any insurance policies, including allowing any of the insurance policies to expire without renewing such insurance policies or obtaining comparable replacement coverage, except as would not reasonably be likely to be material to the Company Group, taken as a whole;

(xix)          sell, assign, transfer, convey, pledge, lease, license, encumber, abandon, allow to lapse, or otherwise dispose of any material assets or properties, except (A) with respect to tangible assets or properties in the ordinary course of business, (B) for transfers among the Company Group, or (C) with respect to Intellectual Property, non-exclusive licenses granted in the ordinary course of business;

(xx)           engage in any transaction with, or enter into any agreement, arrangement or understanding between the Company and its Subsidiaries, on the one hand, and any “affiliate” (as such term is defined in Rule 12b-2 promulgated under the Exchange Act) of the Company, on the other hand, that would be required to be disclosed by the Company under Item 404 of Regulation S-K; or

(xxi)          authorize, agree to take, enter into any agreement, or otherwise become obligated to do or take any of the actions described in Section 5.1(b)(i) through Section 5.1(b)(xx);

provided that, notwithstanding anything to the contrary in this Agreement, the Parties acknowledge and agree that an e-mail from one or more of the individuals set forth on Section 5.1 of the Parent Disclosure Letter (or such other persons as Parent may specify by notice to the Company) specifically referencing this Section 5.1(b) and expressly granting consent shall constitute a valid form of consent of Parent for all purposes under this Section 5.1(b).

Section 5.2            No Control of the Company’s Business. Nothing contained in this Agreement shall give Parent or Merger Sub, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time. Prior to the Effective Time, each member of the Company Group shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

Section 5.3            Acquisition Proposals.

(a)           Except as expressly set forth in this Section 5.3, during the Applicable Period, the Company shall not, and shall cause its and its Subsidiaries’ respective directors, officers and employees not to, and shall instruct and use commercially reasonable efforts to cause the other Representatives of the Company and its Subsidiaries not to, directly or indirectly, (i) initiate, seek, solicit or knowingly facilitate or encourage any discussions, inquiries, proposals or offers that constitute, or would reasonably be expected to lead to, an Acquisition Proposal, (ii) enter into, engage, continue or otherwise participate in any negotiations or discussions, provide or cause to be provided any non-public information or data relating to the Company or any of its Subsidiaries, or afford access to the books or records or officers of the Company Group, in each case for the purpose of encouraging or knowingly facilitating the making, submission or announcement of any proposal or inquiry that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal (other than to refer an inquiring Person to this Section 5.3), (iii) enter into any Alternative Acquisition Agreement or enter into any agreement requiring the Company to abandon, terminate or fail to consummate the Transactions, or (iv) endorse, approve or recommend any proposal that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal. The Company shall, and shall cause its and its Subsidiaries’ respective directors and officers to, and shall instruct and use commercially reasonable efforts to cause the other Representatives of the Company and its Subsidiaries to (A) immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Persons (other than Parent, its Affiliates and their respective Representatives) conducted heretofore with respect to any Acquisition Proposal, (B) promptly (and in any event within two days) following the date of this Agreement, terminate all access granted to any Person (other than Parent, its Affiliates and their respective Representatives) and its Representatives to any physical or electronic dataroom established in connection with a potential Acquisition Proposal, and (C) promptly (and in any event within three days) following the date of this Agreement request that all Persons (other than Parent, its Affiliates and their respective Representatives) and their respective Representatives that have executed a confidentiality agreement in connection with its consideration of an Acquisition Proposal promptly return to the Company or destroy any non-public information concerning the Company Group that was previously furnished or made available to such Person or any of its Representatives by or on behalf of the Company in accordance with the terms of such confidentiality agreement. The Company agrees not to release or permit the release of any Person from, or to waive or permit the waiver or termination of any provision of, any standstill or similar provision of any agreement to which any of the Company or any Subsidiary of the Company is a party, other than to the extent that the Company Board or any committee thereof determines in good faith, after consultation with outside legal counsel, that the failure to provide such waiver, release or termination would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law.

(b)           Notwithstanding anything to the contrary in Section 5.3(a) at any time on or after the date hereof, but prior to obtaining the Required Company Stockholder Approval, the Company and its Representatives may, in response to an unsolicited bona fide written Acquisition Proposal that did not result from a breach of Section 5.3(a) (other than any such breach that is immaterial) and that the Company Board or any Company Committee determines in good faith, after consultation with the Company’s outside legal counsel and financial advisors, (x) constitutes or would reasonably be expected to lead to a Superior Proposal and (y) that the failure to take such action would be inconsistent with the Company Board’s fiduciary duties under applicable Law, (i) furnish information (including non-public information with respect to the Company Group), and afford access to the books or records or officers of the Company Group, to the Person making such Acquisition Proposal, pursuant to an Acceptable Confidentiality Agreement, (ii) engage or participate in discussions or negotiations with such Person and its Representatives regarding such Acquisition Proposal, and (iii) otherwise facilitate and encourage such Acquisition Proposal; provided, that, prior to, or substantially concurrently with, the time such information is provided or made available to such Person or its Representatives, the Company shall, subject to applicable Law and any applicable “clean team” or similar arrangement, provide or make available to Parent any non-public information concerning the Company or any of its Subsidiaries that is provided to the Person making such Acquisition Proposal or its Representatives which was not previously made available to Parent. The Company shall not provide (and shall not permit any of its Representatives to provide) any competitively sensitive (from an anti-trust perspective) non-public information in connection with actions permitted by this Section 5.3(b), except in accordance with “clean room” or other similar procedures designed to limit any adverse effect of the sharing of such information of the Company.

(c)           Subject to the permitted actions contemplated by clauses (d) and (e) below, and Section 7.1(c)(ii), during the Applicable Period, neither the Company Board nor any Company Committee shall (i) withdraw, qualify, amend or modify in a manner adverse to Parent or Merger Sub, or publicly propose to withdraw, qualify, amend or modify in a manner adverse to Parent or Merger Sub, the Company Board Recommendation or approve or recommend, or publicly propose to approve or recommend, any Acquisition Proposal, (ii) fail to include the Company Board Recommendation in the Proxy Statement, (iii) adopt, authorize, approve, endorse, declare advisable or recommend, or publicly propose to adopt, authorize, approve, endorse, declare advisable or recommend, any Acquisition Proposal made or received after the date hereof, (iv) fail to reaffirm publicly the Company Board Recommendation within five Business Days of a request therefor in writing from Parent following the public disclosure of an Acquisition Proposal (other than the type referred to in the following clause (v)) (it being understood that the Company will have no obligation to make such reaffirmation on more than three separate occasions as to any one Acquisition Proposal), (v) fail to recommend against any Acquisition Proposal that is a tender or exchange offer by a third party pursuant to Rule 14d-9 or Rule 14e-2 promulgated under the Exchange Act within ten Business Days after the commencement of such tender or exchange offer (any of such actions described in clauses (i) through (v), an “Adverse Recommendation Change”), or (vi) cause or permit the Company or any of its Subsidiaries to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, or other similar agreement (other than an Acceptable Confidentiality Agreement) relating to any Acquisition Proposal (an “Alternative Acquisition Agreement”). Notwithstanding anything to the contrary in this Agreement, the delivery of a written notice to Parent as contemplated by clause (d) or (e) below, or public disclosure that such notice has been delivered to Parent, shall not, in and of itself, be deemed to constitute an Adverse Recommendation Change or otherwise a violation of clause (i) above.

(d)           Notwithstanding anything to the contrary set forth in this Section 5.3 or any other provision in this Agreement to the contrary, if, prior to obtaining the Required Company Stockholder Approval, (A) the Company receives a bona fide written Acquisition Proposal that did not result from a breach of this Section 5.3 (other than any such breach that is immaterial), and (B) the Company Board or any Company Committee determines in good faith, after consultation with the Company’s outside legal counsel and financial advisors, that such Acquisition Proposal constitutes a Superior Proposal and the failure to effect an Adverse Recommendation Change or terminate this Agreement pursuant to Section 7.1(c)(ii) would be inconsistent with its fiduciary duties pursuant to applicable Law, the Company Board or any Company Committee may, prior to obtaining the Required Company Stockholder Approval, (i) make an Adverse Recommendation Change, or (ii) terminate this Agreement to enter into an Alternative Acquisition Agreement with respect to such Superior Proposal in accordance with Section 7.1(c)(ii) or authorize, resolve, agree or propose publicly to take any such action, if, in each case, all of the following conditions are met:

(i)              (A) the Company shall have provided to Parent four Business Days’ prior written notice, that shall (1) state expressly that the Company has received a written Acquisition Proposal that constitutes a Superior Proposal, (2) include as exhibits thereto an unredacted copy of the Alternative Acquisition Agreement and any other Contracts available to the Company to be entered into in connection with such Acquisition Proposal that the Company received, and (3) state expressly that, subject to any revisions to the terms and conditions of this Agreement, the Company Board or any Company Committee has determined to make an Adverse Recommendation Change or to terminate this Agreement in accordance with Section 7.1(c)(ii) in order to enter into the Alternative Acquisition Agreement, as applicable (provided, that in the case of this clause (A), the Company shall be required to provide Parent with a new notice, and an additional three Business Day period hereunder from the time of Parent’s receipt of such new notice, if the applicable alternative acquiror amends any of the financial terms or amends any other material term or condition of the applicable Superior Proposal before the Company Board or any Company Committee makes such Adverse Recommendation Change or terminates this Agreement), and (B) prior to making such Adverse Recommendation Change or terminating this Agreement in accordance with Section 7.1(c)(ii), as applicable, the Company shall have, and shall have caused its directors, officers and employees to have, and shall have instructed and used commercially reasonable efforts to cause its other Representatives to have, negotiated and engaged in good faith with Parent (to the extent Parent has made a request in writing to the Company to engage) during such four Business Day period (subject to any applicable extensions), which may be on a non-exclusive basis, to permit Parent to propose adjustments to the terms and conditions of this Agreement such that the Alternative Acquisition Agreement ceases to constitute a Superior Proposal; and

(ii)            following the four Business Day period (subject to any applicable extensions), the Company Board or any Company Committee shall have determined, in good faith, after consultation with its financial advisors and outside legal counsel, that, in light of such Superior Proposal and taking into account any revised terms proposed in writing by Parent, such Superior Proposal continues to constitute a Superior Proposal and that the failure to make such Adverse Recommendation Change or to terminate this Agreement in accordance with Section 7.1(c)(ii), as applicable, would be inconsistent with the directors’ fiduciary duties under applicable Law.

(e)            Notwithstanding anything to the contrary set forth in this Section 5.3 or any other provision in this Agreement to the contrary, upon the occurrence of any Intervening Event, the Company Board or any Company Committee, at any time prior to the adoption of this Agreement by the Required Company Stockholder Approval, may make an Adverse Recommendation Change if all of the following conditions are met:

(i)            the Company shall have (A) provided to Parent four Business Days’ prior written notice, which shall (1) set forth in reasonable detail information describing the Intervening Event and (2) state expressly that, subject to clause (ii) below, the Company Board or any Company Committee has determined to make an Adverse Recommendation Change and (B) prior to making such an Adverse Recommendation Change, to the extent Parent has made a request in writing to the Company to engage, negotiated and engaged in good faith with Parent, and shall have caused its directors, officers and employees to have, and shall have instructed and used commercially reasonable efforts to cause its other Representatives to have, negotiated and engaged in good faith with Parent, during such four Business Day period (subject to any applicable extensions) to consider any adjustments proposed by Parent to the terms and conditions of this Agreement such that the failure of the Company Board or any Company Committee to make an Adverse Recommendation Change in response to the Intervening Event in accordance with clause (ii) below would no longer be inconsistent with the Company Board’s fiduciary duties under applicable Law; and

(ii)            following the four Business Day period, the Company Board or any Company Committee shall have determined in good faith, after consultation with its outside legal counsel, that in light of such Intervening Event and taking into account any revised terms proposed in writing by Parent, the failure to make an Adverse Recommendation Change would be inconsistent with the directors’ fiduciary duties under applicable Law.

(f)            During the Applicable Period, the Company shall (i) promptly (and in any event within 24 hours after receipt of an Acquisition Proposal or any request for information or inquiry that would reasonably be expected to lead to an Acquisition Proposal) advise Parent in writing of any Acquisition Proposal or any request for information or inquiry that would reasonably be expected to lead to an Acquisition Proposal received by the Company or any of its Representatives and the material terms and conditions of any such Acquisition Proposal, request or inquiry (including, for the avoidance of doubt, the identity of the third party making such Acquisition Proposal, request or inquiry), and (ii) keep Parent reasonably informed, on a reasonably prompt basis (and in any event within 24 hours of any material development or material communication) of the status and material details (including material amendments or proposed material amendments) of any such Acquisition Proposal, request or inquiry (and provide Parent with a copy of any such written Acquisition Proposal and copies of any material written materials related thereto exchanged between the Company and such Person and/or their Representatives regarding such Acquisition Proposal or inquiry that would reasonably be expected to lead to an Acquisition Proposal).

(g)            Nothing set forth in this Agreement shall prevent the Company or the Company Board or any Company Committee from (i) disclosing to the stockholders of the Company any “stop, look and listen” communication pursuant to Rule 14d-9(f) promulgated under the Exchange Act, or (ii) taking and disclosing to Company stockholders such other position or disclosure contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act (or any similar communication to equity holders in connection with the making or amendment of a tender offer or exchange offer), or (iii) making any disclosure to the Company’s stockholders if, in the good faith judgment of the Company Board or any Company Committee, after consultation with its outside legal counsel, failure to do so would be inconsistent with its fiduciary duties under, or violate, applicable Law; provided, that any “stop, look and listen” statement, or any such similar statement also includes an express reaffirmation of the Company Board Recommendation. For the avoidance of doubt, this Section 5.3(g) shall not permit the Company Board or any Company Committee to make (or otherwise modify the definition of) an Adverse Recommendation Change.

Section 5.4             Access to Information; Confidentiality.

(a)            During the Applicable Period, upon reasonable prior written notice, the Company shall, and shall cause its Subsidiaries, officers and directors to, and shall instruct and use commercially reasonable efforts to cause its other Representatives to (i) afford to Parent reasonable access during normal business hours, consistent with applicable Law and the Confidentiality Agreement, to its properties, offices, other facilities, books and records and appropriate officers and employees, and (ii) furnish Parent with all financial, operating and other data and information relating to the Company Group as Parent shall reasonably request in writing, in each case subject to the limitations set forth in this Section 5.4. Notwithstanding the foregoing, (A) neither the Company nor any of its Subsidiaries shall be required to prepare, produce, compile or furnish any such data or information that is not already being prepared, produced or compiled by the Company or such Subsidiary, as the case may be, in the ordinary course of business, (B) any records, data or other information requested pursuant to the foregoing shall only be required to be delivered in the form in which it is ordinarily maintained, (C) any such investigation or consultation shall be conducted in such a manner as to not interfere unreasonably with the business or operations of the Company Group and (D) none of Parent, Merger Sub, nor their respective officers, employees or other Representatives shall be permitted to conduct any invasive environmental testing or sampling. Neither the Company nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would (1) violate applicable Law, (2) constitute a waiver of or jeopardize the attorney-client or other privilege held by the Company or any of its Subsidiaries, (3) include personnel records of employees relating to individual performance or evaluation records, medical histories or other information which, in the Company’s good faith determination, is sensitive or the disclosure of which would violate applicable Law or could subject the Company or its Affiliates to risk of liability, or (4) include information reasonably pertinent to any adverse Action between the Company and its Affiliates, on the one hand, and Parent and its Affiliates, on the other hand; provided, that at Parent’s written request, the Company shall reasonably cooperate with Parent to cause such information to be provided in a manner that would not violate applicable Law or waive or jeopardize any privilege and enable Parent to enter into appropriate confidentiality, joint defense or similar documents or arrangements so that Parent may access the information (or a portion thereof) described in clauses (1), (2) and (3) above.

(b)            Notwithstanding anything to the contrary contained herein, but subject to Section 5.13(d), the Confidentiality Agreement, dated as of May 2, 2025, between Parent (or an Affiliate thereof) and the Company (the “Confidentiality Agreement”) shall remain in full force and effect in accordance with its terms until the Closing and thereafter shall terminate and be of no further force and effect.

(c)            From the date hereof until the Closing, without the Company’s prior written consent, each of Parent and Merger Sub shall not, and each shall cause its Affiliates and Representatives not to, contact any employees, independent contractors, customers, vendors, suppliers, or distributors of, or other third parties having business relationships with, the Company Group, other than in the ordinary course of Parent or its Affiliates’ businesses where such contact does not relate to the Company Group, this Agreement, or the Transactions and is in any event conducted in compliance with the terms of the Confidentiality Agreement.

Section 5.5             General Efforts. Upon the terms and subject to the conditions set forth in this Agreement (including this Section 5.5) and subject to any different standard set forth herein with respect to any covenant or obligation (including Section 5.1 and Section 5.6), Parent and Merger Sub shall (and shall cause their respective Affiliates to, if applicable), on the one hand, and the Company shall (and shall cause its Subsidiaries to), on the other hand, use their respective commercially reasonable efforts to (a) take (or cause to be taken) all actions; (b) do (or cause to be done) all things; and (c) assist and cooperate with the other Parties in doing (or causing to be done) all things, in each case as are necessary, proper or advisable to consummate and make effective, as promptly as reasonably practicable, the Transactions, including by (i) causing the conditions to the Merger of the other Parties set forth in Article VI to be satisfied (but not waived) and (ii) (A) obtaining all consents, waivers, approvals, orders and authorizations from Governmental Entities; and (B) making all registrations, declarations and filings with Governmental Entities, in each case of this clause (ii) that are necessary or advisable to consummate the Transactions. In furtherance of the foregoing, subject to applicable Law, each of the Company and Parent shall use commercially reasonable efforts to promptly notify each other of (x) any notice or other communication received by such Party from any Governmental Entity in connection with the Transactions or from any Person alleging in writing that the consent of such Person is or may be required in connection with the Transactions, (y) any Action commenced or, to such Party’s knowledge, threatened in writing against, relating to or involving or otherwise affecting such Party or any of its Subsidiaries which relates to the Transactions, or (z) any effect, occurrence, change or event that has caused, or would reasonably be expected to cause, any of the conditions set forth in Article VI not to be satisfied. This Section 5.5 shall not apply to any filings, submissions, notifications (or drafts thereof) required under Antitrust Laws or Foreign Investment Laws, which shall be governed by Section 5.6.

Section 5.6             Regulatory.

(a)            Upon the terms and subject to the conditions of this Agreement, each of the Parties shall use their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and cooperate with each other in order to do, all things reasonably necessary, proper or advisable under all applicable Antitrust Laws and Foreign Investment Laws to consummate the Transactions at the earliest practicable date (and in any event no later than the Termination Date), including: (i) causing the preparation and filing as promptly as reasonably practicable of all forms, registrations and notices required to be filed to consummate the Merger and the other Transactions and the taking of such actions as are reasonably necessary to obtain any requisite consent or expiration of any applicable waiting period under any Antitrust Laws or Foreign Investment Laws; (ii) using reasonable best efforts to defend all Actions (including by appeal if necessary), whether judicial or administrative, by or before any Governmental Entity challenging this Agreement or the consummation of the Transactions; and (iii) using reasonable best efforts to resolve any objection asserted with respect to the Transactions under any Antitrust Law or Foreign Investment Laws and to prevent the entry of any court order, and to have vacated, lifted, reversed or overturned any injunction, decree, ruling, order or other action, whether temporary, preliminary or permanent, of any Governmental Entity that would prevent, prohibit, restrict, interfere with, hinder or delay the consummation of the Transactions.

(b)            In furtherance and not in limitation of the provisions of Section 5.6(a), each of the Parties, as applicable, shall (i) prepare and file as promptly as practicable (and in any event no later than ten Business Days from the date of this Agreement) an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the Transactions, which form shall specifically request early termination of the waiting period prescribed by the HSR Act, and (ii) prepare and file as promptly as practicable appropriate filings (and in any event no later than 20 Business Days from the date of this Agreement and in draft form, where applicable) under the Antitrust Laws and Foreign Investment Laws in the jurisdictions set forth in Section 3.4(b) of the Company Disclosure Letter. Parent shall pay all filing fees and other charges for the filings required under the Antitrust Laws and Foreign Investment Laws by the Company and Parent.

(c)            If a Party receives a request for additional information or documentary material from any Governmental Entity with respect to this Agreement or the Transactions, including a “Second Request” under the HSR Act, then such Party shall in good faith make, or cause to be made, as soon as reasonably practicable and after consultation with the other Parties, a response which is, at a minimum, in substantial compliance with such request. Any decision to withdraw or refile any filing or stay, toll or extend any waiting period under the HSR Act or entry into any agreement with any Governmental Entity to delay the consummation of the Transactions shall be subject to the procedures of Section 5.6(e).

(d)            The Parties shall keep each other reasonably apprised of the status with respect to the matters set forth in this Section 5.6 and work cooperatively in connection with obtaining the approvals of or clearances under Antitrust Laws and Foreign Investment Laws from each applicable Governmental Entity, including:

(i)             promptly cooperating with each other in connection with filings or submissions required to be made by any Party under any Antitrust Law or Foreign Investment Laws and liaising with each other in relation to each step of the procedure before the relevant Governmental Entities and as to the contents of all communications with such Governmental Entities. In particular, to the extent permitted by Law or Governmental Entity, no Party will make any notification or other filing in relation to the Transactions with any Governmental Entity, including draft filings submitted to any Governmental Entity and the initial filings under the HSR Act and otherwise set forth in Section 5.6(b), without first providing the other Party with a copy of such notification in draft form and giving such other Party a reasonable opportunity to discuss its content before it is filed with the relevant Governmental Entities, and such first Party shall consider and take account of all reasonable comments timely made by the other Party in this respect;

(ii)            promptly furnishing to the other Party all information within its possession that is required for any application or other filing to be made by the other Party pursuant to applicable Law in connection with the Transactions;

(iii)           promptly notifying each other of any substantive communications, and furnishing each other with copies of all substantive written correspondence, filings and instruments, from or with any Governmental Entity, in each case with respect to the matters set forth in this Section 5.6;

(iv)           ensuring, to the extent permitted by applicable Law or Governmental Entity, that each of the parties is entitled to attend and participate in any meetings with or other appearances before any Governmental Entity with respect thereto;

(v)            consulting and cooperating with one another in connection with all analyses, appearances, meetings, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any Party in connection with proceedings under or relating to the Antitrust Laws or Foreign Investment Laws; and

(vi)           without prejudice to any rights of the Parties, consulting and cooperating in all respects with the other in defending all lawsuits and other proceedings by or before any Governmental Entity challenging this Agreement or the consummation of the Transactions.

(e)            Notwithstanding anything to the contrary in this Agreement, Parent and the Company shall jointly develop and direct all matters with any Governmental Entity consistent with their respective obligations under this Section 5.6 and shall jointly devise and implement in good faith the strategy for obtaining any necessary antitrust or competition consents, registrations, approvals, and clearances, together with all related matters, under any Antitrust Law or Foreign Investment Law relating to the Transactions. Notwithstanding the foregoing, in the event of any disagreement or dispute between Parent and the Company relating to the strategy or appropriate course of action or content of any submission or filing made in connection with obtaining antitrust or competition consents, registrations, approvals, and clearances and clearance, together with all related matters, under any Antitrust Laws or Foreign Investment Laws, each of Parent and the Company shall escalate such disagreement or dispute to the Chief Executive Officer of Parent and the Chief Executive Officer of the Company for resolution. Each of Parent and the Company shall direct their respective Chief Executive Officers to cooperate with one another and to work in good faith to resolve such dispute as promptly as reasonably practicable. If such dispute is not resolved pursuant to the preceding sentence on or prior to the date that is five Business Days following the date on which such matter was referred to each Chief Executive Officer, subject to the other terms and conditions of this Section 5.6, Parent shall have the right to make the final determination with respect to such matter referred to the Chief Executive Officers of each such party.

(f)            Parent and Merger Sub shall not, and shall cause their respective controlled Affiliates not to, enter into any Contract, transaction, agreement, arrangement or understanding to effect any transaction if such Contract or transaction would reasonably be expected to (i) impose any material delay in the obtaining of, or materially increase the risk of not obtaining, any consent, approval, authorization, qualification or order from a Governmental Entity necessary for the consummation of the Transactions or the expiration or termination of any applicable waiting period under any Antitrust Law or Foreign Investment Law, (ii) materially increase the risk of any Governmental Entity entering an injunction, temporary restraining order or other order that would prohibit or delay the consummation of the Transactions under any Antitrust Law or Foreign Investment Law, or (iii) materially increase the risk of not being able to remove any such injunction or order on appeal or otherwise.

(g)            Notwithstanding anything to the contrary in this Agreement, the obligations of Parent and Merger Sub under this Section 5.6 shall include Parent and Merger Sub using their respective reasonable best efforts in committing to (and causing their respective Subsidiaries to commit to): (i) enter into any settlement, undertaking, consent decree, stipulation or agreement with or required by any Governmental Entity in connection with the Transactions; (ii) sell, divest, or otherwise convey any asset, category, portion or part of an asset or business of the Company Group, contemporaneously with or subsequent to the Effective Time; (iii) permit the Company Group to sell, divest, or otherwise convey any of the particular assets, categories, portions or parts of assets or businesses of the Company Group prior to the Effective Time; and (iv) license, hold separate (through the establishment of a trust or otherwise) or enter into similar arrangements or conduct restrictions with respect to its respective assets or the assets of the Company Group or the conduct of business arrangements or terminate any existing relationships and contractual rights and obligations; (v) obtain prior approval or other approval from a Governmental Entity, or submit a notification or otherwise notify any Governmental Entity, prior to consummating any future transaction (other than the Transactions) as a condition to obtaining any and all expirations of waiting periods under the HSR Act (or other Antitrust Laws or Foreign Investment Laws) or consents from any Governmental Entity necessary to consummate the Transactions; and (vi) otherwise take, or commit to take, actions after the Effective Time that are purely administrative in nature with respect to Parent, Merger Sub, the Company, the Surviving Corporation or any of their controlled Affiliates; provided, that Parent, on the one hand, and the Company Group, on the other hand, shall not be obligated to take any such actions (A) unless the taking of such action is conditioned upon the occurrence of the Effective Time, (B) if such action would reasonably be expected to have a material adverse effect on the value of the Transactions to Parent or (C) if such action would reasonably be expected to materially and adversely impact the day-to-day business of Parent and its Subsidiaries (including the offering, selling, licensing, marketing, promoting or use of any products or services of Parent and its Subsidiaries) as conducted as of the date of this Agreement (any such action described in clauses (B) or (C) of this proviso, a “Remedial Restriction”). Notwithstanding anything to the contrary in this Section 5.6, other than any actions that are purely administrative in nature, in no event shall Parent be obligated to take, or commit to take, any actions that limit Parent’s freedom of action with respect to, or its ability to retain or exercise rights of ownership or control with respect to, entities, businesses, divisions, operations, products or product lines, assets, Intellectual Property or businesses of Parent and its Subsidiaries, other than, after the Effective Time, the Company Group.

(h)            Notwithstanding anything to the contrary in this Section 5.6, any materials exchanged in connection with this Section 5.6 may be redacted as necessary to address reasonable privilege or confidentiality concerns, and to remove references concerning valuation or other competitively sensitive material, and the Parties may, as they deem advisable and necessary, designate any materials provided to the other under this Section 5.6 as “outside counsel only.”

(i)            Without limiting Parent’s and Merger Sub’s other obligations under this Section 5.6, Parent shall (acting reasonably and in good faith) be entitled to direct the defense of this Agreement and the Transactions before any Governmental Entity and take the lead in the scheduling of, and strategic planning for, any meetings with, and the conducting of negotiations with, Governmental Entities regarding (i) the expiration or termination of any applicable waiting period relating to the Transactions under any Antitrust Laws or Foreign Investment Laws, or (ii) obtaining any consent, approval, waiver, clearance, authorization or permission from a Governmental Entity, in each case so long as Parent consults (A) in advance with the Company and in good faith takes the Company’s views into account regarding the overall strategic direction of any such defense, meetings or negotiations and (B) with the Company prior to taking any material substantive positions, making dispositive motions or other material substantive filings or submissions or entering into any negotiations concerning such defense, meetings or negotiations.

Section 5.7             Employee Matters.

(a)            Without limiting any additional rights that any current or former employee of the Company or any of its Subsidiaries (each, a “Company Employee”) may have under any Company Benefit Plan or applicable Law, and except as otherwise agreed in writing between Parent and a Company Employee, Parent will cause the Surviving Corporation and each of its Subsidiaries, as applicable, for a period commencing at the Effective Time and ending on the first anniversary thereof (or such earlier date of the Company Employee’s termination of employment), to maintain for each Company Employee (i) cash compensation levels (such term to include salary, base wage rate, target bonus opportunities, commission opportunities and severance, but not to include retention, transaction, or change in control compensation) that are each no less favorable than those provided or made available to such Company Employee, or to which such Company Employee had a legally binding right (whether or not subject to any conditions) as of immediately prior to the Effective Time, and (ii) employee benefits (excluding defined benefit plans, retiree welfare arrangements, deferred compensation, equity and equity-based compensation long term incentives, retention, transaction, or change in control compensation) that are in the aggregate no less favorable than the employee benefits provided to similarly situated employees of Parent and its Subsidiaries.

(b)            As of and after the Effective Time, Parent will, or will cause the Surviving Corporation to, give each Company Employee full credit for purposes of eligibility, vesting, and benefit accruals (but not for purposes of benefit accruals under any defined benefit pension plans) under each employee benefit (including vacation) plan, program, policy, and arrangement maintained as of and after the Effective Time by Parent, any of its Subsidiaries, or the Surviving Corporation (each, a “Parent Plan”) for the Company Employee’s service with the Company, its Subsidiaries, and their predecessor entities to the same extent recognized by the Company Group under the comparable Company Benefit Plan immediately prior to the Effective Time; provided, that the foregoing shall not apply (A) to the extent that its application would result in a duplication of benefits, (B) for any purpose under any retiree welfare arrangement or incentive compensation plan, (C) for purposes of any Parent Plan under which similarly situated employees of Parent and its Subsidiaries do not receive credit for prior service with Parent and its Subsidiaries, or (D) for purposes of any Parent Plan that is grandfathered or frozen, either with respect to level of benefits or participation. With respect to each Parent Plan that is a “welfare benefit plan” (as defined in Section 3(1) of ERISA), Parent and its Subsidiaries will use commercially reasonable efforts to (i) cause there to be waived any pre-existing condition or eligibility limitations and (ii) give effect, in determining any deductible and maximum out-of-pocket limitations, to claims incurred and amounts paid by, and amounts reimbursed to, Company Employees under similar plans maintained by the Company Group immediately prior to the Effective Time during the applicable plan year as if such claim was incurred under or amount was paid or reimbursed by such Parent Plan.

(c)            With respect to the Company’s fiscal year in which the Closing occurs, Parent shall, or shall cause one of its Affiliates (including, following the Effective Time, the Surviving Corporation) to, pay, pursuant to each Company Benefit Plan that is a bonus or incentive plan (the “Bonus Plans”), a bonus to each Company Employee who is a Bonus Plan participant, that is equal to the greater of (x) 100% of such Company Employee’s target bonus for such year and (y) such Company Employee’s bonus amount earned based on actual performance for such fiscal year in accordance with such Bonus Plan, in either case at such time as bonuses paid under the Bonus Plans are paid in the ordinary course of business consistent with past practice.

(d)            If Parent so requests in writing at least ten Business Days prior to the Closing Date, the Company shall deliver or cause to be delivered to Parent duly adopted resolutions of the Company or its Subsidiary, as applicable, that (i) terminate each Company Benefit Plan intended to be qualified under Section 401(a) of the Code (the “401(k) Plan”), (ii) amend or authorize the amendment of the 401(k) Plan as necessary to bring it current with all applicable legally required plan amendments, and (iii) fully vest all participants under the 401(k) Plan, in each case, effective no later than the Business Day preceding the Closing Date, in each case, in compliance with the terms of such 401(k) Plan and the requirements of applicable Law.

(e)            Employee and Contingent Worker Census; Equity Capitalization Schedule.

(i)             Within 30 calendar days following the date hereof, the Company shall provide a list of all individuals who are employees of the Company or any of its Subsidiaries as of the date hereof, including any employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, and sets forth for each such individual the following, in each case, to the extent that disclosure is allowed under to applicable Laws: (A) name (or anonymous identifier if required by applicable Laws), (B) employing entity, (C) work location (by country, state/province and city), (D) title or position (including whether full time or part time), (E) hire date, (F) current annual salary or base hourly rate of pay, (G) eligibility for commission, bonus or other incentive based compensation, (H) amount of accrued and unused vacation and sick time for current calendar year (for U.S. employees only), (I) whether classified as overtime exempt or non-exempt (for U.S. employees only), and (J) whether employed on an at-will basis (for U.S. employees only) (the “Employee Census”).

(ii)            Within 30 calendar days following the date hereof, the Company shall provide a list of all individuals who are providing services to the Company or any of its Subsidiaries as of the date hereof and are compensated as other than W-2 or statutory employees (“Contingent Workers”), including individual consultants, individual independent contractors, leased employees, employees of an employer of record, and temporary employees, and sets forth for each individual the following, in each case, to the extent that disclosure is allowed under applicable Laws: (A) name of the Contingent Worker (or anonymous identifier if required by applicable Laws), (B) name of the engaging entity, (C) a description of services provided, (D) the location where services are provided (by country and state/province), and (E) whether engaged directly or through an employer of record, staffing agency or other third party (and if an employer of record, staffing agency or other third party, the name of the employer of record, staffing agency or other third party) (the “Contingent Worker Census”).

(iii)           Within 30 calendar days following the date hereof, the Company shall provide a list, as of the Capitalization Date, of each outstanding Company Stock Option, Company PSU and Company RSU, including the holder, date of grant, the number of Shares subject to such Company Stock Options, Company RSUs or Company PSUs, as applicable, as of the date of this Agreement (with Company PSUs disclosed assuming that applicable performance goals are achieved at “target” levels), exercise price (if applicable) and, expiration date (if applicable), vesting schedule, and, in the case of Company Stock Options, whether such Company Stock Option is intended to constitute an “incentive stock option” (within the meaning of Section 422 of the Code) (the “Equity Award Schedule”).

(iv)           Within two weeks following Parent’s written request, but in no event more frequently than every 60 calendar days, the Company shall provide an updated Employee Census, an updated Contingent Worker Census and an updated Equity Award Schedule, in each case, as of the date of Parent’s request.

(f)            Except as set forth in this Section 5.7, nothing contained in this Agreement will (i) be treated as an amendment to any Company Benefit Plan, Parent Plan or any other employee benefit plan of Parent and its Subsidiaries, (ii) obligate Parent or the Surviving Corporation to maintain any particular benefit plan or arrangement, or (iii) prevent Parent or the Surviving Corporation from amending or terminating any benefit plan or arrangement. Nothing herein is intended to provide any Company Employee, former employee or current or former service provider of the Company Group (or any beneficiaries or dependents thereof) any third-party beneficiary rights under this Agreement. Nothing contained herein, express or implied, is intended to confer upon any Company Employee of the Company Group any right to continued employment for any period.

Section 5.8             Takeover Laws. If any Takeover Law is or becomes applicable to this Agreement or the Transactions, each of the Company and Parent and their respective boards of directors shall use their respective commercially reasonable efforts to grant such approvals and take such actions as are necessary to ensure that the Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to eliminate or minimize the effect of such Takeover Law on this Agreement and the Transactions.

Section 5.9             Indemnification, Exculpation and Insurance.

(a)            Except as may be required by applicable Law, Parent and the Company agree that all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time (whether asserted or claimed prior to, at or after the Effective Time) and rights to advancement of expenses relating thereto now existing in favor of any present (as of the Effective Time) and former officer and director of any member of the Company Group and each other Person who is as of the date of this Agreement, or who thereafter commences prior to the Effective Time, serving at the request of any member of the Company Group as a director or officer of another Person (the “Indemnified Parties”), as provided in the certificate of incorporation or bylaws (or comparable organizational documents) of the Company Group or in any indemnification agreement between such Indemnified Party and the Company Group made available to Parent prior to the date hereof shall survive the Merger and continue in full force and effect, and shall not be amended, repealed or otherwise modified in any manner that would adversely affect any right thereunder of any such Indemnified Party and shall be assumed by the Surviving Corporation in the Merger, without further action, at the Effective Time.

(b)            For a period of six years from the Effective Time, Parent shall cause the Surviving Corporation to, at Parent’s sole election, (i) cause to be maintained in effect the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company Group, (ii) cause to be provided substitute policies or (iii) purchase a “tail policy,” in each case of the foregoing clauses (i) through (iii), of at least the same coverage and amounts and containing other terms and conditions that are not less advantageous in the aggregate than the directors’ and officers’ liability insurance coverage and fiduciary liability insurance currently maintained by the Company Group with respect to claims arising from facts or events that occurred at or before the Effective Time (with insurance carriers having at least an “A” rating by A.M. Best with respect to directors’ and officers’ liability insurance); provided, that after the Effective Time, the Surviving Corporation shall not be required to pay with respect to such insurance policies in respect of any one policy year annual premiums in excess of 300% of the last annual premium paid by the Company prior to the date hereof in respect of the coverage required to be obtained pursuant hereto, but in such case shall purchase as much coverage as reasonably practicable for such maximum amount; provided, further, that if the Surviving Corporation elects to purchase an insurance policy and the annual coverage thereunder costs more than 300% of such last annual premium, the Surviving Corporation shall purchase the maximum amount of annual coverage that can be obtained for 300% of such last annual premium. At the Company’s option, the Company may purchase, prior to the Effective Time, a six-year prepaid “tail policy” on terms and conditions (in both amount and scope) providing substantially equivalent benefits as the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company Group with respect to matters arising on or before the Effective Time, covering without limitation the Transactions. If such prepaid tail policy has been obtained by the Company prior to the Effective Time, Parent shall cause such policy to be maintained in full force and effect, for its full term, and cause all obligations thereunder to be honored by the Surviving Corporation.

(c)            In the event that the Surviving Corporation or Parent or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers, conveys or disposes of all or a majority of its properties and assets to any Person or engages in any division transaction, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation or Parent, as the case may be, shall succeed to the obligations set forth in this Section 5.9.

(d)            The indemnification provided for herein shall not be deemed exclusive of any other rights to which an Indemnified Party is entitled, whether pursuant to Law, Contract or otherwise.

Section 5.10           Rule 16b-3. Prior to the Effective Time, the Company will take such steps as may be reasonably necessary or advisable hereto to cause dispositions of Company equity securities (including derivative securities) pursuant to the Transactions by each individual who is a director or officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 5.11           Public Announcements. The initial press release announcing the execution and delivery of this Agreement shall be a joint release of Parent and the Company. Following such initial press release, each of Parent (or its applicable Affiliate) and the Company shall reasonably consult with each other before issuing, and give each other a reasonable opportunity to review and comment upon, any press release or other public statement with respect to this Agreement and the Transactions and shall not issue any such press release or make any public announcement without the prior consent of the other Party, which consent shall not be unreasonably withheld, conditioned or delayed, except (a) as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with, or rule or regulation of, any national securities exchange or national securities quotation system if such Party has, to the extent permitted by applicable Law, used its commercially reasonable efforts to consult with the other Party hereto, and given good faith consideration to any input received, prior to the time such disclosure is so required to be issued, (b) with respect to an Acquisition Proposal or Adverse Recommendation Change made in accordance with this Agreement, (c) to enforce rights and remedies under this Agreement, and (d) the Company may make any press release, public statement or filing to be issued or made pursuant to Section 5.3(g); provided that the foregoing shall not apply to any public statement, disclosure, or communication so long as such statement, disclosure, or communication is substantially similar in tone and substance with previous public statements, disclosures, or communications made by the Company or Parent, as applicable, or to the extent that they have been reviewed and previously approved by both the Company and Parent. Notwithstanding the foregoing provisions of this Section 5.11, subject to the terms and conditions of the Confidentiality Agreement, (i) Parent, Merger Sub and the Financing Sources may make customary announcements and communications in connection with the arrangement of the Debt Financing to the extent permitted by Section 5.13(d), and (ii) any Affiliate of Parent that is a private equity or other investment fund or investment vehicle, or any manager or general partner of any such fund or investment vehicle, may, in the ordinary course of business and to the extent necessary in connection with its customary fundraising, marketing, informational or reporting activities, on a confidential basis, report and disclose to its partners, investors, potential investors or similar parties, general information regarding this Agreement and the Transactions, in each case subject to customary obligations of confidentiality with respect to non-public information. For the avoidance of doubt, any public filings providing notice to or seeking approval from any Governmental Entity made pursuant to Section 5.6 shall be governed by Section 5.6 and not this Section 5.11.

Section 5.12           Obligations of Merger Sub. Parent shall take all action necessary to cause Merger Sub and the Surviving Corporation to timely perform their respective obligations under this Agreement, including with respect to the consummation of the Transactions. Parent, in its capacity as the sole stockholder of Merger Sub, shall execute and deliver to Merger Sub and the Company a written consent approving the adoption of this Agreement in accordance with the DGCL immediately following the execution and delivery of this Agreement by the Parties.

Section 5.13           Financing Cooperation.

(a)            During the Applicable Period, the Company shall, and shall cause its Subsidiaries and its and their respective Representatives to, use commercially reasonable efforts to provide such cooperation in connection with the arrangement of the Debt Financing as is reasonably requested by Parent and is customarily provided for issuers in financings of the type contemplated by the Debt Commitment Letter; provided, that the Company shall in no event be required to provide (or cause its Subsidiaries or its and their respective Representatives to provide) any such assistance that would reasonably be expected to unreasonably interfere with its or its Subsidiaries’ business operations. Subject to the foregoing, such assistance shall include using commercially reasonable efforts to do the following, each of which shall be at Parent’s request with reasonable prior notice and at Parent’s sole cost and expense (other than costs and expenses related to the provision of Company Required Information pursuant to clause (i) below, which shall be borne by the Company): (i) as promptly as practicable, furnish, or cause to be furnished to, Parent the Company Required Information; (ii) participate (and cause appropriate members of senior management of the Company to participate) in a reasonable number of meetings which shall be telephonic or held by videoconference (unless otherwise reasonably agreed to by the Company) and at reasonable times and with reasonable advance notice; (iii)  unless otherwise agreed, provide, at least three Business Days prior to the Closing Date, documentation and other information reasonably requested in writing by Parent at least ten Business Days prior to the Closing Date and required by the Financing Sources under applicable “know-your-customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act and the requirements of 31 C.F.R. §1010.230; (iv) solely with respect to financial information and data derived from the Company’s historical books and records, provide reasonable and customary assistance to Parent with the preparation of pro forma financial information and pro forma financial statements to the extent reasonably requested by Parent or the Financing Sources and customary to be included in any marketing materials or Offering Documents or of the type required by the Debt Commitment Letter (provided, that the Company shall not be responsible for the preparation of any pro forma financial statements or pro forma adjustments thereto); (v) provide reasonable and customary assistance to Parent and the Financing Sources in the preparation of customary Offering Documents, syndication memoranda, ratings agency presentations and other marketing material for the Debt Financing, including the execution and delivery of customary authorization letters related thereto (including customary representations with respect to the absence of material non-public information in the public-side versions of documents and the absence of material misstatements or omissions) (which shall, in any event, contain customary language exculpating the Company Group and its Affiliates and representatives with respect to any liability related to the unauthorized use or any misuse of the contents of such information or any other marketing materials by the recipients thereof) and customary financial officer and similar certificates with respect to certain financial information of the Company in the Offering Documents not otherwise covered by a “comfort” letter to the extent reasonably requested by the underwriters or initial purchasers of such offering; (vi) cooperate with Parent to obtain customary corporate and facilities credit ratings; (vii) cooperate with the Financing Sources’ due diligence, to the extent customary and reasonable; (viii) assist in the preparation and negotiation, and in the execution and delivery at Closing, of the Debt Financing Documents, including assistance with the preparation of schedules and exhibits thereto or other customary informational requirements relating to the Company and its Subsidiaries as are requested by Parent, provide a customary perfection certificate required in connection with the Debt Financing and other customary documents as may be reasonably requested by Parent or the Financing Sources, and otherwise assist in facilitating the creation and perfection of the security interests in the collateral contemplated by the Debt Financing, in each case, to the extent required to facilitate the satisfaction on a timely basis of the Financing Conditions set forth in the Debt Commitment Letter that are within its control (provided, that no such document or certificate or the creation or perfection of any security interest in any of the equity of or assets owned by the Company and its Subsidiaries shall be effective prior to the Effective Time and, in the case of the Debt Financing Documents, solely to the extent drafts thereof are provided to appropriate representatives of the Company Group reasonably in advance of Closing); and (ix) facilitate customary cooperation and assistance of the Company’s independent auditors to (A) provide customary “comfort” letters (including “negative assurance” and change period comfort) and (B) if reasonably necessary, attend accounting diligence sessions (so long as the Company Group participates therein).

(b)            Notwithstanding anything to the contrary in this Agreement, nothing in this Section 5.13 shall require any such cooperation to the extent that it would (i) require the Company to waive or amend any terms of this Agreement or require the Company Group or its or their Representatives (each, a “Company Party”), to incur any liability or make any payment, in each case, prior to the Closing (other than liabilities and payments that are subject to reimbursement and/or indemnification pursuant to Section 5.13(e)), (ii) require any Company Party to (A) agree to make any payment (including any commitment or other fee or any expense reimbursement) in connection with the Debt Financing, except those that will be made only after the Closing in the case of the Company Group, or (B) incur any other liability or give any indemnity or otherwise commit to take any action (including any corporate or comparable action), except those that will be effective only at or after the Closing in the case of the Company Group, (iii) unreasonably interfere with the ongoing business or operations of any Company Party, (iv) require any Company Party to take any action that would reasonably be expected to (A) jeopardize any attorney-client or other applicable legal privilege or protection, (B) violate its respective certificates of incorporation or bylaws (or comparable documents), (C) violate any applicable Law, (D) constitute a default, or give rise to any right of termination, cancellation or acceleration of any right or obligation of such Person or to a loss of any benefit to which such Person is entitled, in each case under any provision of any material Contract binding upon such Person, (E) result in the creation or imposition of any Liens on any asset of such Person prior to the Closing, (F) be in conflict with the terms of this Agreement, (G) result in any significant interference with the prompt and timely discharge of the duties of any director, manager, officer, general or limited partner, employee, counsel, financial advisor, auditor, agent or other authorized representative of the Company Group, (H) require any Company Party to enter into or approve any definitive agreement or document related to the Debt Financing that is effective prior to the Closing (other than customary authorization letters and customary representation letters), (I) result in any Company Party incurring any personal liability with respect to any matters relating to the Debt Financing (other than customary authorization letters and customary representation letters in connection with the marketing efforts for the Debt Financing; provided that any such information distributed in connection with the foregoing shall contain customary language which shall exculpate the Company Parties with respect to any liability related to the unauthorized use or misuse of the contents of such information or related marketing materials by the recipients thereof), (J) cause any condition to Closing set forth in this Agreement to fail to be satisfied by the Closing or otherwise result in a breach of this Agreement by the Company or (K) require any Company Party to (1) prepare or deliver any pro forma financial information, projections or other forward-looking financial information, (2) change any of their respective fiscal periods, (3) prepare any financial statements of the Company Group, (4) provide any financial or other information that is not readily available, historically prepared, maintained in the ordinary course of business and customarily required for the arrangement of debt financings similar to the Debt Financing (and none of such financial or other information shall be required to be prepared in compliance with Regulation S-X) or (5) execute or deliver any certificate (including any solvency certificate), legal opinion, agreement, arrangement, document or instrument relating to the Debt Financing, and in no event shall any action, liability or obligation of the Company Group under any such certificate, agreement, arrangement, document or instrument (including, in each case, the execution thereof) relating to the Debt Financing be required to be effective prior to the Closing (other than customary authorization letters and customary representation letters in connection with the marketing efforts for the Debt Financing; provided that any such information distributed in connection with the foregoing shall contain customary language which shall exculpate the Company Parties with respect to any liability related to the unauthorized use or misuse of the contents of such information or related marketing materials by the recipients thereof). The Parties agree that any information with respect to the prospects and plans for the Company’s business and operations in connection with the Debt Financing will be the sole responsibility of Parent and Merger Sub, and no Company Party shall be required to provide any information or make any representations with respect to capital structure, the incurrence of the Debt Financing, other pro forma information relating thereto or the manner in which each of Parent and Merger Sub intends to operate, or cause to be operated, the Company’s business after the Closing.

(c)            The Company shall have the right to review and comment on marketing materials used in connection with the arrangement of the Debt Financing prior to the dissemination of such materials to potential lenders or other counterparties to any proposed financing transaction (or filing with any Governmental Entity); provided, that the Company shall communicate its comments, if any, to Parent and its counsel within a reasonable period of time under the circumstances and taking into account the nature of such marketing materials.

(d)            Notwithstanding anything to the contrary, all non-public or other confidential information regarding the Company Group obtained by Parent, Merger Sub or their respective Representatives pursuant to this Section 5.13 shall be kept confidential in accordance with the Confidentiality Agreement; provided, that such information may be disclosed to any Financing Sources or prospective Financing Sources and other financial institutions and investors that are or may become parties to the Debt Financing and to any underwriters, initial purchasers or placement agents in connection with the Debt Financing (and, in each case, to their respective counsel and auditors) so long as such Persons (i) agree to be bound by confidentiality provisions substantially similar to those in the Confidentiality Agreement as if parties thereto, (ii) enter into or are otherwise subject to confidentiality arrangements customary for financing transactions of the same type as the Debt Financing (which shall, in any event, require affirmative acceptance of such arrangements, including pursuant to customary “click-through” confidentiality undertakings), (iii) are subject to other confidentiality undertakings reasonably satisfactory to the Company and of which the Company is a beneficiary or (iv) in the case of rating agencies, receive such information on a customary and confidential basis. The Company hereby consents to the use of the logos of the Company Group in connection with any such Debt Financing; provided, that such logos shall be used solely in a manner that is not intended or reasonably likely to harm, disparage or otherwise adversely affect the Company Group, their reputation or goodwill.

(e)            Parent shall indemnify and hold harmless the Company Group, and each of their respective directors, officers, employees, agents and other Representatives, from and against any and all liabilities, costs or expenses suffered or incurred in connection with the Debt Financing or any information, assistance or activities provided in connection therewith, except to the extent arising from (i) any material inaccuracy of any historical information furnished in writing by or on behalf of the Company Group, including financial statements or (ii) the gross negligence, bad faith, willful misconduct, fraud or intentional misrepresentation of the Company Group or any of their respective employees or Representatives. Following the earlier of the Effective Time or the termination of this Agreement in accordance with Article VII, Parent shall promptly reimburse the Company Group for any reasonable and documented out-of-pocket third party costs and expenses incurred by the Company Group and each of their respective directors, officers, employees, agents and other Representatives in connection with the Debt Financing or such assistance other than (x) costs and expenses incurred in connection with the preparation of historical financial statements in the ordinary course of business, including the Company Required Information, and (y) any other ordinary course amounts that would have been incurred in connection with the Transactions entirely and completely regardless of (A) any debt financing established in connection herewith and (B) any requirements or actions under this Section 5.13.

(f)            The Company Group shall be deemed to have complied with this Section 5.13 for purposes of the condition precedent set forth in Section 6.2(b), unless, and only to the extent that the Debt Financing has not been obtained primarily as a result of the Company’s Willful Breach of its obligations under this Section 5.13.

Section 5.14           Financing.

(a)            During the Applicable Period, Parent and Merger Sub shall use, shall cause their respective directors, officers, and Subsidiaries to use, and shall instruct their other Representatives to use, commercially reasonable efforts to take, or cause to be taken, all actions, and use commercially reasonable efforts to do, or cause to be done, all things reasonably necessary or advisable, to arrange and obtain the Financing promptly (in light of the anticipated timeline to Closing) following the date of this Agreement, in an amount of not less than the Required Amount and otherwise on the terms and conditions set forth in the Commitment Letters (including by complying with any request requiring the exercise of any “market flex” provisions set forth in the Commitment Letters), and to consummate the Financing on or prior to the Closing Date. Such actions shall include, but not be limited to, using commercially reasonable efforts to: (i) maintain in full force and effect the Commitment Letters and comply with their respective obligations thereunder and (from and when executed) the other Debt Financing Documents through the consummation of the Closing in accordance with the terms and conditions thereof; (ii) satisfy on a timely basis all conditions in the Commitment Letters and the Debt Financing Documents (including the payment of any fees, costs and expenses required as a condition to the Financing), including the Financing Conditions, to be satisfied by, and within the control of, Parent or Merger Sub or their respective Affiliates; (iii) negotiate, execute and deliver Debt Financing Documents that reflect the terms contained in the Debt Commitment Papers (including any “market flex” provisions related thereto) or on such other terms acceptable to Parent and its Financing Sources (which other terms shall not include any Prohibited Modifications), so that such agreements are in full force and effect as soon as reasonably practicable but in no event later than the Closing; and (iv) in the event that the conditions set forth in Sections 6.1 and 6.2 have been satisfied or waived or, upon funding would be satisfied or waived, consummate the Financing on or prior to the Closing Date (including by instructing the Financing Sources to fund the Debt Financing in accordance with the Debt Commitment Letter and otherwise enforcing their rights under the Commitment Letters and the Debt Financing Documents in a timely and diligent manner). Parent and Merger Sub shall pay, or cause to be paid, as the same shall become due and payable, all fees, costs, expenses and other amounts under the Debt Commitment Papers and the Debt Financing Documents.

(b)            During the Applicable Period, Parent and Merger Sub shall give the Company prompt (but in any event within two (2) Business Days) written notice of (A) any material breach, default, cancellation, termination or any repudiation or threatened or anticipated material breach, default, cancellation, termination or any anticipated repudiation by any party to the Commitment Letters or any other agreements, documents or instruments (including any definitive agreements relating thereto) relating to the Financing of which Parent or its Affiliates becomes aware, and (B) the receipt by Parent or Merger Sub or any of their respective Affiliates of any written notice or other written communication from any Person with respect to any actual or potential breach, default, termination, cancellation, or repudiation by any party to any Commitment Letter or other agreements, documents or instruments (including any definitive agreements relating thereto) relating to the Financing. Without limiting Parent’s other obligations under this Section 5.14, if for any reason all or any portion of the Financing becomes unavailable or would reasonably be expected to become unavailable (including as a result of repudiation, expiration or termination of any portion of the commitments set forth in the Commitment Letters or a breach or default by any of the Financing Sources) on the terms, in the manner, or from the sources contemplated by any Commitment Letter or any other agreement, document or instrument relating to the Financing and the portion of the Financing that remains available, together with Available Cash, then Parent and Merger Sub shall (i) promptly (but in any event within two (2) Business Days) notify the Company in writing thereof and the reasons therefor, (ii) use commercially reasonable efforts to obtain, arrange and consummate alternative financing from alternative Financing Sources (on terms containing no new, additional or more onerous conditions to the consummation of such financing relative to the Financing Conditions or any other Prohibited Modifications) reasonably acceptable to Parent acting in good faith that, when taken together with the portion of the Debt Financing that remains available and is not reasonably expected to become unavailable and Available Cash, is at least equal to the Required Amount, as promptly as practicable following the occurrence of such event, and (iii) use commercially reasonable efforts to obtain, and when obtained, provide the Company with a true, correct and complete copy of, a new financing commitment, engagement letter, and related fee letters that provides for such alternative financing subject only to the Financing Conditions; provided, that any provisions set forth in such new financing commitment may be redacted in a manner consistent with the permitted redactions to the Debt Fee Letter provided on or prior to the date of this Agreement, so long as such redaction does not extend to any terms that would reasonably be expected to impose any Prohibited Modification; provided, further, that, in no event shall commercially reasonable efforts be construed to require that Parent (A) pay any fees or original issue discount in excess of those contemplated by the Debt Commitment Letter and the Debt Fee Letter as in effect on the date hereof or (B) agree to pricing or other economic terms that are less favorable (taken as a whole) than those contemplated by the Debt Commitment Letter and the Debt Fee Letter as in effect on the date hereof (in each case of clauses (A) and (B), assuming the full exercise of any “market flex” provisions in the Debt Commitment Letter).

(c)            During the Applicable Period, without the prior written consent of the Company, Parent and Merger Sub shall not amend, modify, supplement, restate, assign, substitute or replace the Equity Commitment Letter, Debt Commitment Papers or any Debt Financing Document or substitute other debt or equity financing for all or any portion of the Financing, except, solely in the case of the Debt Commitment Papers, the Debt Financing Documents and any substitution of other debt financing for all or any portion of the Debt Financing, if such amendment, modification, supplement, restatement, assignment, substitution or replacement would not, and would not reasonably be expected to, (i) impose new or additional conditions precedent or expand upon (or amend or modify in any manner) the conditions precedent to the funding of the Debt Financing, (ii) reduce the net cash amount of the Debt Financing (including by increasing the amount of fees to be paid) to an amount that, together with Available Cash, is less than the Required Amount, (iii) materially impair, delay or prevent the consummation of the Financing or the other Transactions contemplated to occur under this Agreement on the Closing Date (taking into account the timing of the Marketing Period), or (iv) adversely affect Parent’s or Merger Sub’s ability to consummate the Transactions; provided, that Parent may, without the prior written consent of the Company, amend, modify, supplement, restate, assign, substitute or replace the Debt Commitment Letter to (A) add and appoint additional arrangers, bookrunners, underwriters, agents, lenders and similar entities, to provide for the assignment and reallocation of a portion of the financing commitments contained therein and to grant customary approval rights to such additional arrangers and other entities in connection with such appointments, (B) modify pricing and/or (C) increase the aggregate amount of the Debt Financing, in each case, so long as such amendments would not be reasonably expected to materially impair, delay or prevent the consummation of the Transactions on the Closing Date (taking into account the timing of the Marketing Period) or adversely affect Parent’s or Merger Sub’s ability to consummate the Transactions on or prior to the Termination Date. Upon request of the Company, Parent and Merger Sub shall keep the Company informed in reasonable detail of the status of Parent’s and Merger Sub’s efforts to obtain the Financing and to satisfy the conditions thereof. Parent and Merger Sub expressly acknowledge and agree that their obligations under this Agreement, including their obligations to consummate the Merger and the other Transactions, are not subject to, or conditioned on, Parent’s or Merger Sub’s receipt of financing. Any alternative, substitute or replacement debt financing obtained by Parent in accordance with this Section 5.14 is the “Alternative Financing.” For purposes of this Agreement, references to “Debt Financing” shall include the financing contemplated by any Alternative Financing and references to “Debt Commitment Letter,” “Debt Fee Letter,” “Debt Financing Documents” or “Financing Sources” shall include the documents (or commitments or financing sources, as applicable) in connection with any Alternative Financing to the extent permitted by this Section 5.14, and such Alternative Financing shall be required to comply with the provisions of this Agreement to the same extent as the Debt Financing.

Section 5.15           Treatment of Existing Indebtedness. At Parent’s written request during the Applicable Period, the Company shall use its commercially reasonable efforts to (i) facilitate the delivery of a substantially complete draft of the Payoff Letter at least three (3) Business Days prior to Closing and the final Payoff Letter at least one (1) Business Day prior to Closing (in each case, or such later date as Parent may agree), and (ii) reasonably cooperate with any back-stop, “roll-over” or termination of any existing letters of credit under the Company Credit Agreement; provided that, the Parties acknowledge and agree that Parent shall be responsible for paying all amounts under the Payoff Letter, including by cash collateralizing, backstopping or repaying any letters of credit or similar obligations. Contemporaneously with the Closing, Parent and Merger Sub shall pay (or cause to be paid) to the lenders under the Company Credit Agreement the amount specified in the Payoff Letter (including after giving effect to any per diem amount specified therein, to the extent applicable) in cash in immediately available funds to the bank account(s) specified therein to discharge all liabilities and obligations of the Company Group outstanding under the Company Credit Agreement (including the release and discharge of all related guarantees, liens and security interests) and to terminate the commitments thereunder (such payoff, the “Company Debt Payoff”).

Section 5.16           Stock Exchange De-Listing. In a manner consistent with applicable Law and the applicable rules and policies of the NYSE, Parent shall cause (and the Company shall reasonably cooperate with Parent to cause) the Company’s securities to be de-listed from the NYSE and de-registered under the Exchange Act as promptly as practicable following the Effective Time (and in no event more than ten days after the Closing Date).

Section 5.17           Proxy Statement; Stockholder Vote.

(a)            Subject to Parent’s timely performance of its obligations under Section 5.17(b), as promptly as reasonably practicable following the date of this Agreement (and in any event, no later than 25 Business Days after the date of this Agreement, unless otherwise agreed by Parent), the Company shall prepare and cause to be filed with the SEC a proxy statement in preliminary form, as required by the Exchange Act, relating to the Company Stockholder Meeting (together with any amendments or supplements thereto, the “Proxy Statement”). Except as contemplated by the express terms of Section 5.3, the Proxy Statement shall include the Company Board Recommendation with respect to the Merger. The Company shall (i) promptly notify Parent upon the receipt of any comments from the SEC (or the staff of the SEC) or any request from the SEC (or the staff of the SEC) for amendments or supplements to the Proxy Statement, and (ii) promptly provide Parent with copies of all written correspondence between the Company and its Representatives, on the one hand, and the SEC (or the staff of the SEC), on the other hand with respect to the Proxy Statement. Each of the Parties shall use their respective commercially reasonable efforts to respond promptly to any comments or requests from the SEC (or the staff of the SEC) with respect to the Proxy Statement. The Company shall use its commercially reasonable efforts so that the Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated thereunder. Prior to filing or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments or requests from the SEC (or the staff of the SEC) with respect thereto, to the extent permitted by applicable Law, the Company shall provide Parent a reasonable opportunity to review and to propose comments on such document or response and the Company shall consider in good faith the inclusion or reflection of any such reasonable comments so provided; provided, that the Company may amend or supplement the Proxy Statement without the review or comment of Parent to the extent required to effect an Adverse Recommendation Change pursuant to and in accordance with Section 5.3. The Company agrees that none of the information supplied by it or its Subsidiaries for inclusion in the Proxy Statement shall, at the date the Proxy Statement is filed with the SEC or first mailed to the Company’s stockholders or at the time of the Company Stockholder Meeting or at the time of any amendment or supplement thereto, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, that notwithstanding the foregoing, no covenant is made by the Company with respect to any information supplied by Parent, Merger Sub or any of their Affiliates or Representatives, or any of the Financing Sources, expressly for inclusion or incorporation by reference in the Proxy Statement.

(b)            Parent and Merger Sub shall (i) as promptly as possible, furnish to the Company all information concerning Parent and Merger Sub that is required to be included in the Proxy Statement by the Exchange Act and the rules and regulations promulgated thereunder, that is customarily included in proxy statements prepared in connection with transactions of the type contemplated by this Agreement, as otherwise required by applicable Law or requested by the SEC, or that may be reasonably requested by the Company in connection with the Proxy Statement, and (ii) shall otherwise use commercially reasonable efforts to assist and cooperate with the Company and its Representatives in the preparation of the Proxy Statement and the resolution of comments from the SEC (or the staff of the SEC). Parent agrees that none of the information supplied by Parent, Merger Sub or their respective Affiliates for inclusion in the Proxy Statement shall, at the date the Proxy Statement is filed with the SEC or first mailed to the Company’s stockholders or at the time of the Company Stockholder Meeting or at the time of any amendment or supplement thereto, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, that notwithstanding the foregoing, no covenant is made by Parent with respect to any information supplied by Parent, Merger Sub or any of their Affiliates or Representatives, or any of the Financing Sources, expressly for inclusion or incorporation by reference in the Proxy Statement. Parent shall confirm and/or supplement the information relating to Parent or Merger Sub supplied by it for inclusion in the Proxy Statement, such that at the time of the mailing of the Proxy Statement or any amendments or supplements thereto, and at the time of the Company Stockholder Meeting, such information shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(c)            In accordance with the Company’s organizational documents, unless this Agreement is validly terminated pursuant to Section 7.1, the Company shall use commercially reasonable efforts to, as promptly as reasonably practicable after the date of this Agreement (but subject to the last sentence of this Section 5.17(c) and the timing contemplated in Section 5.17(a)), (x) establish a record date for and give notice of a meeting of its stockholders, for the purpose of voting upon the adoption of this Agreement (including any adjournment or postponement thereof, the “Company Stockholder Meeting”), and (y) mail a Proxy Statement to the holders of Shares as of the record date established for the Company Stockholder Meeting (such date, the “Proxy Date”). Without the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed), in no event shall the Proxy Date be changed to such a date that would result in the Company Stockholder Meeting being within ten Business Days of the Initial Termination Date, except as required by applicable Law. Without the prior written consent of Parent, the adoption of this Agreement shall be the only matter (other than matters of procedures and matters required by applicable Law to be voted on by the Company’s stockholders in connection with the adoption of this Agreement, including any advisory vote regarding merger-related compensation and a customary proposal regarding adjournment of the Company Stockholder Meeting) that the Company shall propose to be acted on by the stockholders of the Company at the Company Stockholder Meeting. Subject to the earlier termination of this Agreement in accordance with Section 7.1, the Company shall use commercially reasonable efforts to duly call, convene and hold the Company Stockholder Meeting as promptly as reasonably practicable after the Proxy Date (with the Company Stockholder Meeting in no event being initially scheduled for a date later than the 45th calendar day following the first mailing of the Proxy Statement to the Company’s stockholders); provided, that the Company may postpone, recess, reschedule, or adjourn the Company Stockholder Meeting: (i) with the consent of Parent (not to be unreasonably withheld, conditioned or delayed), (ii) for the absence of a quorum (it being understood that the Company may not postpone or adjourn the Company Stockholder Meeting (x) more than two times pursuant to this clause (ii) or (y) for more than ten Business Days in the aggregate, in each case, without Parent’s prior written consent), (iii) to solicit additional proxies for the purposes of obtaining the Required Company Stockholder Approval (it being understood that the Company may not postpone or adjourn the Company Stockholder Meeting (x) more than two times pursuant to this clause (iii) or (y) for more than ten Business Days in the aggregate, in each case, without Parent’s prior written consent), (iv) to allow reasonable additional time for the filing and distribution of any supplement or amendment to the Proxy Statement or other supplemental or amended disclosure which the Company Board has determined in good faith (after consultation with its outside legal counsel) is necessary under applicable Laws and for such supplemental or amended disclosure to be disseminated to and reviewed by the Company’s stockholders prior to the Company Stockholder Meeting, and (v) if determined in good faith by the Company Board, after consultation with its legal counsel, such adjournment, recess, delay or postponement is required under applicable Law or is reasonably necessary to comply with a request from the SEC or its staff. Unless the Company Board shall have effected an Adverse Recommendation Change pursuant to Section 5.3, (x) on no more than two occasions and prior to the vote contemplated having been taken, if the Company has not received proxies sufficient to obtain the Required Company Stockholder Approval, then Parent shall have the right to require an adjournment or postponement of the Company Stockholder Meeting for the purpose of soliciting additional votes in favor of this Agreement; provided, that no such individual adjournment or postponement shall delay the Company Stockholder Meeting by more than seven days from the prior-scheduled date or to a date on or after the fifth Business Day preceding the Initial Termination Date, and (y) the Company shall use its commercially reasonable efforts to solicit proxies in favor of the adoption of this Agreement. Notwithstanding anything to the contrary contained in this Agreement and notwithstanding any Adverse Recommendation Change, the Company shall submit this Agreement to the stockholders of the Company for adoption at the Company Stockholder Meeting; provided, that such obligations shall immediately and automatically terminate and the Company shall not be required to hold the Company Stockholder Meeting if this Agreement is terminated in accordance with Article VII.

(d)            If at any time prior to the Effective Time, any event or circumstance relating to the Company, Parent, or Merger Sub or any of the Company’s, Parent’s, or Merger Sub’s respective Subsidiaries, or their respective officers or directors, is discovered by the Company or Parent, respectively, which, pursuant to the Exchange Act, should be set forth in an amendment or a supplement to the Proxy Statement,  so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading,  such party shall promptly inform the others. Each of Parent, Merger Sub and the Company shall correct any information provided by it for use in the Proxy Statement which shall have become false or misleading.

Section 5.18           Stockholder Litigation. The Company shall use commercially reasonable efforts to prevent the entry of (and, if entered, to have vacated, lifted, reversed or overturned) any injunction, order, ruling, decree, judgment or similar order that results from any Action against the Company or any of its directors by any holder of Shares arising out of or relating to this Agreement or the Transactions. The Company shall (a) provide Parent with prompt notice of, and copies of all pleadings and correspondence relating to, any Action against the Company or any of its directors by any holder of Shares arising out of or relating to this Agreement or the Transactions and (b) give Parent the opportunity to participate in (but not direct or control) the defense, settlement or compromise of any such Action. Prior to the Effective Time, the Company shall not, without the prior consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed), make any payment with respect to, or compromise or settle or offer to settle, any such Actions.

Section 5.19           Tax Matters.

(a)            Transfer Taxes. Subject to Section 2.3(d), all stock transfer, real estate transfer, documentary, stamp, recording and other similar Taxes incurred in connection with the consummation of the Merger shall be paid by the party legally responsible for such Taxes under applicable Law. The Parties shall cooperate in the preparation, execution and filing of all Tax Returns, questionnaires or other documents with respect to such Taxes.

(b)            FIRPTA Certificate. At the Closing, the Company shall deliver to Parent a certificate and notice prepared in accordance with the requirements of Treasury Regulations Section 1.897-2(h)(2) and 1.1445-2(c)(3) and dated as of the Closing Date, along with written authorization for Parent to deliver such certificate and notice to the IRS on behalf of the Company upon the Closing provided that, notwithstanding anything to the contrary contained herein, the only remedy for a failure to deliver any such form or certificate will be to withhold with respect to the applicable holder of the Shares as and to the extent required by Law and any such failure shall not affect the satisfaction of the conditions to closing.

Article VI
CONDITIONS PRECEDENT TO THE MERGER

Section 6.1             Conditions to Each Party’s Obligation to Effect the Merger. The obligation of each Party to effect the Merger is subject to the satisfaction or, to the extent permitted by applicable Law, waiver in writing at or prior to the Effective Time of the following conditions:

(a)            Required Company Stockholder Approval. The Required Company Stockholder Approval shall have been obtained.

(b)            No Injunctions or Legal Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other judgment, order, ruling or decree issued by any court of competent jurisdiction, or other legal restraint or prohibition, shall be in effect, and no Law shall have been enacted, entered, promulgated, enforced or deemed applicable by any Governmental Entity that, in any case, prohibits, enjoins, restrains or makes illegal the consummation of the Transactions (including the Merger) or imposes a Remedial Restriction.

(c)            Antitrust and Foreign Investment Approvals. (i) Any waiting period (or any extension thereof) under the HSR Act applicable to the Transactions, and any agreement with a Governmental Entity to not consummate or to delay consummation of the Transactions, shall have expired or been earlier terminated, and (ii) the clearances, approvals and consents required to be obtained under the foreign Antitrust Laws or Foreign Investment Laws specified in Section 6.1(c) of the Company Disclosure Letter shall have been obtained and shall be in full force and effect and shall not impose any Remedial Restriction.

Section 6.2             Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction or, to the extent permitted by applicable Law, waiver in writing by Parent at or prior to the Effective Time of the following conditions:

(a)            Representations and Warranties.

(i)             (A) The representations and warranties of the Company set forth in Section 3.2(a) (Capital Stock) shall be true and correct in all respects, except for any de minimis inaccuracies, as of the date hereof and as of the Closing Date as though made on and as of the Closing Date (unless any such representation or warranty is made only as of a specific date, in which case as of such specified date); (B) the representations and warranties of the Company set forth in Section 3.1(a) (Organization, Standing and Power), Section 3.2(b), and (c) (Capital Stock), Section 3.3 (Authority), Section 3.24 (Brokers), and Section 3.26 (Opinion of Financial Advisor) shall be true and correct in all material respects as of the date hereof and as of the Closing Date as though made on and as of the Closing Date (unless any such representation or warranty is made only as of a specific date, in which case as of such specified date) (it being understood that, for purposes of determining the accuracy of such representations and warranties, all materiality and “Material Adverse Effect” qualifiers set forth in such representations and warranties shall be disregarded); and (C) the representations and warranties of the Company set forth in Section 3.8(b) (Absence of Certain Changes or Events) shall be true and correct in all respects as of the date hereof and as of the Closing Date as though made on and as of the Closing Date (unless any such representation or warranty is made only as of a specific date, in which case as of such specified date).

(ii)            The representations and warranties of the Company set forth in this Agreement (other than the representations and warranties listed in clause (i) above) shall be true and correct as of the date hereof and as of the Closing Date as though made on and as of the Closing Date (unless any such representation or warranty is made only as of a specific date, in which case as of such specified date), except where the failure of any such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Material Adverse Effect (it being understood that, for purposes of determining the accuracy of such representations and warranties, all materiality and “Material Adverse Effect” qualifiers set forth in such representations and warranties shall be disregarded).

(b)            Covenants. The Company shall have performed and complied in all material respects with the agreements and covenants required to be performed and complied with by it under this Agreement at or prior to the Closing.

(c)            No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Material Adverse Effect that is continuing.

(d)            Company Closing Certificate. Parent and Merger Sub shall have received a certificate of an executive officer of the Company, dated as of the Closing Date, confirming that the conditions set forth in Section 6.2(a), Section 6.2(b) and Section 6.2(c) have been satisfied.

Section 6.3             Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction or, to the extent permitted by applicable Law, waiver in writing by the Company at or prior to the Effective Time of the following conditions:

(a)            Representations and Warranties.

(i)             The representations and warranties of Parent and Merger Sub set forth in Section 4.1 (Organization, Standing and Power), Section 4.2 (Authority), and Section 4.12 (Brokers), shall be true and correct in all material respects as of the date hereof and as of the Closing Date as though made on and as of the Closing Date (unless any such representation or warranty is made only as of a specific date, in which case as of such specified date).

(ii)            The representations and warranties of Parent and Merger Sub set forth in this Agreement (other than the representations listed in clause (i) above) shall be true and correct as of the date hereof and as of the Closing Date as though made on and as of the Closing Date (unless any such representation or warranty is made only as of a specific date, in which case as of such specified date), except where the failure of any such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Parent Material Adverse Effect (it being understood that, for purposes of determining the accuracy of such representations and warranties, all materiality and “Parent Material Adverse Effect” qualifiers set forth in such representations and warranties shall be disregarded).

(b)            Covenants. Each of Parent and Merger Sub shall have performed and complied in all material respects with the agreements and covenants required to be performed and complied with by them under this Agreement at or prior to the Closing.

(c)            Parent Closing Certificate. The Company shall have received a certificate of an executive officer of Parent, dated as of the Closing Date, confirming that the conditions set forth in Section 6.3(a) and Section 6.3(b) have been satisfied.

(d)            Payoff Letter. The Company Debt Payoff shall have occurred on or prior to the Closing Date; provided, that this condition shall apply only if the Company shall have delivered the Payoff Letter in accordance with Section 5.15.

Section 6.4             Frustration of Closing Conditions. Neither Parent nor Merger Sub, on the one hand, nor the Company, on the other hand, may rely on the failure of any condition set forth in this Article VI to be satisfied (or to be able to be satisfied) to excuse it from its obligation to effect the Merger or the other Transactions to the extent that such failure was primarily caused by such Party’s breach of this Agreement.

Article VII
TERMINATION, AMENDMENT AND WAIVER

Section 7.1             Termination. This Agreement may be terminated and the Transactions (including the Merger) may be abandoned at any time prior to the Effective Time, notwithstanding receipt of the Required Company Stockholder Approval (with any termination by Parent also being an effective termination by Merger Sub):

(a)            by mutual written consent of Parent and the Company;

(b)            by either Parent or the Company:

(i)             if the Closing shall not have occurred on or prior to 11:59 p.m. (New York City time) on May 6, 2027 (the “Initial Termination Date” and, such date, as it may be extended pursuant to this Section 7.1(b)(i), the “Termination Date”); provided, that if on the Initial Termination Date all of the conditions, other than the conditions set forth in Section 6.1(b) (only with respect to any Antitrust Law) and Section 6.1(c), shall have been satisfied or waived (to the extent permitted by applicable Law) or shall be capable of being satisfied on the Initial Termination Date (other than those conditions that by their nature are to be satisfied at the Closing (if such conditions are capable of being satisfied were the Closing to occur at such time)), the Termination Date shall immediately and automatically, without any action on the part of any Person, be extended until 11:59 p.m. (New York City Time) on August 6, 2027, and such date as so extended shall be the “Termination Date” for all purposes hereunder; provided, further, that if the Marketing Period has commenced but not yet been completed as of the close of business on the third Business Day immediately prior to the then-scheduled Termination Date, then, on one occasion only, and so long as neither Parent nor Merger Sub is then in breach of any representation, warranty, covenant or agreement contained in this Agreement in a manner that would give rise to the failure of any condition set forth in Section 6.3(a) or Section 6.3(b) to be satisfied, Parent may, by written notice to the Company delivered at least two Business Days prior to the then-scheduled Termination Date, extend the Termination Date until three Business Days after the final day of the Marketing Period; and provided, further however, that no Party shall have the right to terminate this Agreement pursuant to this Section 7.1(b)(i) in the event that any action of such Party or Merger Sub (in the case of purported termination by Parent) or failure of such Party or Merger Sub (in the case of purported termination by Parent) to perform or comply with the covenants and agreements of such Party set forth in this Agreement shall have been the principal cause of, or resulted in, the failure of the Closing to have occurred by the Termination Date;

(ii)            if any court of competent jurisdiction or other Governmental Entity shall have issued a judgment, order, injunction, rule or decree, or taken any other action, restraining, enjoining or otherwise prohibiting any of the Transactions, and such judgment, order, injunction, rule, decree or other action shall have become final and nonappealable; provided, that no Party shall have the right to terminate this Agreement pursuant to this Section 7.1(b)(ii) in the event that such Party or Merger Sub (in the case of purported termination by Parent) has failed to comply with its obligations under Section 5.6 with respect to the removal of such judgment, order, injunction, rule, decree, ruling or other action;

(iii)           if the Required Company Stockholder Approval shall not have been obtained at the Company Stockholder Meeting duly convened therefor or at any adjournment or postponement thereof at which a vote on the adoption of this Agreement was taken; or

(c)            by the Company:

(i)             if Parent or Merger Sub shall have breached, or there is any inaccuracy in, any of its representations or warranties, or shall have breached or failed to perform any of its covenants or agreements, set forth in this Agreement, which inaccuracy, breach or failure to perform (A) would result in a failure of the conditions set forth in Section 6.3(a) or Section 6.3(b) to be satisfied at the Closing and (B) (1) is either not capable of being cured on or prior to the Termination Date, or (2) if capable of being cured, shall not have been cured on or prior to the date that is the earlier of (x) 30 days following written notice from the Company to Parent of such inaccuracy, breach or failure to perform, and (y) five Business Days prior to the Termination Date; provided, that the Company shall have given Parent written notice, delivered at least 30 days prior to such termination, stating the Company’s intention to terminate this Agreement pursuant to this Section 7.1(c)(i) and the basis for such termination; provided, further, that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.1(c)(i) if it is then in material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement; or

(ii)            if, at any time prior to the receipt of the Required Company Stockholder Approval, (A) the Company Board or any Company Committee authorizes the Company, to the extent permitted by, and subject to complying with, the terms of Section 5.3, to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal, (B) substantially concurrently with the termination of this Agreement, the Company, subject to complying with the terms of Section 5.3, enters into an Alternative Acquisition Agreement providing for a Superior Proposal, and (C) prior to or substantially concurrently with such termination, the Company pays to Parent the Company Termination Fee in accordance with Section 7.3(b); or

(iii)           if (A) all of the conditions set forth in Section 6.1 and Section 6.2 have been satisfied or waived (other than those conditions that by their nature are to be satisfied by actions taken at the Closing, which shall be capable of being satisfied at the Closing), (B) the Company has delivered irrevocable written notice to Parent irrevocably confirming that (1) all of the conditions set forth in Section 6.3 have been satisfied or irrevocably waived (other than those conditions that by their nature are to be satisfied by actions taken at the Closing, which shall be capable of being satisfied at the Closing), and (2) the Company stands ready, willing and able to take such actions required of it by this Agreement to consummate the Closing throughout such three Business Day period, and (C) Parent fails to consummate the Closing on or prior to the later of (x) three Business Days following the date of delivery of the written notification by the Company contemplated in the foregoing clause (B) and (y) the date that is three Business Days after the date on which the Closing is otherwise required to occur pursuant to Section 1.2.

(d)            by Parent:

(i)             if the Company shall have breached, or there is any inaccuracy in, any of its representations or warranties, or shall have breached or failed to perform any of its covenants or agreements set forth in this Agreement, which inaccuracy, breach or failure to perform (A) would result in a failure of the conditions set forth in Section 6.2(a) or Section 6.2(b) to be satisfied at the Closing, and (B) (1) is either not capable of being cured on or prior to the Termination Date, or (2) if capable of being cured, shall not have been cured on or prior to the date that is the earlier of (x) 30 days following written notice from Parent to the Company of such inaccuracy, breach or failure to perform and (y) five Business Days prior to the Termination Date; provided, that Parent shall have given the Company written notice, delivered at least 30 days prior to such termination, stating Parent’s intention to terminate this Agreement pursuant to this Section 7.1(d)(i) and the basis for such termination; provided, further, that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.1(d)(i) if Parent or Merger Sub is then in material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement; or

(ii)            if, at any time prior to the receipt of the Required Company Stockholder Approval, the Company Board or any Company Committee shall have effected an Adverse Recommendation Change.

The Party desiring to terminate this Agreement pursuant to this Section 7.1 (other than pursuant to Section 7.1(a)) shall give written notice of such termination to the other Party setting forth the clause of this Section 7.1 under which such Party is terminating this Agreement.

Section 7.2             Effect of Termination. In the event of termination of this Agreement, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of the Parties, any of their respective Affiliates, officers, directors or stockholders, or any Financing Related Person except that (i) the Equity Commitment Letter, the Limited Guarantee and the Confidentiality Agreement shall survive the termination of this Agreement and shall remain in full force and effect in accordance with their terms, and (ii) the provisions of Section 3.28 and Section 4.15 (No Other Representations or Warranties), the final sentence of Section 5.11 (Public Announcements), Section 5.13(e) (Financing Cooperation), this Section 7.2 (Effect of Termination), Section 7.3 (Fees and Expenses), Section 8.2 (Notices), Section 8.3 (Certain Definitions) (to the extent relating to another provision that survives termination), Section 8.4 (Interpretation), Section 8.5 (Entire Agreement), Section 8.6 (Parties in Interest), Section 8.7 (Governing Law), Section 8.8 (Submission to Jurisdiction), Section 8.9 (Assignment; Successors), Section 8.10 (Specific Performance), Section 8.12 (Severability), Section 8.13 (Waiver of Jury Trial), Section 8.15 (No Presumption Against Drafting Party), Section 8.17 (Non-Recourse) and Section 8.18 (Financing Related Person Protections) of this Agreement shall survive the termination of this Agreement and shall remain in full force and effect; provided, that, subject to Section 7.3(d), none of the Parties shall be released from any liabilities or damages arising out of a Willful Breach.

Section 7.3             Fees and Expenses.

(a)            Generally. Except as otherwise expressly provided in this Agreement (including as otherwise provided in this Section 7.3), all fees and expenses incurred in connection with this Agreement and the Transactions shall be paid by the Party incurring such fees or expenses, whether or not the Transactions (including the Merger) are consummated, except that (i) all filing fees and other charges for the filings required under the Antitrust Laws and Foreign Investment Laws shall be borne by Parent and (ii) for the avoidance of doubt, all fees, costs and expenses of the Paying Agent shall be borne by Parent.

(b)            Company Termination Fee.

(i)             In the event that:

(1)            this Agreement is terminated by either Parent or the Company pursuant to Section 7.1(b)(i), Section 7.1(b)(iii) or Section 7.1(d)(i) (but, in the case of a termination by the Company, only if at such time Parent would not be prohibited from terminating this Agreement as a result of the last proviso contained in Section 7.1(b)(i) or Section 7.1(d)(i)), and (A) at any time after the date of this Agreement and prior to such termination under Section 7.1(b)(i) or Section 7.1(d)(i), or, in the case of a termination pursuant to Section 7.1(b)(iii), prior to the taking of a vote to approve this Agreement at the Company Stockholder Meeting or any adjournment or postponement thereof, any bona fide Acquisition Proposal shall have been made to the Company or publicly announced or publicly made known to the stockholders of the Company, or otherwise publicly disclosed or otherwise made known to the stockholders of the Company and not withdrawn at least three Business Days prior to such termination under Section 7.1(b)(i) or Section 7.1(d)(i), or at least three Business Days prior to such vote to adopt this Agreement, as applicable, and (B) within one year after such termination, the Company shall have entered into a definitive agreement with respect to an Acquisition Proposal (regardless of when made or the counterparty thereto) that is subsequently consummated (it being understood that such consummation may occur after the one year period after this Agreement is terminated) (provided; that for purposes of this Section 7.3(b)(i)(1), the references to “20% or more” in the definition of Acquisition Proposal shall be deemed to be references to “more than 50%”);

(2)            this Agreement is terminated by the Company pursuant to Section 7.1(c)(ii); or

(3)            this Agreement is terminated by Parent pursuant to Section 7.1(d)(ii);

then, in any such case, the Company shall pay to Parent a termination fee of $60,000,000 (the “Company Termination Fee”). In no event shall the Company be required to pay (or cause any of its Subsidiaries or Affiliates to pay) the Company Termination Fee on more than one occasion.

(ii)            Payment of the Company Termination Fee, if applicable, shall be made by wire transfer of same-day funds to the account or accounts designated by Parent (i) prior to, or on, the consummation of any transaction contemplated by an Acquisition Proposal, in the case of a Company Termination Fee payable pursuant to Section 7.3(b)(i)(1), (ii) prior to, or concurrently with, termination in the case of a Company Termination Fee payable pursuant to Section 7.3(b)(i)(2), or (iii) as promptly as reasonably practicable, but in any event within three Business Days, after termination, in the case of a Company Termination Fee payable pursuant to Section 7.3(b)(i)(3).

(iii)           Each Party acknowledges that the agreements contained in this Section 7.3 are an integral part of the Transactions, and that, without these agreements, the Parties would not enter into this Agreement; accordingly, if the Company fails to timely pay any amounts due pursuant to this Section 7.3, and, in order to obtain such payment, Parent commences a suit that results in a judgment against the Company for the amounts set forth in this Section 7.3, the Company shall pay to Parent its reasonable and documented out-of-pocket costs and expenses (including reasonable and documented out-of-pocket attorneys’ fees and expenses), together with interest (compounded annually) on the amounts due pursuant to this Section 7.3 from the date such payment was required to be made until the date of payment at the prime lending rate as published in The Wall Street Journal in effect on the date such payment was required to be made, which interest amount shall be calculated daily on the basis of a 365 day year (collectively, “Recovery Costs”); provided, that, (i) in no event shall any Recovery Costs payable under this Section 7.3(b) exceed an aggregate amount equal to $7,500,000; and (ii) in no event shall attorneys’ fees that are based on a contingency fee, “success” fee or any other type of fee arrangement dependent on the outcome of the suit be deemed to be reasonable attorneys’ fees incurred by Parent in connection with any suit referred to in this Section 7.3(b)(iii).

(iv)           Each Party further acknowledges that the Company Termination Fee is not a penalty, but rather is liquidated damages in a reasonable amount that will compensate Parent and Merger Sub in the circumstances in which the Company Termination Fee is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions.

(v)            Subject to Section 7.3(d), the Parties agree that the payment of the Company Termination Fee and, if applicable, the Recovery Costs of Parent pursuant to Section 7.3(b)(iii) (in each case, solely to the extent fully paid), shall be the sole and exclusive monetary remedy available to Parent, Merger Sub or any of their respective Affiliates under or related to this Agreement (and the termination hereof), the Transactions (including the failure thereof to be consummated) or any matter forming the basis for such termination in the event any such payment becomes due and payable, and none of Parent, Merger Sub or any of their respective Affiliates shall be entitled to bring or maintain any Action against any Company Related Party arising out of or in connection with this Agreement, any of the Transactions or any matters forming the basis for such termination. Subject to Section 7.3(d), upon payment of the Company Termination Fee (and Recovery Costs, if applicable) by the Company, neither the Company, nor its Subsidiaries or Affiliates, nor any of their respective former, current or future stockholders, optionholders, controlling Persons, managers, members, directors, officers, employees, partners, Affiliates, Representatives, agents nor any of their respective assignees or successors nor any former, current or future stockholder, optionholder, controlling Person, manager, member, director, officer, employee, partner, Affiliate, Representative, agent, assignee or successor of any of the foregoing (collectively, the “Company Related Parties”) shall have any further liability to Parent, Merger Sub or any other Person for any losses suffered under, arising out of or relating to this Agreement and the Transactions or any matters forming the basis for such termination (including the termination hereof and the abandonment of the Merger), whether at law, in contract, in tort, in equity or otherwise. Nothing in this Section 7.3(b)(v) shall in any way expand or be deemed or construed to expand the circumstances in which the Company or any Company Related Party may be liable under this Agreement or in connection with the Transactions.

(c)            Parent Termination Fee.

(i)             In the event that this Agreement is terminated (A) by the Company pursuant to Section 7.1(c)(i) or Section 7.1(c)(iii) (but only if at such time the Company would not be prohibited from terminating this Agreement as a result of the last proviso contained in Section 7.1(c)(i)), or (B) by the Company or Parent pursuant to Section 7.1(b)(i) and at the time of such termination the Company could have terminated this Agreement pursuant to Section 7.1(c)(i) or Section 7.1(c)(iii), then, in any such case, Parent shall pay, or cause to be paid, to the Company a termination fee of $144,000,000 (the “Parent Termination Fee”). In no event shall Parent be required to pay (or cause any of its Subsidiaries or Affiliates to pay) the Parent Termination Fee on more than one occasion.

(ii)            Payment of the Parent Termination Fee, if applicable, shall be made by wire transfer of same-day funds to the account or accounts designated in writing by the Company as promptly as reasonably practicable, but in any event within three Business Days, after termination.

(iii)           Each Party acknowledges and agrees that the agreements contained in this Section 7.3 are an integral part of the Transactions and do not constitute a penalty, and that, without these agreements, the Parties would not enter into this Agreement; accordingly, if Parent fails to timely pay any amounts due pursuant to this Section 7.3, and, in order to obtain such payment, the Company commences a suit that results in a judgment against Parent for the amounts set forth in this Section 7.3 or the Guarantors under the Limited Guarantee, Parent shall pay to the Company its Recovery Costs (provided, however, in no event shall any Recovery Costs payable under this Section 7.3(c) exceed $7,500,000).

(iv)           Subject to Section 7.3(d), the Parties agree that the payment of the Parent Termination Fee and, if applicable, the costs and expenses of the Company pursuant to Section 5.13(e) and the Recovery Costs of the Company pursuant to Section 7.3(c)(iii) (in each case, solely to the extent fully paid), shall be the sole and exclusive monetary remedy available to the Company or any of its stockholders or Affiliates under or related to this Agreement (and the termination hereof), the Transactions (including the failure thereof to be consummated) or any matter forming the basis for such termination in the event any such payment becomes due and payable, and none of the Company, its stockholders or any of their respective Affiliates shall be entitled to bring or maintain any Action against Parent, Merger Sub, the Guarantors, any Financing Related Person or any of their respective former, current or future stockholders, optionholders, controlling Persons, managers, members, directors, officers, employees, partners, Affiliates, Representatives, agents nor any of their respective assignees or successors nor any former, current or future stockholder, optionholder, controlling Person, manager, member, director, officer, employee, partner, Affiliate, Representative, agent, assignee or successor of any of the foregoing (such Persons, the “Parent Parties”) arising out of or in connection with this Agreement, the Commitment Letters, the Limited Guarantee, the Debt Financing, the Debt Financing Documents or any of the Transactions or any matters forming the basis for such termination. Subject to Section 7.3(d), upon payment of the Parent Termination Fee, the costs and expenses of the Company pursuant to Section 5.13(e) and the Recovery Costs of the Company pursuant to Section 7.3(c)(iii) (in each case, solely to the extent fully paid), if applicable, by or on behalf of Parent, none of the Parent Parties nor any Financing Related Person shall have any further liability to the Company or any other Person for any losses suffered under, arising out of or relating to this Agreement, the Debt Financing, the Debt Financing Documents and the Transactions (including the termination hereof and the abandonment of the Merger), whether at law, in contract, in tort, in equity or otherwise. For the avoidance of doubt, while the Company may pursue both a grant of specific performance of the type contemplated by Section 8.10 and the payment of the Parent Termination Fee pursuant to this Section 7.3(c)(iv), as the case may be, under no circumstances shall the Company be permitted or entitled to receive both a grant of specific performance of the type contemplated by Section 8.10 to effect the Closing and payment of the Parent Termination Fee. For the avoidance of doubt, no reimbursement, indemnification, or interest payment pursuant to Section 5.13(e) or Section 7.3(c)(iii) shall reduce the amount of the Parent Termination Fee. Nothing in this Section 7.3 shall restrict (x) the availability to the Company of any remedies in connection with any breach of the Confidentiality Agreement, for which all applicable legal and equitable remedies shall be available to the Company, or (y) the Company’s entitlement to seek and obtain specific performance (1) hereunder as and to the extent permitted by Section 8.10, (2) against the Guarantors under the Limited Guarantee, or (3) under the Equity Commitment Letter to the extent expressly permitted under, and in accordance with, the terms and conditions set forth therein and herein. Nothing in this Section 7.3(c)(iv) shall in any way expand or be deemed or construed to expand the circumstances in which Parent or any other Parent Party may be liable under this Agreement or the Transactions.

(d)            Willful Breach. Notwithstanding anything to the contrary in this Agreement (including Section 7.3(b)(v) and Section 7.3(c)(iv)), if this Agreement is validly terminated pursuant to any provision of Section 7.1 and, prior to such termination, there has been a Willful Breach of this Agreement by any Party, then, notwithstanding the payment of, or any obligation to pay, the Company Termination Fee or the Parent Termination Fee, as applicable, the non-breaching party shall also be entitled to seek from the Party that has committed such Willful Breach payment of damages if and when due pursuant to this Agreement; provided that, the Parties hereto acknowledge and agree that in no event shall the maximum aggregate monetary liability of any Party (together with the Parent Parties and Company Parties, as applicable) for any and all losses, liabilities, damages and other amounts arising out of or relating to such Willful Breach under this Agreement exceed an amount equal to (x) $175,000,000, plus (y) the amount of any Recovery Costs, plus (z) in the case of a Willful Breach by Parent, the amount of any the reimbursement and indemnification obligations under Section 5.13(e) of this Agreement, if applicable (the “Willful Breach Liability Limitation”), which amount shall apply in lieu of, and shall supersede, any limitation on liability that would otherwise apply pursuant to Section 7.3(b)(v) or Section 7.3(c)(iv), as applicable. For the avoidance of doubt, any Company Termination Fee, Parent Termination Fee and Recovery Costs actually paid by the breaching Party shall be credited against, and shall reduce on a dollar-for-dollar basis, amounts payable by such Party under this Agreement (up to an amount equal to the Willful Breach Liability Limitation). For the avoidance of doubt, (i) in no event shall any Party be required to pay, in the aggregate, an amount in respect of a Willful Breach in excess of the Willful Breach Liability Limitation, and (ii) nothing in this Section 7.3(d) shall limit the right of any party to seek specific performance or other equitable remedies in accordance with Section 8.10.

Section 7.4             Amendment or Supplement. This Agreement may be amended, modified or supplemented by the Parties, prior to the Effective Time; provided that, following the receipt of the Required Company Stockholder Approval, this Agreement may not be amended in any manner that requires further approval of the stockholders of the Company pursuant to the DGCL without such further stockholder approval. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the Parties at the time of the amendment. Notwithstanding anything to the contrary contained herein, the Lender Protective Provisions contained in this Agreement (and, solely as they relate to such Lender Protective Provisions, the definitions of any terms used in such Lender Protective Provisions) may not be amended, waived or otherwise modified in any manner that adversely affects the Debt Financing or any Financing Related Person, or that imposes any additional liabilities or obligations on, or limits any protections afforded to, any Financing Related Person, without the prior written consent of the Financing Sources.

Section 7.5             Extension of Time; Waiver. At any time prior to the Effective Time, Parent and Merger Sub, on the one hand, and the Company, on the other hand, may, to the extent permitted by applicable Law, (a) extend the time for the performance of any of the obligations or acts of any of the other Party, (b) waive any inaccuracies in the representations and warranties of the other Party set forth in this Agreement or any document delivered pursuant hereto, or (c) waive compliance with any of the agreements or conditions of the other Party contained herein. Any agreement on the part of a Party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such Party. No failure or delay of any Party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power.

Article VIII
GENERAL PROVISIONS

Section 8.1             Non-survival. None of the representations, warranties, covenants or agreements in this Agreement or in any certificate, schedule or other instrument delivered pursuant to this Agreement shall survive the Effective Time, other than those covenants or agreements of the Parties which by their terms apply, or are to be performed in whole or in part, after the Effective Time.

Section 8.2             Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, (b) on the date of transmittal if sent by email (provided, that (i) no automatic “bounce back” or similar automatic message of non-delivery is received with respect thereto and (ii) any communication sent by email on either (x) a non-Business Day or (y) any Business Day after 5:00 p.m. (recipient’s local time) shall, in the case of each of (x) and (y), be deemed to have been sent at 9:00 a.m. (recipient’s local time) on the next Business Day), (c) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (d) on confirmed receipt if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the Party to receive such notice:

(i)            if to Parent, Merger Sub or the Surviving Corporation, to:

Neptune BidCo US Inc.
c/o The Nielsen Company (US), LLC
675 Avenue of the Americas, 4th Floor
New York, NY 10010
Attention: Chief Legal Officer
E-mail: legal.notices@nielsen.com

with a copy (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP
200 Park Avenue
New York, NY 10166
Attention: Richard Birns; Andrew Kaplan; Kristen Poole
E-mail: rbirns@gibsondunn.com;
akaplan@gibsondunn.com;
kpoole@gibsondunn.com

(ii)            if to the Company, to:

DoubleVerify Holdings, Inc.
462 Broadway
New York, NY 10013
Attention: Andy Grimmig
E-mail: andy.grimmig@doubleverify.com

with a copy (which shall not constitute notice) to:

Paul Hastings LLP

200 Park Avenue
New York, NY 10166
Attention: Eric Schiele; Kristiina Leskinen; Dmitriy Molchanov
E-mail: ericschiele@paulhastings.com;
kristiinaleskinen@paulhastings.com;

dmitriymolchanov@paulhastings.com

Section 8.3             Certain Definitions. As used in this Agreement, the capitalized terms have the respective meanings ascribed to such terms in Exhibit A or as otherwise defined elsewhere in this Agreement.

Section 8.4             Interpretation.

(a)            When a reference is made in this Agreement to a Section, Article, Exhibit or Schedule, such reference shall be to a Section, Article, Exhibit or Schedule of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement or in any Exhibit or Schedule are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The phrase “date hereof” or “date of this Agreement” shall be deemed to refer to August 6, 2026. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning ascribed thereto in this Agreement. The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to the Agreement as a whole and not to any particular provision in this Agreement. The term “or” is not exclusive. The word “will” shall be construed to have the same meaning and effect as the word “shall.” Any reference to “days” in this agreement means calendar days unless Business Days are expressly specified.

(b)            In this Agreement, except as the context may otherwise require, references to: (i) any agreement (including this Agreement), contract, statute or regulation are to the agreement, contract, statute or regulation as amended, modified, supplemented, restated or replaced from time to time (in the case of an agreement or contract, to the extent permitted by the terms thereof and, if applicable, by the terms of this Agreement); (ii) any Governmental Entity includes any successor to that Governmental Entity; (iii) any applicable Law refers to such applicable Law as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, include any rules and regulations promulgated under such statute) and references to any section of any applicable Law or other Law include any successor to such section (provided, that for purposes of any representations and warranties contained in this Agreement that are made as of a specific date or dates, references to any statute shall be deemed to refer to such statute, as amended, and to any rules or regulations promulgated thereunder, in each case, as of such date); (iv) when calculating the period of time within which, or following which, any act is to be done or step taken pursuant to this Agreement, the date that is the reference day in calculating such period shall be excluded and if the last day of the period is a non-Business Day, the period in question shall end on the next Business Day, or if any action must be taken hereunder on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day; and (v) “made available” and words of similar import mean, with respect to any document, that such document was previously made available (A) in the electronic dataroom relating to the Transactions maintained by the Company on or prior to one calendar day prior to the date of execution of this Agreement, (B) in the Company SEC Documents, or (C) via email delivery to the other Party or its authorized Representatives before execution of this Agreement.

Section 8.5             Entire Agreement. This Agreement (including the Exhibits hereto), the Company Disclosure Letter, the Limited Guarantee, the Equity Commitment Letter, Debt Commitment Letter, the Support Agreement, and the Confidentiality Agreement constitute the entire agreement among the parties with respect to the subject matter thereof, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings among the parties with respect to the subject matter hereof and thereof. Notwithstanding anything to the contrary in this Agreement, the Parties acknowledge and agree that the Company Disclosure Letter is not incorporated by reference into, and shall not be deemed to constitute a part of, this Agreement or the “agreement of merger” for purposes of Section 251 of the DGCL, but shall have the effects provided in this Agreement.

Section 8.6             Parties in Interest. This Agreement is not intended to, and shall not, confer upon any other Person other than the Parties and their respective successors and permitted assigns any rights or remedies hereunder, except (a) with respect to Section 5.9 which shall inure to the benefit of the Indemnified Parties benefiting therefrom who are intended third party beneficiaries thereof, (b) if and only if the Effective Time occurs, (i) the right of the Company’s stockholders to receive the Merger Consideration in accordance with the terms of this Agreement and applicable Law, and (ii) the rights of holders of Company Stock Options, Company RSUs, and Company PSUs to receive the payments contemplated by the applicable provisions of Section 2.2 in accordance with the terms and conditions of this Agreement, (c) (i) with respect to Section 7.3(b)(v), which shall inure to the benefit of the Company Related Parties benefiting therefrom who are intended third party beneficiaries thereof and (ii) with respect to Section 7.3(c)(iv), which shall inure to the benefit of the Parent Parties benefiting therefrom who are intended third party beneficiaries thereof, (d) the right of the Company, on its own behalf and as representative of its stockholders and other applicable Persons, to pursue damages (including claims for damages based on the loss of economic benefits of the Merger, including the loss of premium, suffered by holders of Shares, Company RSUs and Company PSUs) and other relief (including equitable relief) for the benefit of the Company and its Affiliates, holders of Shares, Company Stock Options, Company RSUs and Company PSUs or other applicable Persons in the event of Parent’s or Merger Sub’s failure to effect the Transactions as required by this Agreement or Parent’s or Merger Sub’s other breach of this Agreement, and (e) the Financing Related Persons, who are intended third-party beneficiaries of, and may enforce, the Lender Protective Provisions. The representations and warranties in this Agreement are the product of negotiations among the Parties. In some instances, the representations and warranties in this Agreement may represent an allocation among the Parties of risks associated with particular matters regardless of the knowledge of any of the Parties. Consequently, Persons other than the Parties may not rely upon, or seek enforcement of, the representations and warranties in this Agreement or the characterization of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 8.7             Governing Law. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the Transactions shall be governed by, and construed in accordance with, the internal Laws of the State of Delaware, without regard to the Laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Delaware. Notwithstanding the foregoing, each Party agrees that any action or proceeding of any kind or description, whether in law or in equity, in contract, tort or otherwise, against any Financing Related Person in any way relating to this Agreement or any of the Transactions, the Debt Financing, the Debt Financing Documents, the Commitment Letters, the performance thereof or the transactions contemplated thereby (including any action or proceeding relating to the arrangement, negotiation, funding or syndication of the Debt Financing), including any dispute arising out of or relating in any way to the Debt Commitment Letter, shall be governed by, and construed in accordance with, the Laws of the State of New York, without giving effect to any conflict of laws provision thereof that would cause the application of the Laws of another jurisdiction. Parent and Merger Sub expressly acknowledge and agree that they shall be jointly and severally liable to the Company for any such damages or relief for which Parent or Merger Sub is found liable by a court of competent jurisdiction.

Section 8.8             Submission to Jurisdiction. Each Party irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement or the Transactions brought by any Party or its Affiliates against any other Party or its Affiliates shall be brought and determined in the Court of Chancery of the State of Delaware; provided, that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then any such legal action or proceeding may be brought in any federal court located in the State of Delaware or any other Delaware state court. Each Party hereby irrevocably submits to the exclusive jurisdiction and venue of the aforesaid courts (and any proper appellate courts therefrom) for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the Transactions. Each Party agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each Party further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each Party hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the Transactions, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Notwithstanding anything herein to the contrary, each Party agrees (i) that any action or proceeding of any kind or nature, whether at law or in equity, in contract, tort or otherwise, involving any Financing Related Person in connection with this Agreement, any of the Transactions, the Debt Financing, the Debt Financing Documents, the Commitment Letters, the performance thereof, the arrangement, negotiation, funding or syndication of the Debt Financing or the transactions contemplated thereby, shall be subject to the exclusive jurisdiction of any state or federal court sitting in the Borough of Manhattan, New York, New York and any appellate court thereof and each Party submits for itself and its property with respect to any such action or proceeding to the exclusive jurisdiction of such courts, (ii) not to bring or permit any of its Affiliates or Representatives to bring or support anyone else in bringing any such action or proceeding in any other courts, (iii) that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law and (iv) to waive and hereby irrevocably waives, to the fullest extent permitted by applicable Law, any objection which it may now or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such action or proceeding in any such court.

Section 8.9             Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any Party without the prior written consent of the other Parties, and any such assignment without such prior written consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and permitted assigns. Notwithstanding the foregoing, this Agreement (and all rights, interests and obligations hereunder) may be assigned, in whole or in part, without consent by each of Parent or Merger Sub (i) to any of its wholly owned Subsidiaries, or (ii) for collateral security purposes to any Persons providing financing to Parent or Merger Sub pursuant to the terms thereof (including for purposes of creating a security interest herein or otherwise assigning as collateral in respect of such financing); provided, that no such assignment shall affect or relieve Parent or Merger Sub of their obligations under this Agreement or enlarge, alter or change any obligation of any other Party.

Section 8.10           Specific Performance. The Parties agree that irreparable damage, for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the Company (on behalf of itself and on behalf of the holders of Shares as third party beneficiaries under Section 8.6), Parent and Merger Sub acknowledge and agree that, subject in all respects to the terms and limitations set forth in this Section 8.10, (i) at any time prior to the valid termination of this Agreement pursuant to Article VII, the Parties shall be entitled to seek specific performance of the terms of this Agreement, including an injunction or injunctions to prevent breaches of this Agreement to enforce specifically the terms and provisions of this Agreement in the courts chosen under Section 8.8, this being in addition to any other remedy to which such Party is entitled at law or in equity, and (ii) the right of specific performance is an integral part of the Transactions and without that right, neither the Company nor Parent would have entered into this Agreement. Each Party hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate or that an award of specific performance is not an appropriate remedy for any reason at law or equity, and (b) any requirement under any law to provide any bond or to post any security as a prerequisite to obtaining equitable relief; provided that, solely with respect to the equitable remedy to specifically enforce Parent’s or Merger Sub’s obligation to effect the Closing, Parent and Merger Sub may oppose the granting of specific performance if one or more of the specific performance conditions set forth below have not been satisfied. Notwithstanding the foregoing it is explicitly agreed that the Company shall only be permitted to obtain an injunction, specific performance or other equitable remedies to enforce the Parent Parties’ obligations to effect the Closing pursuant to Section 1.2 and to cause the Equity Financing to be funded, if, and only in the event that: (i) all of the conditions in Section 6.1 and Section 6.2 have been satisfied or waived (other than conditions that by their nature are to be satisfied by actions taken at the Closing, which shall be capable of being satisfied at the Closing) at the time when the Closing would have been required to occur pursuant to Section 1.2, (ii) the Debt Financing has been funded or will be funded if the Equity Financing is funded at the Closing, (iii) the Company has irrevocably confirmed in writing (x) that the Company is ready, willing and able to take the actions within the Company’s control that are required to cause the Closing to occur if specific performance is granted and the Equity Financing and the Debt Financing are funded and (y) all of the conditions set forth in Section 6.3 have been satisfied or irrevocably waived (other than conditions that are by their nature to be satisfied by actions taken at the Closing, which shall be capable of being satisfied at the Closing), and (iv) Parent and Merger Sub have failed to consummate the Closing on or prior to the earlier of (x) the third Business Day following delivery of such confirmation, and (y) one Business Day prior to the Termination Date. For the avoidance of doubt, (x) in no event shall the Company be entitled to specifically enforce the Equity Commitment Letter to cause the Equity Financing to be funded or to effect the Closing other than as expressly provided in the immediately preceding sentence and (y) in no event shall the Company, Parent or Merger Sub be entitled to seek or specifically enforce any provision of this Agreement or to obtain any injunction or injunctions, or to bring any other action or proceeding in equity in connection with the Transactions against any other party hereto other than in accordance with this Section 8.10.

Section 8.11           Currency. All references to “dollars” or “$” or “US$” in this Agreement refer to United States dollars, which is the currency used for all purposes in this Agreement.

Section 8.12           Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law. If any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and the Parties will negotiate in good faith in order to substitute a suitable and equitable provision therefor in order to carry out as closely as possible, so far as may be valid and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

Section 8.13           Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PROVIDED BY LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM, ACTION OR PROCEEDING (WHETHER IN CONTRACT, TORT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS (INCLUDING THE DEBT FINANCING, THE DEBT FINANCING DOCUMENTS, THE COMMITMENT LETTERS, AND ANY ACTION OR PROCEEDING INVOLVING ANY FINANCING RELATED PERSON IN CONNECTION WITH THE ARRANGEMENT, NEGOTIATION, FUNDING OR SYNDICATION OF THE DEBT FINANCING). EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY OR ANY FINANCING RELATED PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY OR FINANCING RELATED PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THE FOREGOING WAIVER, (C) IT MAKES THE FOREGOING WAIVER VOLUNTARILY AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 8.13.

Section 8.14           Counterparts. This Agreement may be executed in one or more textually identical counterparts (including by electronic or digital signature, .pdf, .tif, ..gif, .jpg or similar attachment to email or by electronic signature service (any such delivery, an “Electronic Delivery”)), all of which shall be considered one and the same agreement and shall become effective when one or more such counterparts have been signed by each Party and delivered to the other Parties. No Party may raise the use of an Electronic Delivery to deliver a signature, or the fact that any signature or agreement or instrument was transmitted or communicated through the use of an Electronic Delivery, as a defense to the formation of a contract, and each Party forever waives any such defense, except to the extent such defense relates to lack of authenticity.

Section 8.15           No Presumption Against Drafting Party. Each of Parent, Merger Sub and the Company acknowledges that each Party to this Agreement has been represented by counsel in connection with this Agreement and the Transactions. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting Party has no application and is expressly waived.

Section 8.16           Attorney-Client Privilege. (a) All attorney-client privilege and attorney work-product protection of the Company or any of its Subsidiaries as a result of legal counsel representing the Company or any of its Subsidiaries in connection with the Transactions, (b) all documents subject to the attorney-client privilege or work-product protection described in Section 8.16 (a) and (c) all documents maintained by the Company or any of its Subsidiaries in connection with the Transactions shall, from and after the Closing, in each case be held by the Persons serving as directors of the Company immediately prior to the Closing, and their respective successors.

Section 8.17           Non-Recourse. Without limiting the rights of the Company under and to the extent provided under this Agreement, in no event will the Company seek or obtain, nor will it permit any of its Representatives to seek or obtain, nor will any Person be entitled to seek or obtain, any monetary recovery or monetary award against Parent, Merger Sub or the Guarantors with respect to this Agreement, the Commitment Letters, the Limited Guarantee or the Transactions (including any breach by the Guarantors, Parent or Merger Sub), the termination of this Agreement, the failure to consummate the Transactions or any claims or actions under applicable Law arising out of any such breach, termination or failure, other than (x) from Parent or Merger Sub to the extent expressly provided for in this Agreement, (y) the Guarantors to the extent expressly provided for in the Limited Guarantee or the Commitment Letters, as applicable, or (z) from The Nielsen Company (US), LLC to the extent provided for in the Confidentiality Agreement. Except to the extent a named party to this Agreement, the Confidentiality Agreement, the Equity Commitment Letter, the Limited Guarantee, the Debt Commitment Letter, or any other instrument, certificate, agreement, paper or document entered into in connection with the Transactions (and then only to the extent of the specific obligations undertaken by such named party herein or therein, and not otherwise), no past, present or future director, officer, employee, incorporator, member, partner, equityholder, stockholder, Financing Related Person, Affiliate, agent, attorney, advisor or representative or Affiliate of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of Company, Parent or Merger Sub under this Agreement (whether for indemnification or otherwise) or of or for any Proceeding based on, arising out of, or related to this Agreement, the Debt Financing, the Debt Financing Documents or the Transactions; provided, that, notwithstanding the foregoing, nothing in this Section 8.17 shall in any way limit or modify the rights and obligations of the Company, Parent or Merger Sub under this Agreement, the Guarantors’ obligations to the Company under the Limited Guarantee, the Guarantors’ obligations to Parent under the Equity Commitment Letter, or any Financing Related Person’s obligations to Parent under the Commitment Letters.

Section 8.18           Financing Related Person Protections. Notwithstanding anything to the contrary in this Agreement, the Parties acknowledge and agree that: (a) no Financing Related Person shall have any liability to the Company, its stockholders, any of its Affiliates, or any other Person (other than to Parent under the Debt Commitment Letter) for any losses, claims, damages, liabilities, costs or expenses (including attorneys’ fees) suffered or incurred by any Person in connection with this Agreement, the Transactions, the Debt Financing, the Debt Financing Documents, the Commitment Letters, or any of the services provided by any Financing Related Person in connection therewith, whether in law or in equity, in contract, in tort or otherwise; (b) no Financing Related Person shall be subject to any special, consequential, punitive or indirect damages or damages of a tortious nature in connection with this Agreement, the Transactions, the Debt Financing, the Debt Financing Documents, the Commitment Letters, or any of the services provided by any Financing Related Person in connection therewith; (c) each Party, on behalf of itself and its Affiliates, waives any and all claims and causes of action of any kind or description against any Financing Related Person in connection with this Agreement, the Transactions, the Debt Financing, the Debt Financing Documents, the Commitment Letters, or any of the services provided by any Financing Related Person in connection therewith (other than claims and causes of action that Parent may have under the Debt Commitment Letter); and (d) in no event will the Company, any of its Affiliates, or any other Person seek or obtain, or permit any of their Representatives to seek or obtain, any monetary recovery or monetary award against any Financing Related Person in connection with this Agreement, the Transactions, the Debt Financing, the Debt Financing Documents, the Commitment Letters, or any of the services provided by any Financing Related Person in connection therewith (other than any claims and causes of action that Parent may have under the Debt Commitment Letter).

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

NEPTUNE BIDCO US INC.

By:	/s/ George D. Callard
Name: George D. Callard
Title: President

WALLACE MERGER SUB INC.

By:	/s/ George D. Callard
Name: George D. Callard
Title: President

DOUBLEVERIFY HOLDINGS, INC.

By:	/s/ Mark Zagorski
Name: Mark Zagorski
Title: Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

Exhibit A

Certain Definitions

(a)            “Acceptable Confidentiality Agreement” means any customary confidentiality agreement that is (i) in effect as of the execution and delivery of this Agreement, in each case, or (ii) executed, delivered and effective after the execution and delivery of this Agreement that contains provisions that are not less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement (it being understood that such agreement need not contain any “standstill” or similar provisions or otherwise prohibit the making of any Acquisition Proposal), so long as in each case, the agreement does not contain any provision prohibiting or otherwise restricting the Company from making any of the disclosures required to be made by Section 5.3.

(b)            “Acquisition Proposal” means any inquiry, proposal or offer from any Person or group of Persons other than Parent or one of its Subsidiaries for (i) a merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution, share sale, disposition or similar transaction involving an acquisition of 20% or more of the business of the Company (or of any Subsidiary or Subsidiaries of the Company whose businesses constitute, or of assets of the Company Group that constitute, 20% or more of the assets of the Company Group, taken as a whole), in each case, measured by the fair market value thereof, (ii) the acquisition in any manner, directly or indirectly, of over 20% of the outstanding Shares, (iii) a tender offer or exchange offer that if consummated would result in any Person or Group (as defined in the Exchange Act) acquiring beneficial ownership of 20% or more of the outstanding Shares, in each case other than the Transactions, or (iv) any combination of the foregoing.

(c)            “Affiliate” of any Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person; provided that, prior to the Closing, (i) none of Parent or Merger Sub shall be deemed to be Affiliates of the Company or any Subsidiaries of the Company, and (ii) the Company and Subsidiaries of the Company shall not be deemed to be Affiliates of Parent or Merger Sub, in each case, for any purpose hereunder; provided, further, that with respect to Parent and Merger Sub, the term “Affiliate” as used in Section 5.6 shall not include any of the investment funds, investment vehicles or clients sponsored or advised by the Guarantors or any of their Affiliates, or any of the portfolio companies (as such term is commonly understood in the private equity industry) or other investments of any such investment fund, investment vehicle or client, other than Parent and its Subsidiaries.

(d)            “AML Laws” means all U.S. and non-U.S. Laws relating to money laundering, including financial recordkeeping and reporting requirements, which apply to the business, assets, or dealings of the Company and any related or similar Laws issued, administered or enforced by any Governmental Entity; such as, without limitation, Title 18 U.S.C. 1956, 1957, 1960; and Title 31 U.S.C. 5311, et seq. (the Bank Secrecy Act, as amended by the USA PATRIOT Act); the UK Proceeds of Crime Act of 2002; and the UK Terrorism Act of 2000, as amended.

[Exhibit A]

(e)            “Anti-Corruption Laws” means all U.S. and non-U.S. Laws relating to the prevention of corruption, bribery, or substantially similar conduct, including, without limitation, the U.S. Foreign Corrupt Practices Act of 1977, as amended, and the UK Bribery Act 2010.

(f)            “Antitrust Law” means the Sherman Antitrust Act of 1890, as amended, the Clayton Antitrust Act of 1914, as amended, the HSR Act, the Federal Trade Commission Act, as amended, foreign antitrust or competition Laws, and all other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

(g)            “Available Cash” means unrestricted cash on hand and other sources of immediately available funds of Parent that, from and after the date of determination through the Effective Time, are available to Parent for purposes of funding the Required Amount and not subject to any conditionality or other restrictions on usage.

(h)            “Business Day” means any day other than a Saturday, a Sunday or a day on which banks in New York, New York or Governmental Entities in the State of Delaware are authorized or required by applicable Law to be closed.

(i)            “Company Benefit Plan” means an “employee benefit plan” (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA), or a stock purchase, stock option, stock appreciation or other stock or stock-based rights, non-statutory severance, termination, post-termination benefit (including compensation, pension, and health and welfare benefits) employment, change-in-control, retention, transaction, savings, vacation pay, holiday pay, perquisite or other fringe benefit, bonus, incentive, deferred compensation, expatriate or relocation benefit, pension, retirement, health and welfare (including medical, dental, vision or prescription benefits, including any self-insured arrangement) and other employee benefit plan, agreement, program, policy, or arrangement, in each case whether written or unwritten, that is maintained, administered, contributed to, or sponsored by the Company or any of its Subsidiaries, or under which the Company or any of its Subsidiaries has or could reasonably be expected to have any direct or indirect obligation or contingent or actual liability, other than any “multiemployer plan” (within the meaning of Section 3(37) of ERISA) or any plan, agreement, program, policy, or arrangement maintained or sponsored by a Governmental Entity to which the Company or any Subsidiary is required to contribute pursuant to applicable Law.

(j)            “Company Committee” means a committee of the Company Board (including the Special Committee).

(k)            “Company Credit Agreement” means that certain Credit Agreement, dated as of August 12, 2024, by and among DoubleVerify, Inc., as borrower, DoubleVerify Midco, Inc., as holdings, the lenders and letter of credit issuers party thereto and JPMorgan Chase Bank, N.A., as administrative agent (as amended, restated, amended and restated, supplemented or otherwise modified from time to time).

(l)            “Company Group” means the Company and its wholly owned Subsidiaries, taken as a whole.

[Exhibit A]

(m)            “Company Required Information” means (i) the audited consolidated balance sheet of the Company as of December 31, 2025, December 31, 2024 and, if the Marketing Period has not been completed on or prior to February 11, 2027, December 31, 2026 and the related audited consolidated statements of income and cash flows for the fiscal years then ended, (ii) the unaudited condensed consolidated balance sheet of the Company as of the last date of each subsequent fiscal quarter, other than the fourth fiscal quarter in any fiscal year, ending after December 31, 2025, and at least 45 days prior to the Closing Date, and the related unaudited condensed consolidated statements of income and cash flows for the three months then ending and for the portion of the year to date reviewed by the Company’s independent auditor, (iii) historical information reasonably requested by Parent in Parent’s preparation of the pro forma financial statements referred to in Section 5.13(a)(iv) (after giving effect to the proviso thereto) and (iv) all other financial data and other information regarding the Company and its Subsidiaries that is reasonably requested by Parent (following a written request for such information from the underwriters or initial purchasers of such offering) and required for Parent to produce customary Offering Documents for high yield debt securities issued on a “Rule 144A for life” basis (but for the avoidance of doubt, excluding the Excluded Information); provided, that, notwithstanding anything to the contrary in this definition or otherwise, nothing herein shall require the Company or any of its Subsidiaries to provide (or be deemed to require the Company or any of its Subsidiaries to prepare) any (1) description of all or any portion of the Debt Financing, including any “description of notes,” “plan of distribution” and information customarily provided by investment banks or their counsel or advisors in the preparation of Offering Documents for private placements of non-convertible bonds pursuant to Rule 144A under the Securities Act, (2) risk factors including, those relating to, or any description of, all or any component of the Debt Financing, (3) financial statements or other information required by Rule 3-03(e), Rule 3-05, Rule 3-09, Rule 3-10, Rule 3-16, Rule 13-01 or Rule 13-02 of Regulation S-X or Item 302 of Regulation S-K under the Securities Act, or any segment reporting, in each case which are prepared on a basis not consistent with the Company’s reporting practices for the periods presented in the Company Required Information; any compensation discussion and analysis or other information required by Item 10, Item 402 and Item 601 of Regulation S-K under the Securities Act or XBRL exhibits; or any information regarding executive compensation or related persons related to SEC Release Nos. 33-8732A, 34-54302A and IC-27444A, (4) other information customarily excluded from Offering Documents for private placements of non-convertible high-yield bonds pursuant to Rule 144A under the Securities Act in a “Rule 144A-for-life” offering, (5) consolidating financial statements, separate Subsidiary financial statements, related party disclosures, or any segment information, including any required by FASB Accounting Standards Codification Topic 280, in each case which are prepared on a basis not consistent with the Company’s reporting practices for the periods presented in the Company Required Information, (6) financial information that the Company or its Affiliates do not maintain in the ordinary course of business (other than the historical financial statements and other historical information expressly set forth in the foregoing clauses (i) to (iv)), (7) information not reasonably available to the Company or its Affiliates under their respective current reporting systems (other than the historical financial statements and other historical information expressly set forth in the foregoing clauses (i) to (iv)) or (8) projections (the information described in this proviso, the “Excluded Information”). For the avoidance of doubt, financial statements referred to in the foregoing clauses (i) and (ii) will be prepared in accordance with GAAP and the unaudited financial statements referred to in clause (ii) will be reviewed by the independent accountants of the Company as provided in the procedures specified by PCAOB AS 4105; provided, that no opinion shall be required with respect to such review of such unaudited financial statements. It is understood and agreed that the requirements of clauses (i) and (ii) of this definition will be satisfied by the filing by the Company of the applicable financial statements on Form 10-K or Form 10-Q, as applicable, with the SEC, and such financial statements shall be deemed delivered to Parent on the earliest date on which (A) the Company posts such documents, or provides a link thereto, on its website, (B) such documents are posted on the Company’s behalf on IntraLinks/IntraAgency or another website to which Parent and the Financing Sources have access or (C) such financial statements are filed on the SEC’s EDGAR website. For the avoidance of doubt, notwithstanding anything included herein to the contrary, no Company Required Information shall be required to be provided after the satisfaction of the Marketing Period or the date on which the Debt Financing has been consummated (including, for the avoidance of doubt, if the proceeds of the Debt Financing are placed into escrow upon consummation).

[Exhibit A]

(n)            “Contract” means, with respect to any Person, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit or other instrument or obligation to which such Person or any of its Subsidiaries is a party or by which the such Person or any of its Subsidiaries or any of their respective properties are bound, other than, with respect to the Company and its Affiliates, any Company Benefit Plan.

(o)            “control” (including the terms “controlled,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

(p)            “Debt Commitment Letter” means the debt commitment letter, dated the date hereof, among Parent and the Financing Sources party thereto (including all exhibits, annexes, schedules and term sheets attached thereto), as amended, amended and restated, supplemented, replaced or otherwise modified in compliance with this Agreement (and including any joinders thereto) or as required by Section 5.13(b), pursuant to which the Financing Sources party thereto have agreed, on the terms set forth there in and subject only to the applicable Financing Conditions, to provide or cause to be provided the debt financing described therein for the purposes of financing the Transactions, including payment of the Required Amount.

(q)            “Debt Commitment Papers” means the Debt Commitment Letter and the Debt Fee Letter.

(r)            “Debt Fee Letter” means that certain fee letter relating to the Debt Financing.

(s)            “Debt Financing” means the debt financing incurred or intended to be incurred pursuant to the Debt Commitment Letter (including any debt securities issued or incurred in lieu of any bridge facility contemplated by the Debt Commitment Letter) or any Debt Financing Document.

(t)            “Debt Financing Documents” means any credit agreements, amendments or joinders to existing credit agreements, note purchase agreements, engagement letters, fee letters, indentures, guarantees, pledge and security documents and other definitive financing documents contemplated by the Debt Financing, in each case, consistent with the Debt Commitment Papers.

[Exhibit A]

(u)            “Environmental Laws” means all foreign, federal, state, or local statutes, regulations, ordinances, codes, or decrees protecting the quality of the ambient air, soil, surface water or groundwater, in effect as of the date of this Agreement.

(v)            “Environmental Permits” means all permits, licenses, registrations, and other authorizations required under applicable Environmental Laws.

(w)            “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(x)            “Financing Conditions” means the conditions precedent to the funding of Financing on the Closing Date and, in the case of the Debt Commitment Letter, expressly set forth or referred to in Exhibit D to the Debt Commitment Letter and in the sections entitled “Conditions to Initial Borrowing” in Exhibits B and C to the Debt Commitment Letter.

(y)            “Financing Related Persons” means (i) the Financing Sources, (ii) any Affiliates of the Financing Sources, (iii) the respective former, current and future officers, directors, employees, agents, attorneys, advisors, shareholders, representatives, stockholders, general or limited partners, members, controlling persons, trustees and other Representatives of each Person identified in the foregoing clauses (i) and (ii), (iv) the permitted successors and assigns of each of the Persons described in the foregoing clauses (i), (ii) and (iii) and (v) any fund or investment vehicle managed or controlled by, or under common management or control with, any Person described in clauses (i) through (iv).

(z)            “Financing Sources” means the Persons (including any lenders, agents, arrangers, bookrunners, managers, co-agents, financial institutions, institutional investors, underwriters, commitment parties or similar debt financing sources) that are party to, and have committed to provide or arrange, all or any part of the Debt Financing pursuant to the Debt Commitment Letter or any Debt Financing Document (or that have otherwise agreed to purchase securities or place securities or arrange or provide loans in lieu of the Debt Financing) and/or any additional or replacement lender, agent, arranger, bookrunner, syndication agent or other entity acting in a similar capacity for the Debt Financing (but excluding, for the avoidance of doubt, Parent and Merger Sub) and, in each case, their respective successors and assigns.

(aa)          “Foreign Investment Law” means all supranational, national or regional Laws relating to national security review or that are designed or intended to prohibit, restrict or regulate actions by foreigners to acquire interests in domestic equities, securities, entities, assets, land or interests, or otherwise to screen investments in sensitive activities from a national security perspective.

(bb)          “Government Official” means any foreign official or governmental employee, foreign political party or official thereof, or candidate for foreign political office, or any person acting in an official capacity for or on behalf of any foreign government, department, agency, or instrumentality, or on behalf of any public organization, as such terms are defined under applicable Anti-Corruption Laws.

[Exhibit A]

(cc)          “Hazardous Materials” means any materials, substances or wastes for which liability or standards of conduct are imposed pursuant to any Environmental Law, including asbestos, asbestos containing materials, polychlorinated biphenyls, per- and polyfluoroalkyl substances, petroleum or petroleum products, radioactive materials and microbial matter, urea formaldehyde and radon gas.

(dd)          “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

(ee)          “Indebtedness” means, with respect to any Person and as of any time of determination (and without duplication), all obligations (including, as applicable, the principal and accrued and unpaid interest thereon, any prepayment, redemption fees, premiums, penalties and any other amounts payable that would arise at the Closing as a result of the discharge of the obligations, including, in each case, any such amounts set forth in the Payoff Letter) of such Person consisting of: (i) any indebtedness for borrowed money; (ii) all obligations evidenced by debt securities, bonds, debentures, notes or similar instruments (but excluding performance bonds, surety bonds and similar instruments); (iii) all obligations under leases required to be treated as capital or finance leases in accordance with GAAP; (iv) all obligations with respect to earn-outs, purchase price holdbacks or similar obligations or the deferred purchase price of property, goods or services (but excluding trade payables, accrued expenses and accruals incurred in the ordinary course of business); (v) all indebtedness secured by a Lien (other than any Permitted Lien) on property or assets owned or acquired by such Person, whether or not the indebtedness secured thereby has been assumed; (vi) all reimbursement obligations with respect to letters of credit, bankers’ acceptances, performance bonds, surety bonds or similar obligations, in each case solely to the extent drawn; (vii) commitments to repurchase equity securities of such Person; (viii) all obligations in respect of currency or interest rate swaps, collars, caps, hedges, or similar arrangements; or (ix) any guarantee of any such indebtedness described in the foregoing clauses (i) through (viii) (other than, in each case, any such obligations between or among such Person and its Subsidiaries).

(ff)          “Intellectual Property” means all (i) patents and patent applications, (ii)  trademarks, service marks, trade names, and trade dress (in each case, whether registered or unregistered), and all registrations and applications to register any of the foregoing, together with the goodwill connected with the use thereof and symbolized thereby, (iii) copyrights (whether registered or unregistered), and all registrations and applications for registration of the foregoing, (iv) Internet domain names, (v) rights in computer software (whether in source code, object code, or other form) (collectively, “Software”) and (vi) confidential and proprietary information, including trade secrets and know-how.

[Exhibit A]

(gg)          “Intervening Event” means an event, occurrence, fact, change or effect that is material to the business, assets or operations of the Company and (A) was not known to, or reasonably foreseeable by, the Company Board as of the date of this Agreement (or if known or reasonably foreseeable, the magnitude or consequences of which were not known or reasonably foreseeable by the Company Board as of the date of this Agreement), which event, occurrence, fact, change or effect, or any consequence thereof, first becomes known to, or reasonably foreseeable by, the Company Board prior to the Effective Time, and (B) does not relate to (i) an Acquisition Proposal, (ii) the mere fact, in and of itself, that the Company meets or exceeds any internal or published projections, forecasts, estimates or predictions of revenue, earnings or other financial or operating metrics for any period ending on or after the date hereof (it being understood that the underlying cause of any of the foregoing in this clause (ii) may be considered and taken into account to the extent not otherwise expressly prohibited by this definition), (iii) any changes in the market price or trading volume of the Company’s capital stock or the credit rating of the Company (it being understood that the underlying cause of any of the foregoing in this clause (iii) may be considered and taken into account to the extent not otherwise expressly prohibited by this definition), or (iv) changes in general economic, political or financial conditions or markets (including changes in interest rates, exchange rates, stock, bond or debt prices).

(hh)          “IT Systems” means all information technology and communications networks and systems, including Software, that are owned or used by the Company Group.

(ii)            “knowledge” of the Company means the actual knowledge (and not imputed or constructive knowledge) of the individuals listed on Section 8.18(ii) of the Company Disclosure Letter, in each case after reasonable inquiry or investigation.

(jj)            “Lender Protective Provisions” means Section 7.2, Section 7.3, Section 7.4, Section 8.6, Section 8.7, Section 8.8, Section 8.13, Section 8.17 and Section 8.18 of this Agreement.

(kk)          “Liens” means any security interests, liens, claims, pledges, agreements, limitations in voting rights, charges, easements, licenses, or other encumbrances or similar restrictions of any kind.

[Exhibit A]

(ll)           “Marketing Period” means the first period of 15 consecutive Business Days beginning on the first Business Day after the later of (x) the date on which Parent shall have received the Company Required Information and (y) the first date on which the conditions set forth in Section 6.1 and Section 6.2 (other than those conditions that by their terms are to be satisfied at the Closing, but subject to such conditions then being capable of being satisfied) shall have been satisfied or waived, and throughout which Parent shall have the Company Required Information and such conditions shall remain satisfied or waived; provided, that: (i) if the annual or quarterly financial statements constituting Company Required Information would be required to be updated pursuant to the definition of Company Required Information, during such 15 consecutive Business Day period (and have not been updated prior to such period), then the Marketing Period shall not be deemed to commence until (and shall not be deemed to restart any earlier than) the earliest date on which the Company has furnished Parent with the applicable updated financial statements (giving effect to the second sentence of this definition); (ii) if Deloitte & Touche LLP shall have withdrawn its audit opinion with respect to any of the financial statements included in the Company Required Information, the Marketing Period shall not be deemed to commence unless and until a new audit opinion is issued with respect to such financial statements by Deloitte & Touche LLP or another nationally recognized independent public accounting firm; (iii) if any of the financial statements included in the Company Required Information shall have been restated, the Company shall have publicly announced its intent to restate any such financial statements or that any such restatement is under consideration or may be a possibility, or the Company Board shall have determined that a restatement of any such financial statements is required, then the Marketing Period shall be deemed not to resume unless and until (and shall not be deemed to restart any earlier than) such restatement has been completed or the Company has determined that no restatement shall be required in accordance with GAAP consistently applied (giving effect to the second sentence of this definition); (iv) if the Company Required Information contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained in such Company Required Information, in the light of the circumstances under which they were made, not misleading (taken as a whole and giving effect to all supplements and updates thereto), then the Marketing Period shall not be deemed to resume unless and until such Company Required Information has been updated or amended so that there is no longer any such untrue statement or omission (giving effect to the second sentence of this definition); (v) if the financial statements included in the Company Required Information are not sufficient at any time during such 15 consecutive Business Day period (giving effect to the second sentence of this definition) to permit the Company’s independent auditor to issue a customary “comfort” letter to the relevant Financing Sources, including as to customary “negative assurance” and change period comfort, in order to consummate the Debt Financing (or the Company’s independent auditor is not prepared to issue a customary comfort letter subject to their completion of customary procedures), then the Marketing Period shall not be deemed to resume unless and until the Company’s independent auditor is able to issue such customary comfort letter in order to consummate the Debt Financing; and (vi) (1) such 15 consecutive Business Day period shall not commence prior to September 8, 2026, (2) November 26, 2026 shall not count as a Business Day for such 15 consecutive Business Day period (it being understood that such exclusion under this clause (2) shall not restart such period), (3) if such 15 consecutive Business Day period has not ended on or prior to December 18, 2026, then such 15 consecutive Business Day period shall not commence prior to January 4, 2027 and (4) if such 15 consecutive Business Day period has not ended on or prior to February 11, 2027, then such 15 consecutive Business Day period shall not commence prior to the earlier of (i) the date on which the audited consolidated financial statements of Parent for the fiscal year ending December 31, 2026 have been delivered and (ii) March 15, 2027. Notwithstanding anything included herein to the contrary (other than with respect to clause (iv) above), the Company may provide updates to the Company Required Information during such Marketing Period with more recent information regarding the Company including financial statements, related financial data and information related to the financial position, results of operations, cash flows and prospects of the Company, and in such event the 15 consecutive Business Day period shall not be deemed to have been tolled or recommenced. If at any time the Company shall reasonably and in good faith believe that it has provided the Company Required Information and that the conditions described in clause (y) of the first sentence of this definition have been satisfied or waived, it may deliver to Parent a written notice to that effect (stating when it believes it completed such delivery and that such conditions have been so satisfied or waived), in which case, the requirements described in clause (x) and clause (y) of the first sentence of this definition will be deemed to have been satisfied as of the date of such notice, unless Parent in good faith reasonably believes that the Company has not completed the delivery of the Company Required Information or that such conditions have not been so satisfied or waived and, within two Business Days after the date of delivery of such notice, delivers a written notice to the Company to that effect (stating with specificity which Company Required Information the Company has not delivered or which conditions have not been so satisfied or waived) and, following delivery of such Company Required Information specified in such notice (or satisfaction or waiver of such conditions), such requirements will be deemed to have been satisfied; provided, that such written notice from Parent to the Company will not prejudice the Company’s right to assert that the Company Required Information was, in fact, delivered, that such conditions were, in fact, satisfied or waived and that the Marketing Period has commenced. Notwithstanding anything in this definition to the contrary, the Marketing Period shall be deemed to have been completed on any date on which the Debt Financing has been consummated, including if the proceeds of the Debt Financing are placed into escrow upon consummation.

[Exhibit A]

(mm)        “Material Adverse Effect” means any event, change, occurrence or effect that (x) would reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of the Company Group, taken as a whole or (y) would, or would reasonably be expected to, prevent or materially impair or materially delay the ability of the Company to consummate the Transactions; provided, that, solely for purposes of the foregoing clause (x), no event, change, occurrence or effect directly or indirectly arising out of, attributable to or resulting from any of the following, alone or in combination, shall be deemed to constitute, or be taken into account in determining whether there has been or would or could be, or would reasonably be expected to be, a Material Adverse Effect: (i) any changes in general economic or business conditions or in the financial, debt, banking, capital, currency, credit or securities markets, or in interest or exchange rates, in each case, in the United States or elsewhere in the world, (ii) any changes or developments generally affecting any of the industries in which the Company Group operates, including due to changes in applicable Law or the issuance of any executive orders or other proposed or binding directives issued by any Governmental Entity or other governmental activity (including any imposition of new tariffs, duties, trade restrictions, or import/export regulations by a Governmental Entity or any retaliatory measures enacted in response thereto), in each case, after the date hereof, (iii) any changes or proposed changes in GAAP or in applicable accounting regulations or principles, or in interpretations of any of the foregoing, in each case, after the date hereof, (iv) any changes in political, geopolitical, legal, Tax, or regulatory conditions, including any outbreak, continuation or escalation of any military conflict, declared or undeclared war, armed hostilities (including the war in Ukraine and the conflicts in the Middle East (including hostilities in Iran, Israel, the Palestinian territories, Yemen and southern Lebanon)), civil unrest, public demonstrations or acts of foreign or domestic terrorism, or any escalation or worsening of, or responses to, any such conditions, and any sanctions or other applicable Laws, directives, policies, guidelines or recommendations promulgated by any Governmental Entity in connection therewith, (v) any change in the price or trading volume of the Company’s stock, in and of itself (provided, that the facts or occurrences giving rise to or contributing to such change that are not otherwise excluded from the definition of “Material Adverse Effect” may be taken into account in determining whether there has been a Material Adverse Effect), (vi) any failure by the Company Group to meet internal, published or analysts’ projections, forecasts or revenue or earnings predictions, in and of itself (provided, that the facts or occurrences giving rise to or contributing to such failure that are not otherwise excluded from the definition of “Material Adverse Effect” may be taken into account in determining whether there has been a Material Adverse Effect), (vii) any natural or manmade disasters or calamities, weather conditions including hurricanes, floods, tornados, tsunamis, earthquakes and wild fires, “acts of God”, regional, national or international cyber outages or other force majeure events, or any escalation or worsening of, or responses to, such conditions, (viii) global health conditions, including any epidemic, pandemic or outbreak of disease or public health event (including COVID-19, monkeypox and Ebola (or similar viruses)), or any escalation or worsening of such conditions, (ix) any other regional, national or international calamity, crisis or emergency, including any government shutdown, default or other similar event or occurrence by or involving any Governmental Entity or any change in government funding, budgeting or fiscal policy, whether or not caused by any Person, (x) the announcement, pendency or consummation of this Agreement or the Transactions, the identity of the parties to this Agreement or any facts or circumstances relating to Parent, Merger Sub or any of their Affiliates (or any actions taken by Parent, Merger Sub or any of their Affiliates or the announcement or other disclosure of such Persons’ plans or intentions with respect to the conduct of the business of the Company Group after the Closing), including the initiation of litigation by any stockholder of the Company (or a derivative or similar claim) to the extent asserting allegations of breach of fiduciary duty or under securities laws relating to this Agreement or the Transactions (it being understood that this clause (x) shall not apply with respect to any representation or warranty contained in this Agreement to the extent that the purpose of such representation or warranty is to address the consequences resulting from the execution and delivery of this Agreement or the consummation of the Transactions), (xi) any action taken (or not taken) by the Company or any of its Subsidiaries, in each case which is expressly required to be taken (or not taken) by this Agreement, including any inaction in compliance with the express provisions of Section 5.1, and (xii) any actions taken (or omitted to be taken) at the express written request or with the express written consent of Parent or Merger Sub, except, in the case of clauses (i), (ii), (iii), (vii), (viii) and (ix), to the extent the Company Group is materially disproportionately affected thereby relative to other participants in the industry or industries in which the Company Group operates (in which case only the incremental disproportionate effect or effects may be taken into account in determining whether there has been, would be or would reasonably be expected to be, a Material Adverse Effect).

[Exhibit A]

(nn)         “Offering Documents” means prospectuses, private placement memoranda, offering memoranda, information memoranda, syndication memoranda and packages and lender and investor presentations in each case to the extent the same are customary and required in connection with the Debt Financing.

(oo)         “Open Source Software” means any Software that is licensed pursuant to (i) any license that meets the Open Source Definition (as promulgated by the Open Source Initiative) or the Free Software Definition (as promulgated by the Free Software Foundation), including the GNU General Public License (GPL), the GNU Lesser General Public License (LGPL), the GNU Affero General Public License (AGPL), the MIT License, the Apache License, and any BSD license, or (ii) any other license for Software that requires, as a condition of the use, modification, or distribution of Software subject to such license, that such Software or other Software combined or distributed with such Software be (A) disclosed or distributed in source code form, (B) licensed for the purpose of making derivative works, or (C) redistributable at no charge.

(pp)         “Owned Intellectual Property” means all Intellectual Property owned or purported to be owned by the Company or any of its Subsidiaries.

(qq)         “Parent Material Adverse Effect” means any event, change, occurrence or effect that, individually or in the aggregate, would, or would reasonably be expected to, prevent, materially delay, or materially impede the performance by Parent or Merger Sub of its obligations under this Agreement or the consummation of the Transactions prior to the Termination Date on the terms set forth in this Agreement.

[Exhibit A]

(rr)           “Payoff Letter” means, with respect to the Company Credit Agreement, a customary payoff letter, in form and substance reasonably acceptable to Parent, executed by the lenders (or their duly authorized agent or representative) thereto.

(ss)          “Permitted Liens” means: (i) Liens for Taxes, assessments and other governmental levies, fees or charges which are not due and payable as of the Closing Date or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been established in accordance with GAAP; (ii) mechanics, carrier’s, repairer’s, worker’s, warehouseman’s, materialmen’s and similar Liens for amounts which are not delinquent and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; (iii) zoning, planning, entitlement, building codes and other land use Laws regulating the use or occupancy of real property or the activities conducted thereon which are imposed by any Governmental Entity having jurisdiction over such real property which are not violated by the current use or occupancy of such real property or the operation of the business of the Company Group as currently conducted; (iv) to the extent terminated in connection with the Closing, Liens securing payment, or any other obligations, of the Company Group with respect to Indebtedness for borrowed money; (v) Liens and restrictions on real property (including easements, covenants, conditions, restrictions, rights of way, defects, irregularities or imperfections of title, encroachments, Permits and other similar matters) which do not materially impair the use or occupancy of such real property; (vi) all matters of record and any state of facts that would be shown by an accurate survey or inspection of real property; (vii) licenses to Intellectual Property granted in the ordinary course of business; (viii) Liens securing rental payments under capital lease agreements; (ix) any right, interest, Lien or title of a lessor or sublessor under a lease, sublease or occupancy agreement or in the property being leased; (x) Liens arising in the ordinary course of business and not incurred in connection with the borrowing of money; (xi) Liens arising under worker’s compensation, unemployment insurance, social security, retirement or similar Laws; (xii) Liens described in Section 1.1(a) of the Company Disclosure Letter; and (xiii) any Liens (other than Liens securing Indebtedness for borrowed money) that do not materially and adversely affect the continued ownership, rights to use or operation (as applicable) of the applicable property or assets subject thereto in the conduct of business of a Person and its Subsidiaries as currently conducted.

(tt)           “Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including any Governmental Entity.

(uu)          “Personal Information” means any information defined as “personal data”, “personally identifiable information” or “personal information” or any functional equivalent of these terms relevant under any Privacy Law, including but not limited to information that identifies, relates to, describes, locates or is reasonably capable of being associated with, or could reasonably be linked with a natural Person or that, in combination with other data reasonably available to the Company Group, can be used to identify or locate a natural Person.

(vv)          “Process,” “Processed” or “Processing” means any operation or set of operations performed, whether by manual or automated means, on data (including Personal Information) or on sets of data (including Personal Information), including the collection, use, sale, storage, safeguarding, transfer, disclosure, analysis, deletion, disposal, or modification thereof.

[Exhibit A]

(ww)        “Prohibited Modifications” means any amendment, replacement, modification, assignment, termination or waiver to be made to, or consent to any waiver of, any provision of or remedy under the Debt Commitment Papers that would or would reasonably be expected to (i) reduce the aggregate net cash amount of the Debt Financing (including by increasing the amount of fees to be paid or original issue discount) to an amount that, together with Available Cash, is less than the Required Amount, (ii) impose new or additional (or expand or adversely amend or modify any existing) conditions to the Debt Financing or otherwise add, expand, amend or modify any other provision of the Debt Commitment Papers, in each case, in a manner that would or would reasonably be expected to delay or prevent the funding of the Debt Financing (or satisfaction of the conditions to any of the Debt Financing) at the Effective Time, (iii) delay or make less likely the funding of all or a portion of the Debt Financing (or satisfaction of the conditions to the Debt Financing) on or prior to the Effective Time, (iv) adversely impact the ability of Parent or Merger Sub or any of their respective Affiliates to enforce their respective rights against the Financing Sources or any other parties to the Debt Commitment Papers or the Debt Financing Documents or (v) otherwise adversely affect the ability of Parent or Merger Sub or any of their respective Affiliates to timely consummate the Transactions.

(xx)          “Representatives” means, with respect to any Person, the directors, officers, employees, investment bankers, attorneys, accountants and other representatives and advisors of such Person.

(yy)         “Sanctioned Country” means any country, territory, geographical region or jurisdiction that is the subject or target of a comprehensive embargo under Sanctions (including Cuba, Iran, North Korea, Syria (until July 1, 2025), and the Crimea, so-called Donetsk People’s Republic, so-called Luhansk People’s Republic, Kherson, and Zaporizhzhia regions of Ukraine).

(zz)          “Sanctioned Person” means any Person that is the subject or target of any Sanctions, including any Person: (a) listed in any applicable U.S. or non-U.S. Sanctions-related list, including the Office of Foreign Assets Control (“OFAC”)-administered Specially Designated Nationals and Blocked Persons List; (b) located, organized or resident, or has a principal place of business in a Sanctioned Country; (c) any entity that is, in the aggregate, fifty percent (50%) or greater owned or otherwise controlled by one or more Persons described in clause (a); or (d) any Governmental Entity of a Sanctioned Country or the Government of Venezuela.

(aaa)        “Sanctions” means any economic or financial sanctions or trade embargoes administered, imposed or enforced from time to time by the United Nations Security Council, the United States (including the U.S. Department of State or OFAC), the European Union, the United Kingdom (including His Majesty’s Treasury), or any other Governmental Entity with jurisdiction over the Company or its Subsidiaries.

(bbb)        “Subsidiary” means, with respect to any Person, any other Person (i) of which stock or other equity interests having ordinary voting power to elect more than 50% of the board of directors or other governing body are owned, directly or indirectly, by such first Person or (ii) in which such first Person beneficially owns more than 50% of the voting stock (or of any other form of voting or controlling equity interest in the case of a Person that is not a corporation), in each case, directly or indirectly through one or more other Persons.

[Exhibit A]

(ccc)        “Superior Proposal” means a bona fide written Acquisition Proposal on terms which the Company Board or the Special Committee determines in good faith, after consultation with the Company’s outside legal counsel and financial advisors, (i) taking into account all legal, financial, regulatory, and other aspects of the Acquisition Proposal, the conditionality, timing and likelihood of consummation thereof, is reasonably likely to be consummated in accordance with its terms and (ii) if consummated to be more favorable from a financial point of view to the holders of Shares than the Transactions (taking into account any revisions to the terms of this Agreement, the Limited Guarantee and the Commitment Letters proposed by Parent in writing prior to the time of such determination in accordance with the terms and conditions of Section 5.3(d)); provided that for purposes of the definition of “Superior Proposal,” the references to “20%” in the definition of Acquisition Proposal shall be deemed to be references to “50%”.

(ddd)       “Supporting Stockholder” means each of Providence VII U.S. Holdings L.P. and Providence Butternut Co-Investment L.P.

(eee)        “Tax Returns” means all domestic or foreign (whether national, federal, state, provincial, local or otherwise) returns, declarations, statements, reports, schedules, forms and information returns relating to Taxes, including any amended tax return, claim for refund, attached schedules, or declaration of estimated Taxes.

(fff)          “Taxes” means federal, state, provincial, local or foreign taxes of whatever kind or nature imposed by a Governmental Entity, including all interest, penalties and additions imposed with respect to such amounts, and any and all other similar assessments, fees or charges in the nature of a tax imposed by any Governmental Entity.

(ggg)       “Trade Controls Laws” means all applicable Laws relating to export, reexport, transfer, and import controls and anti-boycott Laws, including those administered by the United States (including by the U.S. Department of Commerce, the U.S. Department of State, or U.S. Customs and Border Protection), the European Union, or any other Governmental Entity with jurisdiction over the Company Group.

(hhh)       “Transactions” means the transactions contemplated by this Agreement, including the Merger.

(iii)           “United States” or “U.S.” means the United States of America.

(jjj)           “Willful Breach” means, with respect to any agreement or covenant in this Agreement, an intentional act or omission (including a failure to cure circumstances) where the breaching Party knows such action or omission is or would reasonably be expected to result in a material breach of this Agreement, it being understood that such term shall include, in any event, the failure to consummate the Closing when required to do so by this Agreement or the failure to take actions required by this Agreement the failure of which to be taken would reasonably be expected to result in a failure of the Closing to occur.

[Exhibit A]

Exhibit B

THIRD AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION

OF

DOUBLEVERIFY HOLDINGS, INC.
(a Delaware corporation)

Article I
NAME

The name of the corporation is DoubleVerify Holdings, Inc. (the “Corporation”).

Article II
AGENT

The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle, 19801. The name of its registered agent at such address is The Corporation Trust Company.

Article III
PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

Article IV
STOCK

The Corporation shall be authorized to issue one class of stock to be designated Common Stock. The total number of shares of Common Stock which the Corporation shall have authority to issue is 100, and each such share shall have a par value of $0.0001.

Article V
DIRECTORS

Section 5.1            Number. Except as otherwise provided for or fixed pursuant to the provisions of this Certificate of Incorporation, the number of directors of the Corporation shall be fixed by or in the manner provided in the Amended and Restated Bylaws of the Corporation (as the same may be further amended or restated from time to time, the “Bylaws”).

Section 5.2             Election. Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

[Exhibit B]

Article VI
EXISTENCE

The Corporation shall have perpetual existence.

Article VII
AMENDMENT

Section 7.1             Amendment of Certificate of Incorporation. The Corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by the laws of the State of Delaware, and all powers, preferences and rights of any nature conferred upon stockholders, directors or any other persons by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to this reservation.

Section 7.2             Amendment of Bylaws. In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the board of directors of the Corporation (the “Board of Directors”) is expressly authorized to adopt, amend or repeal the Bylaws of the Corporation.

Article VIII
LIABILITY OF DIRECTORS

Section 8.1             No Personal Liability. To the fullest extent permitted by the DGCL as the same exists or as may hereafter be amended, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

Section 8.2             Indemnification. To the fullest extent permitted by the DGCL, the Corporation shall indemnify and advance expenses to the directors and officers of the Corporation, provided that, except as otherwise provided in the Bylaws, the Corporation shall not be obligated to indemnify or advance expenses to a director or officer of the Corporation in respect of an action, suit or proceeding (or part thereof) instituted by such director or officer, unless such action, suit or proceeding (or part thereof) has been authorized by the Board of Directors. The rights provided by this Section 8.2 of Article VIII shall not limit or exclude any rights, indemnities or limitations of liability to which any director or officer of the Corporation may be entitled, whether as a matter of law, under the Bylaws, by agreement, vote of the stockholders, approval of the directors of the Corporation or otherwise.

Section 8.3             Amendment or Repeal. Any amendment, alteration or repeal of this Article VIII that adversely affects any right of a director shall be prospective only and shall not limit or eliminate any such right with respect to any proceeding involving any occurrence or alleged occurrence of any action or omission to act that took place prior to such amendment, alteration or repeal.

[The remainder of this page has been left intentionally blank.]

[Exhibit B]

IN WITNESS WHEREOF, the undersigned, being an officer of the Corporation, has executed, signed and acknowledged this Third Amended and Restated Certificate of Incorporation on this [______] day of [____], 202[_].

/s/
[●]

[Exhibit B]

Exhibit C

VOTING AND SUPPORT AGREEMENT

This VOTING AND SUPPORT AGREEMENT, dated as of August 6, 2026 (this “Agreement”) is entered into among Neptune BidCo US Inc., a Delaware corporation (“Parent”), and the undersigned stockholders (each, a “Stockholder” and collectively the “Stockholders”) of DoubleVerify Holdings, Inc., a Delaware corporation (the “Company”). Capitalized terms used but not defined herein shall have the respective meanings set forth in the Merger Agreement (as defined below).

WHEREAS, as of the date hereof, the Company, Parent, and Wallace Merger Sub Inc., a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub”), entered into an Agreement and Plan of Merger (as it may be amended from time to time, the “Merger Agreement”), pursuant to which (among other things and subject to the terms and conditions set forth therein) (i) Merger Sub will be merged with and into the Company (the “Merger”), and (ii) all Shares shall be converted into the right to receive the Merger Consideration and automatically cancelled upon conversion subject to the terms and conditions of the Merger Agreement;

WHEREAS, as a condition and material inducement to the willingness of Parent and Merger Sub to enter into the Merger Agreement, the Stockholders have agreed to enter into this Agreement; and

WHEREAS, as of the date hereof, the Stockholders are the record owners or beneficial owners of the number of Shares set forth opposite their respective names on Exhibit A hereto (together with such additional Shares of the Company that such Stockholder has the right to vote (or to direct the vote of) as of an applicable record date after the date hereof and prior to the earlier of the Closing or the termination of this Agreement, such Stockholder’s “Covered Shares”).

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent and each of the Stockholders hereby agree as follows:

1.       Agreement to Vote. During the term of this Agreement, each Stockholder agrees that, with respect to each Covered Share that such Stockholder is entitled to vote, such Stockholder shall, and shall cause any other holder of record of any such Covered Shares to, at any meeting of the stockholders of the Company (whether annual or special and whether or not an adjourned or postponed meeting, or any action by written consent in lieu of a meeting) or in any other circumstances upon which a vote, consent or other approval of the Stockholders is sought: (i) when a meeting concerning the Transactions is held, appear at such meeting or otherwise cause all such Covered Shares to be counted as present thereat for the purpose of establishing a quorum; (ii) vote (or cause to be voted, including by proxy or by delivering a written consent) all such Covered Shares in favor of (x) the Merger and the adoption of the Merger Agreement and each of the other Transactions, (y) any other actions presented at any meeting of the stockholders of the Company (whether annual or special and whether or not an adjourned or postponed meeting, or any action by written consent in lieu of a meeting) that are necessary to consummate the transactions contemplated by the Merger Agreement and (z) the approval of any proposal to adjourn or postpone such meeting to a later date, if there are not sufficient votes for the adoption of the Merger Agreement on the date on which such meeting is held; and (iii) vote (or cause to be voted) all such Covered Shares against any other proposal (including any Acquisition Proposal or Alternative Acquisition Agreement), action or agreement that would reasonably be expected to impede, interfere with, delay, postpone or adversely affect the Merger or any of the Transactions. For the avoidance of doubt, each Stockholder shall retain at all times the right to vote its Covered Shares in its sole discretion on any matter other than those set forth in this Section 1.

2.       Covenants of the Stockholders.

(a)               Except in accordance with the terms of this Agreement, each Stockholder hereby covenants and agrees that during the term of this Agreement, such Stockholder (in its capacity as such and not in any other capacity) will not (i) other than any Exempt Transfer, directly or indirectly, sell, transfer, give, assign or otherwise dispose of (collectively, “Transfer”), or enter into any contract, option or other arrangement or understanding with respect to the Transfer of, any Covered Shares (or any right, title or interest to or in any Covered Shares), (ii) deposit any of the Covered Shares into a voting trust or enter into a voting agreement or arrangement with respect to the Covered Shares or grant any proxy or power of attorney with respect thereto, (iii) agree (whether or not in writing) to take any of the actions referred to in the foregoing clause (i) or (ii) of this Section 2(a), (iv) knowingly take any action that would make any representation or warranty of such Stockholder contained herein untrue or incorrect or have the effect of preventing or disabling the Stockholder from performing its obligations under this Agreement or (v) encourage or solicit any holder of Shares to vote in opposition to the Transactions. Any Transfer in violation of the foregoing shall be null and void ab initio. An “Exempt Transfer” means any Transfer to another corporation, partnership, limited liability company, trust or other business entity that is a controlled Affiliate of such Stockholder or to any investment fund or other entity controlling, controlled by, managing or managed by or under common control with such Stockholder or Affiliates of such Stockholder (including, for the avoidance of doubt, where such Stockholder is a partnership, to its general partner or a successor partnership or fund, or any other funds managed by such partnership), provided, that prior to such Exempt Transfer becoming effective, such transferee will execute a joinder to this Agreement in form and substance reasonably satisfactory to Parent and which shall bind such transferee to all of the obligations of a Stockholder herein, provided, further, that the transferor Stockholder shall remain liable for any failure of such transferee to comply with or perform its obligations under this Agreement and such Stockholder shall remain subject to its obligations hereunder, including, for example, if such Exempt Transfer occurs following the record date for any vote of Company stockholders, the Stockholder shall take all action required to ensure the Covered Shares are voted in accordance with Section 1.

(b)                No such Stockholder shall exercise, and hereby irrevocably and unconditionally waives, any statutory rights (including under Section 262 of the DGCL) to demand appraisal of any Covered Shares that may arise in connection with the Merger.

(c)                No such Stockholder shall, directly or indirectly, (i) initiate, seek, solicit or knowingly facilitate or encourage any discussions, inquiries, proposals or offers that constitute, or would reasonably be expected to lead to, an Acquisition Proposal, (ii) enter into, engage, continue or otherwise participate in any negotiations or discussions, provide or cause to be provided any non-public information or data relating to the Company or any of its Subsidiaries, or afford access to the books or records or officers of the Company Group, in each case for the purpose of encouraging or knowingly facilitating the making, submission or announcement of any proposal or inquiry that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal, (iii) enter into any letter of intent, memorandum of understanding, agreement in principle or other agreement (whether written or oral, binding or non-binding, preliminary or definitive) providing for any Acquisition Proposal or enter into any agreement requiring the Company to abandon, terminate or fail to consummate the transactions contemplated by this Agreement or (iv) endorse, approve or recommend any proposal that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal; provided, that such Stockholder may participate in discussions and negotiations with any Person with whom the Company Board has determined to engage in discussions and negotiations, and with whom the Company Board is then engaging in discussions and negotiations, in each case pursuant to and in compliance with Section 5.3 of the Merger Agreement.

(d)                Each Stockholder hereby agrees not to commence or participate in any Action against Parent, the Company or any of their respective Subsidiaries or successors: (a) challenging the validity of, or seeking to enjoin or delay the operation of, any provision of this Agreement or the Merger Agreement (including any claim seeking to enjoin or delay the Closing) or (b) to the fullest extent permitted under applicable Law, alleging a breach of any duty of the Company Board or Parent in connection with the Merger Agreement, this Agreement or the Transactions. Notwithstanding the foregoing, nothing in this Agreement shall restrict or prohibit such Stockholder, its Representatives or their Affiliates from (i) participating as a defendant, or asserting counterclaims or defenses, in any action or proceeding brought or claims asserted against it or any of its Representatives or Affiliates relating to this Agreement, the Merger Agreement or the Transactions contemplated by this Agreement or the Merger Agreement, (ii) participating in any Action brought by the Company against Parent or any of its Affiliates, or (iii) enforcing their respective rights under this Agreement or the Merger Agreement.

2

3.       Public Announcement. Unless the Company Board or a Company Committee has made an Adverse Recommendation Change, no Stockholder shall make any public announcement or statement that contradicts or disagrees with the terms of this Agreement, including the fact that such Stockholder is supporting the Transactions, except as required by applicable Law or the rules and regulations of the NYSE or in connection with any announcement or statement by the Company as required or permitted by the Merger Agreement. Each Stockholder acknowledges and agrees to the publication and disclosure by the Company and/or Parent of such Stockholder’s identity and holdings of the Covered Shares, the nature of such Stockholder’s commitments, arrangements and understandings under this Agreement (including, for the avoidance of doubt, the disclosure of this Agreement and any communications in connection therewith) and other information that the Company and/or Parent reasonably determines is required to be disclosed by applicable Law in any press release, legal proceeding or any other disclosure document in connection with the Transactions (including all documents filed or furnished with the SEC), subject to, in the case of a disclosure by Parent and to the extent reasonably practicable and legally permissible, the prior written consent of such Stockholder, not to be unreasonably withheld, conditioned or delayed.

4.       Termination. This Agreement shall terminate upon the earliest of (a) the valid termination of the Merger Agreement in accordance with its terms, (b) the Effective Time, (c) any amendment to the Merger Agreement that is effected without the Stockholders’ prior written consent and that reduces the amount of the Merger Consideration or is otherwise materially adverse to stockholders of the Company, (d) receipt by the Company of the Required Company Stockholder Approval, and (e) the mutual written consent of the parties hereto. Upon termination of this Agreement, no party shall have any further obligations or liabilities under this Agreement; provided, however, that nothing set forth in this Section 4 shall relieve any party from liability for any willful and material breach of this Agreement prior to termination hereof; provided, further, that in the event of a termination of this Agreement pursuant to the foregoing clause (d), (x) Section 3 of this Agreement shall survive such termination through the earlier of (a) the date on which the Merger is consummated and (b) the date on which the Merger Agreement is terminated in accordance with its terms without the Merger having occurred and (y) Section 2(d) shall survive such termination.

5.	Representations and Warranties.

(a)    Representations and Warranties of Parent. Parent hereby represents and warrants to the Stockholders as follows:

(i)                 Valid Existence. Parent is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted.

(ii)               Authority Relative to This Agreement. Parent has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement by Parent have been duly and validly authorized by all necessary corporate action and no other proceedings on the part of Parent are necessary to authorize this Agreement. This Agreement has been duly and validly authorized, executed and delivered by Parent and, assuming due authorization, execution and delivery by the Stockholders, constitutes a legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, subject to the Enforceability Exceptions.

3

(b)    Representations and Warranties of the Stockholders. Each Stockholder hereby, severally and not jointly and severally, represents and warrants as follows:

(i)        Existence, Power; Binding Agreement. Such Stockholder is validly existing and in good standing under the laws of the jurisdiction of its formation and has the requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by such Stockholder and, assuming due authorization, execution and delivery by Parent, constitutes a legal, valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms, subject to the Enforceability Exceptions.

(ii)      No Conflicts. Except for filings required under, and compliance with other applicable requirements of, the Exchange Act and the rules and regulations of the NYSE, (A) no filing with, and no permit, authorization, consent or approval of, any Governmental Entity is necessary on the part of such Stockholder for the execution and delivery of this Agreement by such Stockholder and the consummation by such Stockholder of the transactions contemplated hereby and (B) neither the execution and delivery of this Agreement by such Stockholder nor the consummation by such Stockholder of the transactions contemplated hereby or compliance by such Stockholder with any of the provisions hereof shall (1) conflict with or violate any provision of its certificate of limited partnership or operating agreement (or similar organizational documents) of such Stockholder, (2) result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any material contract of such Stockholder or result in the creation of any Liens, other than any Liens that would not adversely affect the ability of such Stockholder to perform fully its obligations hereunder with respect to its applicable Covered Shares, or (3) violate any Law, judgment, order or decree applicable to such Stockholder or any of its properties or assets, except in the case of (2) or (3) for violations, breaches or defaults that would not in the aggregate materially impair the ability of such Stockholder to perform its obligations hereunder.

(iii)    No Inconsistent Agreements. Such Stockholder (A) has not entered into any voting agreement or voting trust with respect to the Covered Shares that is inconsistent with its obligations pursuant to this Agreement, (B) has not granted a proxy or power of attorney with respect to the Covered Shares that is inconsistent with its obligations pursuant to this Agreement and (C) has not entered into any agreement or undertaking that is otherwise inconsistent with its obligations pursuant to this Agreement.

(iv)     Covered Shares. As of the record date for the Company Stockholder Meeting (the “Record Date”) and the date hereof, such Stockholder is the sole record and beneficial owner of (as defined in Rule 13d-3 under the Exchange Act), and has good and valid title to, all of its Covered Shares. As of the Record Date and the date hereof, such Stockholder has the requisite voting power, power of disposition, power to issue instructions with respect to the matters set forth herein and power to agree to all of the matters set forth in this Agreement necessary to take all actions required under this Agreement, in each case, with respect to all of the Covered Shares held by such Stockholder (except as otherwise permitted in connection with this Agreement), with no limitations, qualifications or restrictions on such rights (in each case other than as permitted under this Agreement), subject to applicable federal securities laws and those arising under the terms of this Agreement.

4

(v)       No Arrangements. Except for a confidentiality agreement, neither such Stockholder, nor any of its controlled Affiliates, is a party to any Contract or other arrangement or understanding (whether or not binding), with the Company or any stockholder, director, officer or other controlled Affiliate (or their respective officers and directors) of the Company or any of its Subsidiaries solely relating to the Merger Agreement, the Merger or any other transactions contemplated by the Merger Agreement or this Agreement, except as expressly set forth in or contemplated by the Merger Agreement or this Agreement.

6.    Stockholder Capacity. This Agreement is being entered into by each Stockholder solely in its capacity as an owner of record of the Covered Shares, and nothing in this Agreement shall restrict or limit the ability of such Stockholder or any Affiliate of such Stockholder, or any Representative of such Stockholder who is a director, officer or employee of the Company to take any action in his or her capacity as a director, officer or employee of the Company, including the exercise of fiduciary duties to the Company or its stockholders.

7.    Amendment. This Agreement may not be amended, modified or waived in any manner, except by an instrument in writing specifically designated as an amendment or waiver, as applicable, hereto, signed by (i) each of the parties and the Company, in the case of an amendment or modification or (ii) the waiving party, in the case of a waiver. No failure or delay by any party exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The Company is an express third party beneficiary of, is intended to benefit from, and may enforce its right under, this Section 7.

8.    Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, (b) on the date of transmittal if sent by email (provided, that (i) no automatic “bounce back” or similar automatic message of non-delivery is received with respect thereto and (ii) any communication sent by email on either (x) a non-Business Day or (y) any Business Day after 5:00 p.m. (recipient’s local time) shall, in the case of each of (x) and (y), be deemed to have been sent at 9:00 a.m. (recipient’s local time) on the next Business Day), (c) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (d) on confirmed receipt if delivered by registered or certified mail, return receipt requested, postage prepaid. Each party hereto agrees that notice or the service of process in any action, suit or proceeding arising out of or relating to this Agreement shall be properly served or delivered if delivered to the addresses of the parties, (i) in the case of Parent, as set forth in the Merger Agreement and (ii) in the case of the Stockholders, on its signature page to this Agreement or such other address as may be designated by such Stockholder in writing to Parent.

9.       Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law. If any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and the parties will negotiate in good faith in order to substitute a suitable and equitable provision therefor in order to carry out as closely as possible, so far as may be valid and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

10.   Entire Agreement. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof, and supersedes all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings among the parties with respect to the subject matter hereof and thereof.

5

11.   Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any party without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and permitted assigns.

12.   Rules of Construction. The parties to this Agreement have been represented by counsel during the negotiation and execution of this Agreement and waive the application of any Laws or rules of construction providing that ambiguities in any agreement or other document will be construed against the party drafting such agreement or other document.

13.   Governing Law; Consent to Jurisdiction.

(a) This Agreement and all disputes or controversies arising out of or relating to this Agreement or the Transactions shall be governed by, and construed in accordance with, the internal Laws of the State of Delaware, without regard to the Laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Delaware.

(b) Each party irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement or the Transactions brought by any party or its Affiliates against any other party or its Affiliates shall be brought and determined in the Court of Chancery of the State of Delaware; provided, that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then any such legal action or proceeding may be brought in any federal court located in the State of Delaware or any other Delaware state court. Each party hereby irrevocably submits to the exclusive jurisdiction and venue of the aforesaid courts (and any proper appellate courts therefrom) for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the Transactions. Each party agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each party further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each party hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the Transactions, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

14.   WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PROVIDED BY LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM, ACTION OR PROCEEDING (WHETHER IN CONTRACT, TORT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THE FOREGOING WAIVER, (C) IT MAKES THE FOREGOING WAIVER VOLUNTARILY AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 14.

6

15.   Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement were not performed in accordance with the terms hereof and that the parties hereto shall be entitled to specific performance of the terms hereof and injunctive and other equitable relief, in addition to any other remedy at law or equity, without posting any bond or other undertaking.

16.   Further Assurances. From time to time, at the request of any party hereto, and without further consideration, each other party shall promptly execute and deliver such additional documents and take all such further action as may be reasonably required to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

17.   Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

18.   Counterparts. This Agreement may be executed in one or more textually identical counterparts (including by electronic or digital signature, .pdf, .tif, .gif, .jpg or similar attachment to email or by electronic signature service (any such delivery, an “Electronic Delivery”)), all of which shall be considered one and the same agreement and shall become effective when one or more such counterparts have been signed by each party and delivered to the other parties. No party may raise the use of an Electronic Delivery to deliver a signature, or the fact that any signature or agreement or instrument was transmitted or communicated through the use of an Electronic Delivery, as a defense to the formation of a contract, and each party forever waives any such defense, except to the extent such defense relates to lack of authenticity.

[This page is intentionally left blank.]

7

IN WITNESS WHEREOF, Parent and each Stockholder have executed or caused to be executed this Agreement as of the date first written above.

NEPTUNE BIDCO US INC.

By:	/s/ George D. Callard
Name: George D. Callard
Title: President

PROVIDENCE VII U.S. HOLDINGS L.P.

By:	Providence Equity GP VII-A L.P., its general partner; PEP VII-A International Ltd., its general partner

By:	/s/ Sarah N. Conde
Name: Sarah N. Conde
Title: General Counsel, Managing Director and Chief Compliance Officer

PROVIDENCE BUTTERNUT CO-INVESTMENT L.P.

By:	Providence Equity GP VII-A L.P., its general partner; PEP VII-A International Ltd., its general partner

By:	/s/ Sarah N. Conde
Name: Sarah N. Conde
Title: General Counsel, Managing Director and Chief Compliance Officer

8

Exhibit A

Stockholder	Shares
Providence VII U.S. Holdings L.P.	18,173,777
Providence Butternut Co-Investment L.P.	117,131